UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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PNM Resources, Inc.
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PNM Resources

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2023

PNM Resources, Inc. 414 Silver Ave. SW Albuquerque, NM 87102-3289 www.pnmresources.com

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders: The 2023 Annual Meeting of shareholders of PNM Resources, Inc. will be held as follows:

DATE AND TIME:	Tuesday, May 9, 2023, at 9:00 a.m. Mountain Time (Meeting Room doors open at 8:15 a.m.)
PLACE:	PNM Resources, Inc. Corporate Headquarters - 4th Floor 414 Silver Avenue SW Albuquerque, New Mexico 87102
WHO CAN VOTE:	You may vote if you were a shareholder of record as of the close of business on March 20, 2023.
ITEMS OF BUSINESS:
(1) Elect as directors the nine director nominees named in the proxy statement.
(2) Ratify appointment of KPMG LLP as our independent registered public accounting firm for 2023.
(3) Approve the PNM Resources, Inc. 2023 Performance Equity Plan.
(4) Approve, on an advisory basis, the compensation of our named executive officers.
(5) Vote, on an advisory basis, on frequency of future “Say-on-Pay” advisory votes.
(6) Consider any other business properly presented at the meeting.

VOTING:	On March 28, 2023, we began mailing to our shareholders either (1) a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet or (2) a printed copy of our proxy materials.

After reading the proxy statement, please promptly vote by telephone or internet or by signing and returning the proxy card so that we can be assured of having a quorum present at the meeting and your shares may be voted in accordance with your wishes. See the questions and answers beginning on page 84 of our proxy statement about the meeting (including how to listen to the meeting by webcast), voting your shares, how to revoke a proxy, how to vote shares in person and via the internet and attendance information.
By Order of the Board of Directors Patricia K. Collawn Chair and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2023:

This Notice of Annual Meeting; our 2023 proxy statement; our 2022 Annual Report on Form 10-K; a shareholder letter from Patricia K. Collawn, our Chair and CEO; and stock performance graph are available at www.proxyvote.com and www.pnmresources.com/asm/annual-proxy.cfm.

You are receiving these proxy materials in connection with the solicitation by the Board of Directors of PNM Resources, Inc. of proxies to be voted on at the PNM Resources, Inc. 2023 Annual Meeting of Shareholders. Please vote on the proposals described in this proxy statement.

Thank you for investing in PNM Resources, Inc.

TABLE OF CONTENTS

Notice of 2023 Annual Meeting of Shareholders
Table of Contents
ii	Glossary
1	Proxy Summary
7	Information About Our Corporate Governance
12	Additional Information About Our Board and Board Committees
16	Director Compensation
18	Ownership of Our Common Stock
20	Proposal 1: Elect Nine Directors Named in the Proxy Statement
20	General Information
21	Directors Nominated This Year
30	Directors Skills Matrix
31	Proposal 2: Ratify Appointment of KPMG as Independent Public Accountants for 2023
32	Audit and Ethics Committee Report
33	Independent Auditor Fees
34	Proposal 3: Approve the 2023 Performance Equity Plan
42	Proposal 4: Approve, On An Advisory Basis, the Compensation of our NEOs
43	Proposal 5: Vote, on an advisory basis, on frequency of future “Say-on-Pay” advisory votes
44	Executive Compensation
44	Compensation Discussion and Analysis
44	Overview
47	Executive Compensation Practices & Results
49	Elements of Executive Compensation
55	Administration and Resources
57	2023 Compensation Actions
57	Additional Information
60	Compensation and Human Capital Committee Report
61	2022 NEO Compensation Information
83	Equity Compensation Plan Information
84	Questions and Answers About the Annual Meeting and Voting
A-1	Appendix A
B-1	Appendix B
i

GLOSSARY OF TERMS USED IN THIS PROXY

AIP or Annual Incentive Plan	PNM Resources, Inc. Officer Annual Incentive Plan, our annual cash incentive plan for Officers. Each AIP details measurements and metrics for a specific calendar year
Annual Meeting	Annual Meeting of PNM Resources, Inc. shareholders, to be held on May 9, 2023
Audit Committee	Audit and Ethics Committee of the Board
Avangrid	Avangrid, Inc., a New York corporation
Board	Board of Directors of PNM Resources, Inc.
CD&A	Compensation Discussion and Analysis beginning on page 44
CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operations Officer
Compensation and HC Committee	Compensation and Human Capital Committee of the Board, formerly the Compensation and Human Resources Committee of the Board
Dodd-Frank Act	Dodd-Frank Wall Street Reform and Consumer Protection Act
Earnings Growth	Non-GAAP adjusted diluted earnings per share performance measure calculated for purposes of determining certain long-term awards under the outstanding LTIPs. Earnings Growth is calculated by measuring the growth rate in the Company’s adjusted annual diluted earnings per share during the performance period. Each of the applicable LTIPs sets forth (i) a definition of the adjusted diluted earnings per share performance measure used thereunder (which definitions are generally similar, but not identical, to the Incentive EPS performance measure used for purposes of determining awards under the AIP), and (ii) a detailed formula for calculating Earnings Growth thereunder. Earnings Growth levels are not necessarily identical to any earnings outlook or guidance that may be announced by the Company and are designed to ensure that award payments are not artificially inflated or deflated
ECP	PNM Resources, Inc. Executive Choice Account Plan, formerly known as the PNM Resources, Inc. Executive Spending Account Plan, which allows Officers to receive reimbursement for income tax preparation, financial management and counseling services, estate planning, premiums for life and other insurance, and travel expenses related to medical or financial planning services
EEI	Edison Electric Institute
EPA	United States Environmental Protection Agency
EPRI	Electric Power Research Institute, Inc.
ERP	PNM Resources, Inc. Employees’ Retirement Plan
ESG Commitment
A component to the PNM Resources, Inc. website that contains our commitment concerning environmental (including climate change), social, governance, and sustainability reporting as well as our disclosures relating thereto, which are available at www.pnmresources.com/esg-commitment.aspx

ESP II	PNM Resources, Inc. Executive Savings Plan II, a non-qualified deferred compensation plan for Officers
EVP	Executive Vice President
Exchange Act	Securities Exchange Act of 1934, as amended
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation - Stock Compensation)
Four Corners	Four Corners Power Plant

FFO/Debt Ratio	Non-GAAP performance measure calculated for the purpose of determining certain long-term equity awards, as described in the CD&A. For the 2020 LTIP, as amended, equals PNMR’s funds from operations for the fiscal year ending December 31, 2022, divided by PNMR’s total debt outstanding (including any long-term leases and unfunded pension plan obligations; excluding any outstanding debt associated with securitization) as of December 31, 2022. Funds from operations are equal to the amount of PNMR’s net cash flow from operating activities (as reflected on the Consolidated Statement of Cash Flows as reported in the Company's Form 10-K for the fiscal year ended December 31, 2022) adjusted by the following items: (1) including amounts attributable to principal payments on imputed debt from long-term leases, (2) excluding changes in PNMR’s working capital, including bad debt expense, (3) excluding the impacts of any consolidation required by the variable interest entities accounting rules and regulations, (4) subtracting the amount of capitalized interest, (5) excluding impacts on material changes to the federal and state tax rate, (6) excluding any contributions to the PNMR or TNMP qualified pension plans, (7) excluding cash invested in cloud computing projects that are treated as operating cash flows, (8) excluding impacts of securitization, and (9) excluding impacts of acquisition activities. The calculation is intended to be consistent with Moody's calculation of FFO/Debt (which Moody's refers to as "CFO Pre-WC/Debt") and includes any other adjustments to be consistent with Moody’s methodology as of February 21, 2020. For the 2022 LTIP, as amended, equals PNMR’s funds from operations for the fiscal year ending December 31, 2024, divided by PNMR’s total debt outstanding (including any long-term leases and unfunded pension plan obligations; excluding any outstanding debt associated with securitization) as of December 31, 2024. Funds from operations are equal to the amount of PNMR’s net cash flow from operating activities (as reflected on the Consolidated Statement of Cash Flows as reported in the Company's Form 10-K for the fiscal year ended December 31, 2022) adjusted by the following items: (1) including amounts attributable to principal payments on imputed debt from long-term leases, (2) excluding changes in PNMR’s working capital, including bad debt expense, (3) excluding the impacts of any consolidation required by the variable interest entities accounting rules and regulations, (4) subtracting the amount of capitalized interest, (5) excluding impacts on material changes to the federal and state tax rate, (6) excluding any contributions to the PNMR or TNMP qualified pension plans, (7) excluding cash invested in cloud computing projects that are treated as operating cash flows, (8) excluding impacts of securitization, and (9) impacts of acquisition activities. The calculation is intended to be consistent with Moody’s calculation of FFO/Debt (which Moody’s refers to as “CFO Pre-WC/Debt”) and includes any other adjustments to be consistent with Moody’s methodology as of March 18, 2022. The FFO/Debt Ratio levels are not necessarily identical to any earnings outlook or guidance that may be announced by the Company and are designed to ensure that award payments are not artificially inflated or deflated
Finance Committee	Finance Committee of the Board
GAAP	Generally Accepted Accounting Principles in the United States of America
GHG	Greenhouse Gas
GPBA Table	Grants of Plan Based Awards Table beginning on page 65

Incentive EPS	Non-GAAP adjusted diluted earnings per share performance measure calculated for the purpose of determining awards under the AIP in accordance with the AIP for the applicable year. Incentive EPS is corporate diluted earnings per share, excluding certain terms that do not factor into ongoing earnings. Incentive EPS levels are not necessarily identical to any earnings outlook or guidance that may be announced by the Company and are designed to ensure that award payments are not artificially inflated or deflated. For 2022, Incentive EPS of $2.69 equals net earnings attributable to PNMR per common stock share (as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2022) of $1.97 adjusted to exclude: (1) $0.55 per share attributable to the net change in unrealized gains and losses on investment securities; (2) $0.07 per share attributable to Federal Energy Regulatory Committee ordered time-value refunds; (3) $0.02 per share attributable to regulatory disallowances and restructuring costs; (4) $0.02 per share attributable to pension expense related to previously disposed of gas distribution business; (5) $0.02 per share attributable to Merger related costs; and (6) $0.04 per share attributable to San Juan Generating Station retirement income tax adjustments
KPMG	KPMG LLP, the Company’s independent registered public accounting firm
LTIP or Long-Term Incentive Plan	PNM Resources, Inc. Long-Term Incentive Plan, the long-term equity incentive plan for our executives, adopted yearly to set forth three-year performance measurements and metrics for specific plan years within the scope of the governing PEP
Merger
On October 20, 2020, the Company entered into the Merger Agreement with Avangrid and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Avangrid

Merger Agreement
Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Merger Sub and PNMR, pursuant to which Merger Sub will merge with and into PNMR, with PNMR surviving as a wholly-owned subsidiary of Avangrid, as amended by the Amendment to the Merger Agreement, dated January 3, 2022

Merger Sub	NM Green Holdings, Inc., a New Mexico corporation and wholly-owned subsidiary of Avangrid
Moody’s	Moody’s Investors Service, Inc.
NEO(s) or named executive officer(s)
Named Executive Officers of PNM Resources, Inc. consisting of (1) each individual who served as our CEO or CFO at any time during the previous fiscal year, (2) our three most highly compensated executive officers (other than our CEO and CFO) who were serving as executive officers as of the end of the previous fiscal year, and (3) up to two additional individuals for whom disclosure would be provided but for the fact they were not serving as an executive officer as of the end of the previous fiscal year

NMPRC	New Mexico Public Regulation Commission
Nominating Committee	Nominating and Governance Committee of the Board
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
Officer(s)	PNM Resources, Inc. Officer(s)
Pay Governance	Pay Governance LLC, the independent compensation consultant currently retained by the Compensation and HC Committee and the Nominating Committee
PEP	A general reference to the applicable form of the Company’s performance equity plan, which covers incentive compensation awards to certain employees and non-employee directors
PNM	Public Service Company of New Mexico, a regulated electric utility operating in New Mexico, and a subsidiary of PNM Resources, Inc.
PNM Resources, PNMR or Company	PNM Resources, Inc., which trades on the NYSE under the symbol “PNM”
PNMR Peer Group	Utility and energy companies comprising the PNMR director and executive compensation peer group listed on page 56
PS or PS awards	Performance share award

Retention Plan	PNM Resources, Inc. Officer Retention Plan
RSA	Time-vested restricted stock right award
RSP	PNM Resources, Inc. Retirement Savings Plan, a 401(k) plan
S&P	Standard & Poor’s Financial Services LLC
SAIDI	System Average Interruption Duration Index. A reliability indicator that measures average outage duration in units of time
SAR	Stock Appreciation Right
Say-on-Pay	PNM Resources shareholders’ advisory vote on executive compensation
SCT	Summary Compensation Table beginning on page 61
SEC	United States Securities and Exchange Commission
Severance Plan	PNM Resources, Inc. Non-Union Severance Pay Plan
Sustainability Report
A report prepared annually that contains sustainability disclosures related to our environmental (including climate change), social and governance principles available at www.pnmresources.com/esg-commitment/esg-reporting-and-disclosures/esg_reporting_library.aspx

SVP	Senior Vice President
Tax Code	Internal Revenue Code of 1986, as amended
TCC or Total Cash Compensation	Total cash compensation, which consists of base salary and short-term cash incentives
TDC or Total Direct Compensation	Total direct compensation, which consists of base salary, short-term cash incentives, and long-term incentives (equity grants, performance-based grants)
TNMP	Texas-New Mexico Power Company, a regulated electric distribution and transmission utility operating in Texas and an indirect wholly-owned subsidiary of PNMR
TSR or Total Shareholder Return
A comparison over a specified period of time of share price change and dividends paid to show the total return to the shareholder during such time period. TSR = (Priceend – Pricebegin + Dividends) / Pricebegin

WTW	Willis Towers Watson Public Limited Company
2022 Benchmark Data	The compensation data from companies included in (i) the PNMR Peer Group and (ii) the WTW 2021 General Industry Executive Survey Report - U.S. of general industry companies with data regressed to companies similarly sized to PNMR, weighted respectively at 75% and 25%, to derive weighted market compensation statistics. The two compensation databases provide information on TCC, the reported accounting value of long-term incentives and TDC. The companies in the 2022 Benchmark Data for the WTW 2021 General Industry Executive Database are listed in Appendix A
2023 Benchmark Data	The compensation data from companies included in (i) the PNMR Peer Group and (ii) the WTW 2022 General Industry Executive Survey Report - U.S. of general industry companies with data regressed to companies similarly sized to PNMR, weighted respectively at 75% and 25%, to derive weighted market compensation statistics. The two compensation databases provide information on TCC, the reported accounting value of long-term incentives and TDC. The companies in the 2023 Benchmark Data for the WTW 2022 General Industry Executive Survey Report - U.S. will be listed in an appendix in the 2024 proxy statement of PNM Resources, Inc.
v

PROXY SUMMARY
We are an investor-owned energy holding company with two regulated utilities, PNM and TNMP, providing electricity and electric services in New Mexico and Texas. To assist you in reviewing the proposals to be acted upon at our Annual Meeting, we call your attention to the following information, which is only a summary. For more complete information about our corporate governance, the experience and composition of our Board and key executive compensation actions and decisions, please review this entire proxy statement. For more complete information about our financial and operational results, strategic direction and our environmental stewardship, community activities, and social initiatives, please review our 2022 Annual Report on Form 10-K (available on our website at www.pnmresources.com/investors/financial-information/sec-filings.aspx) and our Sustainability Report (available on our website at www.pnmresources.com/esg-commitment/esg-reporting-and-disclosures/esg_reporting_library.aspx). For a list of terms defined and used in this proxy statement, see the Glossary beginning on page ii. Information contained on www.pnmresources.com, www.pnm.com, or any third-party websites referenced in this proxy statement is not incorporated by reference or otherwise deemed to be part of this proxy statement. On March 28, 2023, we began mailing to our shareholders either the Notice of Internet Availability of Proxy Materials or a printed copy of our proxy materials.
Strategic Combination with Avangrid

On October 20, 2020, we entered into the Merger Agreement with Avangrid and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Avangrid (the "Merger"). At a special meeting of shareholders held on February 12, 2021, our shareholders overwhelmingly approved the Merger Agreement. No further action by our shareholders is required with respect to the Merger Agreement. Accordingly, no action will be taken at this Annual Meeting with respect to, and no proxy is being solicited by this proxy statement in connection with, the Merger Agreement or any matters related thereto. This Proxy Summary, as well as certain compensation disclosures included in this proxy statement, are presented without regard to the terms of the proposed Merger.

Consummation of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, without limitation, the receipt of required regulatory approvals. The Merger Agreement provides that it may be terminated if the effective time of the closing of the Merger shall not have occurred by January 20, 2022 (the “End Date”); however, either Avangrid or we could extend the End Date to April 20, 2022 if all conditions to closing have been satisfied other than the obtaining of all required regulatory approvals. On December 8, 2021, the NMPRC issued an order rejecting the stipulation agreement relating to the Merger and the approval of the Merger from the NMPRC has not yet been obtained.

In light of the NMPRC December 8, 2021 ruling, on January 3, 2022, we entered into an Amendment to the Merger Agreement pursuant to which the parties agreed to extend the End Date to April 20, 2023. The Amendment acknowledges that the required regulatory approval from the NMPRC has not been obtained and that the parties have reasonably determined that such outstanding approval will not be obtained by April 20, 2022. The Merger Agreement, as amended, may be terminated by Avangrid or us under certain circumstances, including if the Merger is not consummated by April 20, 2023. On January 3, 2022, Avangrid and the Company filed a notice of appeal with the New Mexico Supreme Court of the NMPRC’s ruling.

Consummation of the Merger remains subject to the satisfaction or waiver of certain customary closing conditions, including, without limitation, the absence of any material adverse effect on the Company, the receipt of required regulatory approvals, and the agreements relating to the divestiture of Four Corners being in full force and effect and all applicable regulatory filings associated therewith being made. The agreement relating to the divestiture of Four Corners has been entered into and related filings have been made with the NMPRC.

Until the Merger closes, we remain a separate and independent company, focused on delivering on our operational plan and business objectives. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K that we filed with the SEC on October 21, 2020 and the Amendment to the Merger Agreement, which has been filed as Exhibit 2.1 to the Current Report on Form 8-K that we filed with the SEC on January 3, 2022. For more information regarding the Merger Agreement and the Merger, including the interests of certain persons under the proposed Merger, please see our Definitive Proxy Statement on DEFM14A filed with the SEC on January 5, 2021.

Annual Meeting of Shareholders

Date and Time:	May 9, 2023, 9:00 a.m. Mountain Time (Meeting Room doors open at 8:15 a.m.)
Place:	PNM Resources, Inc. Corporate Headquarters - 4th Floor 414 Silver Avenue SW Albuquerque, New Mexico 87102 (map to meeting location included on back of this proxy statement)
Record Date:	March 20, 2023
How to Vote:	Shareholders as of the record date may vote as follows:
By Internet:	Access www.proxyvote.com and follow the instructions. (You will need the control number on your Notice or on the requested paper proxy card to vote your shares.)
By Telephone:
For automated telephone voting, call 1-800-690-6903 (toll-free) from any touch-tone telephone and follow the instructions. (You will need the control number on your Notice or on the requested paper proxy card to vote your shares.)

By Mail:
If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. Otherwise, request delivery of the proxy statement and proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by telephone or internet.

During the Meeting:
You can attend and cast your vote at the Annual Meeting if the shares are registered in your name. To attend the meeting in person, you will need to provide proof of your share ownership as of the record date and provide a government-issued photo identification. For admission requirements please see Question 19 on page 88 “Who may attend the Annual Meeting?” If your shares are held in “street name”, and you do not provide voting instructions to your broker before the meeting, then you can only vote in person if you have an authorized proxy to do so from the registered shareholder. See also Question 23 on page 88.

Your shares will be voted in the manner you indicate. The telephone and internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 8, 2023. Please note that the voting deadline is earlier for voting shares held in our RSP, as described on page 87 under Question 15.

Overview and Strategy

PNMR is a holding company with two regulated utilities serving more than 800,000 residential, commercial, and industrial customers and end-users of electricity in New Mexico and Texas. PNMR’s electric utilities are PNM and TNMP. PNMR’s strategy and decision-making are focused on safely providing reliable, affordable, and environmentally responsible power built on a foundation of Environmental, Social and Governance (ESG) principles.

Our vision and values guide us in the pursuit of strategic and financial objectives. Success is demonstrated in achievements providing value to employees, customers, communities and shareholders.

Vision:
Create a clean and bright energy future

Values:
Safety for ourselves, our co-workers, our customers and communities

Caring about the welfare of others is a Company tradition. It fosters a positive workplace, a focus on customers and dedicated community service

Integrity and honest communications guide our dealings and keep us accountable to our stakeholders and each other

Strategic and Financial Objectives:

PNMR is focused on achieving three key financial objectives:

•Earning authorized returns on regulated businesses
•Delivering at or above industry-average earnings and dividend growth
•Maintaining investment grade credit ratings

In conjunction with these objectives, PNM and TNMP are dedicated to:

•Maintaining strong employee safety, plant performance, and system reliability
•Delivering a superior customer experience
•Demonstrating environmental stewardship in business operations, including transitioning to an emissions-free generating portfolio by 2040
•Supporting the communities in their service territories

2022 Business Highlights

Financial Performance and Investment Highlights

•Delivered ongoing earnings of $2.69 per diluted share in 2022 compared to $2.45 per diluted share in 2021
•Continued payment of an annual dividend during the pending Merger, with a 5.8% increase approved in December 2022 to be paid to shareholders in 2023
•Invested at unprecedented levels to support reliable growth across the TNMP service territory, despite market-wide supply chain challenges
•Maintained investment grade credit ratings

Corporate Responsibility and ESG Commitment

•Progressed on our transition to clean energy:
–Retired the remaining two units of the coal-fired San Juan Generating Station in June 2022 and September 2022, respectively, while maintaining reliable service to PNM customers during record-setting summer peak demand conditions
–Increased PNM’s generation resource capacity portfolio to 40% renewables and 55% carbon-free through the addition of 100 MW of solar generation purchase power agreements and retirement of the San Juan Generating Station, which reduced capacity from coal generation to less than 10%
–Achieved 2025 interim emission reduction goals ahead of schedule, including a 60% reduction of carbon emissions from owned generation facilities based on 2005 levels
–Participated in the Western Energy Imbalance Market, maximizing renewables and low-cost, flexible resources across the real-time wholesale energy trading market and contributing to fewer renewable curtailments across the western United States resulting in an estimated reduction in carbon dioxide of over one hundred and twenty thousand tons in 2022; PNM also returned $34.6 million in fuel savings to customers through its fuel clause, through which PNM recovers substantially all of its fuel and purchase power costs
–Filed a Grid Modernization plan for investments at PNM to modernize its grid through infrastructure investments designed to use state-of-the art technology for a resilient, reliable, efficient and decarbonized electric system, totaling $344 million in the first six years and containing smart meters
–Joined the EPRI Climate READi (REsilience and ADaptation) Initiative, a three-year initiative to develop a comprehensive and consistent approach to physical climate risk and facilitate the analysis and application of appropriate climate data among all stakeholders to enhance the planning, design and operation of a resilient power system
•Championed our employees, customers, communities and industry:
–Employed a workforce comprised of 53% minorities, 28% women, 14% identified as disabled and 8% veterans, with 34% of employees represented by a bargaining unit
–Recognized by EEI for TNMP’s recovery and assistance efforts following Hurricane Ian, marking the eighth time since 2012 TNMP has received recognition for assisting other utilities, in addition to three recognitions since 2008 for hurricane response in its own service territory
–Prioritized our people during a challenging labor market through transfers and promotions, new training and learning opportunities
–Contributed $4.2 million to non-profits and community partners in 2022, including $1.2 million in PNM Resources Foundation grants distributed to New Mexico and Texas non-profits; these amounts included additional grants to non-profits providing relief for the fires in northern and southern New Mexico in the first half of 2022 and an increase to the amount awarded to affected employees through the employee crisis management fund
–Provided customer payment assistance for nearly 3,500 families through the PNM Good Neighbor Fund
–Established the PNM Pueblo Education Scholarship Endowment to invest in higher education for Native American Indian students; continued to provide leadership, sponsorship and membership in local New Mexico and Texas commerce organizations and industry-focused organizations, highlighted by our CEO’s leadership position with EEI
–Continued efforts to connect homes on the Navajo Nation to the electric grid for the first time as part of the Light Up Navajo Project, working to connect over 300 homes during an 11 week period in 2022. Nearly 7,000 family homes have been connected since 2019

Voting Matters and Board Recommendations

This year shareholders will be asked to vote on five proposals. These proposals and the Board’s vote recommendations are listed below:

	Board vote recommendation	Page References (for more detail)
Proposal 1: Elect as directors the nine director nominees named in this proxy statement	FOR each nominee	20 - 30
Nominees provide the needed experience and expertise to direct the management of the business and affairs of the Company and ensure strong independent oversight.
Proposal 2: Ratify appointment of KPMG as our independent registered public accounting firm for 2023	FOR	31
All independence standards have been met and sound practices are used to ensure high quality audits.
Proposal 3: Approve the 2023 Performance Equity Plan	FOR	34-41
The 2023 Performance Equity Plan is intended to help the Company attract and retain talent while encouraging employees and directors to acquire an equity interest in the Company.
Proposal 4: Approve, on an advisory basis, the compensation of our named executive officers	FOR	42
Our executive compensation is market-based, performance-driven, and aligned with shareholder interests.
Proposal 5: Vote, on an advisory basis, on frequency of future “Say-on-Pay” advisory votes.	ANNUAL frequency	43
Holding Say-on-Pay advisory votes annually would be consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance.

Governance Highlights

We believe that good governance and transparency are integral to achieving long-term shareholder value and our strategic goals, including delivering at or above industry-average earnings and dividend growth, maintaining strong employee safety and operational performance, transforming to a cleaner energy portfolio and supporting our communities. Our commitment to governance policies and practices that serve the interests of the Company and our shareholders, customers and communities is underscored by the following corporate governance practices and facts for PNM Resources that are described further beginning on page 7:

✓ Gender, ethnic and experience-diverse Board	✓ Lead independent director with specified duties to ensure strong independent oversight
✓ Annual election of all directors and Board refreshment/service policy	✓ Independent directors meeting regularly in executive sessions
✓ Majority voting for all directors	✓ Board committees comprised entirely of independent directors with relevant expertise
✓ Annual Board and committee self-evaluation process	✓ Prohibition of hedging Company securities
✓ Proxy access bylaws	✓ Prohibition of pledging of Company securities by directors and executive officers, including the NEOs
✓ Sustainability reporting and oversight	✓ Incentive compensation awards subject to forfeiture and clawback
✓ Political contributions, lobbying and governmental communications policies, including voluntary reporting of these activities	✓ Stock ownership guidelines for executive officers and directors

2023 Nominees for the Board of Directors

We have highly qualified, diverse, high-functioning and experienced directors that position the Board to provide effective oversight. The Board has a good mix of new and long-standing directors and the Board’s gender diversity has been recognized as having a balanced Board by 50/50 Women on Boards (formerly 2020 Women on Boards), a leading global education and advocacy campaign driving the movement toward gender and diversity on corporate boards, for the past twelve years. Detailed background and other skills and experience information about our nine director nominees can be found beginning on page 21.

Board Highlights:

9 Years Average Tenure	8 of 9 Members Are Independent	44.4% Are Female and 22.2% are Minority	100% Have C-Suite Experience and Financial Expertise	88.9% Have Environmental/Sustainability Expertise

2023 Nominees:

Name	Age	Director Since	Occupation / Experience	Independent	PNMR Committees	Other Public Company Boards
Vicky A. Bailey	70	2019	Founder and President, Anderson Stratton International, LLC	✓	Compensation Nominating (Chair)	Cheniere Energy, Inc. Equitrans Midstream Corporation Occidental Petroleum Corporation
Norman P. Becker (Lead Director)	67	2016	Retired President and CEO, New Mexico Mutual Casualty Company	✓	Compensation Finance
Patricia K. Collawn	64	2010	Chair and CEO, PNM Resources			Cheniere Energy, Inc. Equitrans Midstream Corporation
E. Renae Conley	65	2014	CEO, ER Solutions, LLC	✓	Audit Compensation (Chair)	Southwest Gas Holdings
Alan J. Fohrer	72	2012	Retired Chair and CEO, Southern California Edison	✓	Audit (Chair) Nominating	TransAlta Corporation
Sidney M. Gutierrez	71	2015	Chair, Vaya Space	✓	Audit Finance
James A. Hughes	60	2019	Managing Partner, Encap Investments, L.P.	✓	Finance Nominating	Alcoa Corporation TPI Composites, Inc.
Maureen T. Mullarkey	63	2014	Former EVP and CFO, International Game Technology	✓	Compensation Finance (Chair)	Everi Holdings, Inc.
Donald K. Schwanz	78	2008	Retired Chair and CEO, CTS Corporation	✓	Audit Nominating
Annual Advisory Vote On Our Executive Compensation Programs

The compensation programs for our NEOs are performance-based and market competitive, aligning incentive opportunities with the performance expected of us by our shareholders and customers. In 2022, 97.8% of votes cast were voted in favor of approval of the Say-on-Pay proposal at the 2022 annual meeting of shareholders.
The Compensation and HC Committee continues to examine our executive compensation program to ensure continued alignment between the interests of our executives and our shareholders and customers. We ask that our shareholders approve, on an advisory basis, the compensation of our NEOs as described in the Executive Compensation section (including the CD&A and compensation tables) of this proxy statement beginning on page 44.

✓ Performance-based: 80% of CEO and 64% of other NEO 2022 pay opportunity is at risk

✓ Performance metrics align with business strategy:

Annual Incentive Pay under 2022 AIP
60% Incentive EPS	20% Customer Satisfaction	20% Reliability

Long-Term Incentive Performance Shares under 2022 LTIP
75% Earnings Growth 25% FFO/Debt

✓ Market competitive pay mix of equity and cash:

•    Designed to attract and retain talented executives
•    Targets the median of 2022 Benchmark Data
•    Share ownership guidelines align with long-term shareholder value

Forward-Looking Statements

Statements made in this proxy statement that relate to future events or our expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates and apply only as of the date of this proxy statement.  We assume no obligation to update this information.
Because actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Our business, financial condition, cash flows, and operating results are influenced by many factors, which are often beyond our control, that can cause actual results to differ from those expressed or implied by the forward-looking statements.  Additionally, there are risks and uncertainties in connection with the proposed Merger which may adversely affect our business, future opportunities, employees and common stock, including without limitation, (i) the expected timing and likelihood of completion of the pending Merger, including the timing, receipt and terms and conditions of the remaining required governmental and regulatory approvals of the pending Merger that could reduce anticipated benefits or cause the parties to abandon the transaction, (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (iii) the risk that the parties may not be able to satisfy the conditions to the proposed Merger in a timely manner or at all, and (iv) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of PNM Resources to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally. We describe risks and uncertainties that can cause actual results and events to differ materially in the “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis” sections of our Forms 10-K and 10-Q filed with the SEC.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board is elected by shareholders to oversee management to assure we optimize long-term shareholder value by operating in an ethical and forthright manner and responsibly addressing the concerns of our various constituencies. In recognition of the importance of governance to the proper management of the Company, the Board adopted a consolidated Corporate Governance Principles document so that investors, employees, customers, regulators, and the community may be aware of the policies followed by the Company. These principles have been approved by the full Board after analysis of policy considerations and peer benchmarks. With the goal of incorporating evolving best corporate governance principles, the Board requires the Nominating Committee to review the principles at least annually and recommend changes from time to time for consideration and adoption by the full Board. The Corporate Governance Principles document can be found on PNM Resources’ website at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Code of Ethics

We have adopted a code of ethics, Do the Right Thing: Principles of Business Conduct, which applies to all directors, officers (including the principal executive officer, principal financial officer, and principal accounting officer), and employees. Do the Right Thing is available on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx, and also available in print to any shareholder who requests it by writing to the Ethics and Governance Department, PNM Resources,

Inc., 414 Silver Avenue SW, MS-1285, Albuquerque, NM 87102-3289. We post any amendments to or waivers from our code of ethics (to the extent applicable to the Company’s executive officers and directors) on our website.

Concerns relating to financial statement disclosures, accounting, internal accounting controls, auditing matters, or other matters involving violations of law are handled in accordance with the complaint procedures adopted by the Audit Committee that are posted on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx. We have established an anonymous, confidential hotline through which employees and others may report concerns about our business practices.

Director Independence

In accordance with our Corporate Governance Principles, the Board has affirmatively determined that all current directors and the director nominees are independent of PNM Resources and its management with the exception of Patricia K. Collawn. Ms. Collawn is considered an inside director because of her employment as the CEO of the Company.

In determining the independence of the non-employee members of the Board, the Board examined all direct and indirect relationships of these non-employee directors with the Company and determined that all such relationships complied with the specific independence criteria under applicable law and regulations, including the NYSE listing standards. In addition, the only direct or indirect relationships between PNM Resources and each current non-employee director nominee consist of service on the Board or a Board committee and being a shareholder or a retail utility customer of the Company.

Majority Voting for Directors

Our articles of incorporation and bylaws provide for the annual election of directors. As discussed under Question 12 on page 86, each director must receive the affirmative vote of a majority of our shares of common stock represented at the meeting and entitled to vote on the election.

Our Corporate Governance Principles also provide that any nominee in an uncontested election who does not receive the required affirmative majority vote must promptly submit his or her resignation for consideration by the Nominating Committee, which shall make a recommendation to the full Board within a reasonable period of time. The director whose resignation is under consideration will abstain from participating in the Nominating Committee’s recommendation and the Board’s decision on this matter. If a resignation is not accepted by the Board, the director may continue to serve. Directors added to the Board during the course of the year will stand for election at the next annual meeting of shareholders.

In addition to the annual election of directors, the Board’s accountability to shareholders is enhanced by:
•the rigorous nomination process conducted by the Nominating Committee (which includes consideration of director candidates proposed by shareholders as described further on page 15); and
•the Board’s policy that a substantial majority of the Board be independent and that the Audit, Compensation and HC and Nominating Committees consist entirely of independent directors and the Finance Committee consist of non-employee directors, a majority of whom are independent.

Director Service Policy

Our Director Service Policy set forth in the Corporate Governance Principles provides that directors will not serve more than 12 years on the Board absent certain conditions. The policy requires directors serving more than 12 years, employee directors who leave the Company and directors who undergo a significant change in their business or professional career to submit resignations to the Board for acceptance at such time as the Board deems appropriate. Term limits for Directors can be found on page 7 of the Corporate Governance Principles, available on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Succession Planning

Our Nominating Committee regularly assesses whether the composition of the Board reflects the knowledge, skills, expertise, and diversity appropriate to oversee the management of our Company. The Board fixed the number at nine effective May 9, 2022.

Nominations Policy for Directors

Our Board recognizes that the contribution of the Board depends not only on the character and capabilities of the directors individually, but also on their collective strengths. Our Nominating Committee recognizes the importance of recruiting a well-

balanced board, which reflects the interests of our shareholders, customers, employees, regulators and the communities we serve. The Nominating Committee does consider the diversity of the Board (including age, ethnicity, geographic representation, gender, experience, and education) in identifying nominees for a balanced board with varied expertise relevant to our electric energy business. For example, our current members reflect the Board’s successful efforts to recruit female (4), African-American (1) and Hispanic (1) nominees, as well as candidates from Texas (2) and New Mexico (1) (to reflect the geographic market of our utility subsidiaries, PNM and TNMP). Two candidates joined the Board in 2019 with significant environmental, climate change and sustainability expertise highly relevant to transforming to a cleaner energy portfolio and enhancing the reliability and resiliency of the grid. The Board’s gender diversity has been recognized by 50/50 Women on Boards, a leading global education and advocacy campaign driving the movement toward gender and diversity on corporate boards, as having a balanced board for the past twelve years.

Shareholder Recommendations of Directors

Any shareholder may recommend potential nominees to the Nominating Committee for consideration for membership on the Board. Recommendations can be made by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary, PNM Resources, Inc., 414 Silver Ave. SW, MS-1245, Albuquerque, NM 87102-3289. As discussed on page 16, the Nominating Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

Proxy Access

Our bylaws permit any shareholder (or group of no more than 20 shareholders) owning three percent or more of our common stock, continuously for at least three years, to nominate up to an aggregate limit of one candidate or 20 percent of our Board (whichever is greater) for inclusion in the proxy statement. For the 2024 annual meeting of shareholders notice of such nominees must be received no earlier than October 30, 2023 and no later than the close of business on November 29, 2023. Notice should be addressed to the Corporate Secretary, PNM Resources, Inc., 414 Silver Ave. SW, MS-1245, Albuquerque, NM 87102-3289. Requirements for such nominations and nominees are detailed in our bylaws, which are available on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Board Leadership Structure and Lead Director

We believe the Company and our shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under our Corporate Governance Principles and bylaws, the Board has the authority to combine or separate the positions of Chair and CEO, as well as to determine whether, if the positions are separated, the Chair should be an employee, non-employee, or an independent director. The Board has separated the two offices on four occasions since the 1980s.

The Board believes the most effective leadership structure for the Company at this time is one with a combined Chair and CEO coupled with an independent lead director. The Chair is Patricia K. Collawn, our CEO. Combining the roles of Chair and CEO: (1) enhances the Board’s ability to provide strategic direction and communicate clearly and effectively with management; and (2) avoids creating a structure that would effectively duplicate the work of our lead director. Ms. Collawn’s knowledge of our utilities and of the significant risks, challenges, and opportunities for our industry, including climate change, technological innovation, cybersecurity, and regulatory outcomes, makes her best suited to serve as Chair and CEO and provide strong, unified leadership for PNM Resources. As Chair, Ms. Collawn also brings contemporary industry insights to the Board as a result of her previous leadership role in leading industry organizations, such as EPRI and EEI, both of which are instrumental in addressing policy, operational, and technological issues facing the utility industry.

The position of lead director and role of our Board committees (comprised entirely of independent directors) are designed to promote strong, independent oversight of our management and affairs. Our lead director, Norman P. Becker, performs the following functions:
•approves Board meeting agendas and information sent to the Board;
•approves meeting schedules to ensure sufficient time for discussion of all agenda items;
•chairs all meetings of the independent directors, including executive sessions of the independent directors, and presides at all meetings of the Board in the absence of the Chair;
•works with committee chairs to ensure coordinated coverage of Board responsibilities;
•ensures the Board is organized properly and functions effectively and independent of management;
•in consultation with the Board, is authorized to retain independent advisors and consultants on behalf of the Board;
•facilitates the annual self-evaluation of the Board and Board committees;

•serves as a liaison for communications between (1) management and the independent directors, and (2) the Board, our shareholders, and other interested parties; and
•performs such other duties as the Board may from time to time delegate.

The lead director is elected by the independent directors, who review the role and functions of the lead director on an annual basis. The lead independent director received an annual retainer of $30,000, in addition to his ordinary director compensation, for the additional services the lead director provides.

The lead director, with the above described duties, facilitates independent oversight of management. The balance of the lead director and combined Chair and CEO positions ensures that the Board receives the information, experience and direction to effectively govern. The Board established this leadership structure because the Board believes it is effective, efficient, appropriate to PNM Resources’ size and complexity, and represents a cost-effective allocation of responsibilities.

The Board has also determined that the cost and efficiency benefits of its leadership structure do not result in control over both management and corporate governance being overly invested in one person. The Board is confident that, as currently constituted, it will provide ample counterbalance to a combined Chair and CEO and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial relevant experience to oversee our regulated utility businesses. The independent directors meet in separate session, excluding management, at each regular meeting of the Board. Any director has the right to submit items to be heard at any Board meeting. Finally, the independent directors outnumber the one non-independent director, the combined Chair and CEO, by a large majority.

Board’s Role in Risk Oversight

Our management is responsible for managing risk and bringing to the Board’s attention the most significant risks facing the Company.  The Board has oversight responsibility for the processes established to identify, assess, mitigate, and monitor these risks.  In addition, the Board integrates these processes with its ongoing strategic oversight responsibilities. Board oversight includes consideration of the various challenges and opportunities presented by the Company’s risks, plans to mitigate the risks, and the impact these risks may have on our strategy.

Throughout the year, the Board reviews information regarding the potential significant risks facing the Company.  Each significant strategic risk is overseen by the full Board in order to facilitate more effective integrated risk and strategy oversight. For many years, management has identified and reported to the full Board on multiple risks and opportunities related to climate change, including potential environmental regulation, transformation of PNM’s generation portfolio, technological innovation, and the wider power sector transformation. In addition, the full Board approves certain Company investments in environmental equipment and grid modernization technologies. In contemplating new investments and against a backdrop of a transforming and increasingly interconnected industry, the Board also considers risks related to cybersecurity. Other significant risks overseen by the full Board include safety, customer experience, and personnel and infrastructure security.

The Board also allocates responsibility for oversight of other risks among the committees of the Board.  For example, the Finance Committee reviews and recommends to the full Board decisions regarding capital structure and oversees our management of risks associated with capital availability, liquidity, and costs thereof.  In addition, the Finance Committee monitors the execution of our energy supply, sales, and hedging programs.  The Audit Committee plays a central role in overseeing the integrity of our financial statements and reviewing and approving the performance of our internal audit function and independent auditors.  Additionally, the Board has adopted a Cyber Risk Policy, which can be found on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx, and provided for Audit Committee oversight of management’s efforts to identify and mitigate cyber risk. While the full Board annually reviews the CEO succession planning process, the Nominating Committee oversees risks related to succession planning for the Board, and the Compensation and HC Committee oversees risks related to succession planning for Company officers. In addition, the Compensation and HC Committee considers risks related to the attraction and retention of talent and to the design of compensation programs and arrangements. In doing so, the Compensation and HC Committee monitors the design and administration of our overall incentive programs to ensure that they incentivize strong individual and group performance and include appropriate safeguards to avoid unintended or excessive risk-taking by our employees.

In executing its risk oversight duties, the Board can and does access extensive internal and external expertise regarding our challenges and opportunities, including those related to climate change and cybersecurity. For instance, the Board’s Chair, Ms. Collawn, also served on the board of EPRI, until April 2022, a non-profit research institute engaged in researching innovative technologies and policy matters for the power industry. We are actively involved in multiple EPRI programs and have representatives on various committees of EEI focused on environmental risks and technological innovation. Such active participation in industry groups and programs has supported the development of a robust internal Environmental Management System throughout the Company. The foundation of the Environmental Management System is a screening process that allows for the review of PNM and TNMP jobs and projects before work begins to ensure protection and preservation of the environment. The Environmental Management System is supported by the Environmental Services Department’s environmental engineers, air quality and natural scientists, biologists and archaeologists who prepare and oversee implementation of measures that minimize and mitigate the environmental impacts of electric utility operations.

The Board believes that its current leadership structure (i.e., combining the Chair and CEO roles, coupled with an independent lead director) enhances its ability to effectively oversee risk management. Ms. Collawn’s expertise makes her uniquely qualified to lead the Board in developing and monitoring the strategic direction of the Company. Meanwhile, the lead director, appointed by our independent directors to provide independent Board leadership, has clearly defined responsibilities designed to provide independent oversight of management on behalf of shareholders and to prevent conflicts of interest.

Communication with the Board

Shareholders wishing to communicate with the Board or with a specific director may do so by writing to the Board or to the particular director and delivering the communication in person or mailing it to: Board of Directors, c/o Corporate Secretary, PNM Resources, Inc., 414 Silver Avenue SW, MS-1245, Albuquerque, NM 87102-3289. All shareholder communications will be relayed to the Board or an appropriate committee of the Board. If the shareholder desires to communicate a concern directly with the Board without initial review by the Corporate Secretary, the concern should be submitted in writing, in a sealed envelope addressed to the Board, in care of the Corporate Secretary, with a notation indicating that it is to be opened only by the Board. The Corporate Secretary shall promptly forward the unopened envelope to the Board. From time to time, the Board may change the process for shareholder communications with the Board or its members. Please refer to our website www.pnmresources.com/esg-commitment/governance.aspx for any changes in this process.

Shareholders and other interested parties wishing to communicate directly with the lead independent director or with the non-management or independent directors as a group may do so by writing to Lead Independent Director, c/o Corporate Secretary, PNM Resources, Inc., 414 Silver Avenue SW, MS-1245, Albuquerque, NM 87102-3289.

Director Education

Our Corporate Governance Principles encourage all directors to participate in director continuing education programs. In addition, management monitors and reports to the directors significant corporate governance initiatives. The directors also receive a presentation on developments in corporate governance at least annually.

Related Person Transaction Policy

Our “Policy and Procedures Governing Related Party Transactions” is posted on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx. The policy provides that all transactions with executive officers, directors or greater than 5% shareholders or any immediate family member of any of the foregoing (collectively referred to as “related persons”), where the aggregate amount involved is expected to exceed $120,000 per year, are subject to pre-approval or ratification by the Nominating Committee, or by the Board or another committee in the normal fulfillment of their respective charters and responsibilities. In determining whether to approve such transactions, the Nominating Committee will consider, among other factors, the extent of the related person’s interest in the transaction; the availability of other sources of comparable products or services; whether the terms are no less favorable than terms generally available in unaffiliated transactions under like circumstances; the benefit to the Company; and the aggregate value of the transaction at issue. Since January 1, 2022, we have not participated, and have no current plans to participate, in any transactions in which any related person has a material interest that would be subject to pre-approval under this policy or otherwise be reportable under applicable SEC Rules.

Equity Compensation Awards Policy

The Board adopted the Equity Compensation Awards Policy to govern the granting of all forms of equity compensation. The policy provides that equity compensation awards shall only be made in compliance with the PEP and applicable laws and regulations. The PEP prohibits option repricing, incorporates, as a general rule, a “double trigger” vesting rule in connection with a change in control, and contains a “clawback” provision subjecting all awards issued under the PEP to potential forfeiture or recovery to the fullest extent called for by any clawback policy that may be adopted by the Company. For additional information on the Clawback Policy adopted in 2019, see Clawback Policy on page 58. The Equity Compensation Awards Policy provides that equity compensation awards are prospective only and sets forth additional good governance procedures for making equity awards when the regular schedule for the grant of equity compensation falls within a black-out period for trading in our securities under PNM Resources’ Insider Trading Policy. The Equity Compensation Awards Policy is available on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Political Contributions, Lobbying and Governmental Communication Policies

We support an open and transparent political process and are committed to ensuring our actions reflect the Company’s strong ethical standards. We voluntarily report information related to our efforts in the “Public Policy” section of our Sustainability Report available at www.pnmresources.com/esg-commitment/esg-reporting-and-disclosures/esg_reporting_library.aspx. In addition, our policies on communications with regulatory agencies are set forth in our Do The Right Thing: Principles of Business Conduct available at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Insider Trading Policy Includes No Hedging or Pledging

The Company’s Insider Trading Policy prohibits all employees, officers, and directors from engaging in short sales of Company securities and states that speculative trading in Company stock is considered to be improper and inappropriate. In addition, the policy prohibits all directors, officers, and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sales contracts, or transactions that allow a person to lock in much of the value of his or her Company securities.  Further, our Insider Trading Policy prohibits all directors and executive officers, including our NEOs, from pledging Company securities as collateral for a loan.

Clawback Policy

Under the Clawback Policy adopted in February 2019 and described more fully on page 58 of this proxy statement, incentive compensation awarded to all Officers is subject to recoupment if (1) any future SEC or NYSE rules require the Company to seek recovery, (2) an accounting restatement occurs due to material non-compliance by the Company with any financial requirement as a result of Officer misconduct, or (3) any improper conduct by a PNMR Officer. In addition, (1) the PEP provides that all unvested and unpaid awards are subject to forfeiture for conduct which is demonstrably and materially injurious to the Company, and (2) the LTIPs and AIPs provide that a recipient will forfeit unvested and unpaid incentive compensation awards issued under the PEP for any manipulation or attempted manipulation of the performance results for personal gain at the expense of customers, shareholders, other employees or the Company. The Company will review and update, if necessary, its Clawback Policy in light of the SEC’s final clawback rule that was published in late 2022.

Sustainability

We are committed to integrating sustainability into our everyday actions to help create enduring value for our shareholders, customers, and employees and the communities we serve.  At PNM Resources, the term “sustainability” encompasses a broad range of important actions. It starts with our responsibility to deliver safe, reliable, affordable, and environmentally responsible energy to our customers and focuses on the following areas: advancement of cleaner sources of energy, including renewable energy, resulting in the significant reduction of CO2 emissions; natural resource conservation and protection; energy efficiency; economic development and improving the quality of life in our communities; and corporate governance. Information about these activities, including details on the significant efforts PNM has made and continues to make to reduce its GHG emissions and water usage, and transform its generation portfolio to a carbon-free portfolio in accordance with the Energy Transition Act, is available in our Sustainability Report available at www.pnmresources.com/esg-commitment/esg-reporting-and-disclosures/esg_reporting_library.aspx.

ADDITIONAL INFORMATION ABOUT OUR BOARD AND BOARD COMMITTEES

Board Meetings

The Chair of the Board presides at all meetings of the shareholders and of the full Board. As discussed on page 9 under “Board Leadership Structure and Lead Director,” the lead independent director chairs meetings of the independent directors and assumes other duties designed to support the Board’s independent oversight of management. The lead independent director is nominated and approved by the independent directors annually. The independent directors meet at each regular Board meeting without management present and will meet more often as the need arises. Norman P. Becker has served as the lead independent director since January 1, 2021.

In 2022, the full Board met six times. The independent directors held five regularly scheduled meetings and one specially called meeting in 2022. During 2022, all incumbent directors attended 100% of the total number of meetings of the Board and of the committees of the Board on which they served.

Directors are expected to attend the Annual Meeting and, as stated in the Corporate Governance Principles, are responsible for attending all director meetings and for reviewing materials provided in advance of each meeting. Directors are expected to actively participate in Board and committee meetings. All directors attended the 2022 annual meeting held on May 10, 2022.

Board Committees and their Functions

The Board has four current standing committees: the Audit Committee, the Compensation and HC Committee, the Finance Committee, and the Nominating Committee. All committee members are independent directors.

Each committee has a written charter that addresses the committee’s purpose and responsibilities. All current committee charters can be found at www.pnmresources.com/esg-commitment/governance-documents.aspx and are available in print without charge to any shareholder who requests them. The charters comply with applicable NYSE Listing Standards.

The following table provides 2022 membership and meeting information for each of the four Board committees.

Name	Audit Committee	Nominating Committee	Finance Committee	Compensation and HC Committee
V. A. Bailey	x	x*
N. P. Becker**			x	x
E. R. Conley	x			x*
A. J. Fohrer	x*	x
S. M. Gutierrez	x		x
J. A. Hughes		x	x
M. T. Mullarkey			x*	x
D. K. Schwanz	x	x
# Meetings in 2022	5	3	3	3
# Executive Sessions in 2022	5	—	—	2
*Committee Chair **Lead Independent Director

The membership of each of the four standing committees in 2022 is as follows:

Audit Committee	Finance Committee
E. R. Conley A. J. Fohrer* S. M. Gutierrez D. K. Schwanz	N. P. Becker** S. M. Gutierrez J. A. Hughes M. T. Mullarkey*
Compensation and HC Committee	Nominating Committee
V. A. Bailey N. P. Becker** E. R. Conley* M. T. Mullarkey	V. A. Bailey* A. J. Fohrer J. A. Hughes D. K. Schwanz
*Committee Chairs confirmed on February 28, 2023 **Lead Independent Director

A summary of each current standing committee’s responsibilities is included below:

Audit and Ethics Committee

Membership:	Four independent, non-employee directors in 2022
Functions:	Oversees the integrity of our financial statements, system of disclosure and internal controls regarding finance, accounting, legal, compliance, and ethics that management and the Board have established.
Ensures compliance with our legal and regulatory requirements.
Assesses and ensures the independent auditor’s qualifications and independence.
Reviews and approves the performance of our internal audit function and that of the independent auditors.
Approves independent auditor services and fees for audit and non-audit services.
Oversees our management of risks as assigned by the Board.
Charter:
A current copy of the Audit Committee Charter may be found on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx. The Audit Committee Charter prohibits any committee member from serving on the audit committees of more than two other publicly traded companies.

Evaluation:	The Audit Committee evaluated its 2022 performance and confirmed that it fulfilled all of the responsibilities described in its Charter.
Financial Expert:	The Board has unanimously determined that all Audit Committee members are financially literate and that E. R. Conley, A. J. Fohrer, and D. K. Schwanz qualify as “audit committee financial experts” within the meaning of SEC regulations and met the independence requirements of the NYSE listing standards.
Compensation and Human Capital Committee

Membership:	Four independent, non-employee directors in 2022
Functions:
Recommends the compensation philosophy, guidelines, and equity-based compensation for Officers (emphasizing rewarding long-term results and maximizing shareholder value).
Establishes an appropriate compensation program for the CEO and reviews and approves corporate goals and objectives relevant to CEO compensation.
Evaluates CEO performance in light of corporate goals and objectives.
Reviews and recommends to the independent directors, the CEO’s annual compensation level and components.
Reviews and approves all components of compensation and stock ownership guidelines for all senior officers, giving due consideration to the CEO’s recommendations.
Monitors our affirmative action program.
Oversees our annual compensation risk assessment.

Charter:	A current copy of the Compensation and HC Committee Charter may be found on our website at www.pnmresources.com/esg-commitment/governance-documents.aspx.
Evaluation:	The Compensation and HC Committee evaluated its 2022 performance and confirmed that it fulfilled all of the responsibilities described in its Charter.
Compensation and HC Committee Interlocks and Insider Participation:	During the fiscal year ended December 31, 2022, V. A, Bailey, N. P. Becker, E. R. Conley, and M. T. Mullarkey served on the Compensation and HC Committee. During the fiscal year ended December 31, 2022, there were no relationships or transactions between the Company and any member of the Compensation and HC Committee requiring disclosure hereunder. None of our executive officers currently serves, or during the fiscal year ended December 31, 2022 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and HC Committee.
Finance Committee

Membership:	Four independent, non-employee directors in 2022
Functions:
Reviews and recommends to the Board decisions regarding our capital structure and financial strategy, including dividend policy.
Oversees our financial performance, capital expenditures, and investment procedures and policies.
Oversees our investments in subsidiaries, investment trusts and other corporate investments.
Oversees our management of risks as assigned by the Board.

Charter:	A current copy of the Finance Committee Charter may be found at www.pnmresources.com/esg-commitment/governance-documents.aspx.
Evaluation:	The Finance Committee evaluated its 2022 performance and confirmed that it fulfilled all of the responsibilities described in its Charter.

Nominating and Governance Committee

Membership:	Four independent, non-employee directors in 2022
Functions:
Recommends candidates for election to the Board.
Develops policy on composition and size of the Board, as well as director tenure.
Develops director independence standards consistent with applicable laws or regulations.
Oversees the performance evaluation of the Board.
Recommends applicable revisions to the corporate governance principles.
Recommends Board compensation levels and stock ownership guidelines.
Oversees the Policy and Procedure Governing Related Party Transactions.
Oversees the Company’s management of risks as assigned by the Board.

Charter:	A current copy of the Nominating Committee Charter may be found at www.pnmresources.com/esg-commitment/governance-documents.aspx.
Evaluation:	The Nominating Committee evaluated its 2022 performance and confirmed that it fulfilled all of the responsibilities described in its Charter.
Director Candidates and Nominations:
The Nominating Committee will consider director candidates proposed by shareholders. Director candidates recommended by shareholders will be evaluated against the same criteria as nominees submitted by the Nominating Committee. Candidates must be highly qualified and exhibit both willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed description of the candidate’s qualifications, appropriate biographical information, and signed consent to serve to the Secretary of the Company, taking into consideration the criteria for new directors:

• directors should be individuals of the highest character and integrity and have inquiring minds, vision, the ability to work well with others, and exercise good judgment;

• directors should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

• directors should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

• directors should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

• directors should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency; and

• each director’s ownership interest should increase over time, consistent with the stock ownership guidelines and applicable insider trading restrictions, so that an appropriate amount of stock is accumulated.

General Board attributes and director qualifications can also be found on page 3 of the current Corporate Governance Principles document posted at www.pnmresources.com/esg-commitment/governance-documents.aspx.

In addition, please see the answer to Question 27 on page 89 for information on how to submit a shareholder proposal for nomination of a director candidate in accordance with our bylaws and applicable SEC rules.

As described on page 8 under Nomination Policy for Directors, the Board also considers diversity in identifying nominees for a well-balanced board with varied experience relevant to our electric energy business (and to date, has successfully recruited 5 female and/or minority candidates on our 9 member Board, including our female Chair).

DIRECTOR COMPENSATION

Elements of Director Compensation

The Nominating Committee recommends non-employee director compensation levels and stock ownership guidelines for review and approval by the full Board. Ms. Collawn, our Chair and CEO, is the only salaried employee serving on the Board and she receives no additional compensation for her Board service.

The general policy of the Board is to provide a reasonable director compensation package that will attract and retain highly qualified non-employee directors. The Nominating Committee reviews and compares the form and amount of director compensation on an annual basis to consider trends in director compensation and to recommend a total compensation amount that approximates the median of non-employee director compensation in similarly situated utility and energy companies, such as the PNMR Peer Group described on page 56 of this proxy statement.

As discussed in the 2022 proxy statement, director compensation was increased for 2022 based on a February 2022 analysis prepared by Pay Governance showing that, despite an increase in 2021 director compensation, the total compensation levels were below the median of the PNMR Peer Group and the S&P 400 MidCap Utilities Index. Following discussion and review of the Pay Governance analysis and recommendations, in March 2022, the Nominating Committee recommended and the Board approved making the following changes to director compensation for 2022 (and confirmed that the resulting total 2022 compensation levels would continue to be at or slightly below the median of both the PNMR Peer Group and the S&P 400 MidCap Utilities Index): increasing the (1) annual cash retainer from $90,000 to $95,000, (2) market value of the annual award of restricted stock rights from $120,000 to $125,000, (3) lead director fee from $25,000 to $30,000, (4) the Compensation and HC Committee chair retainer from $12,500 to $15,000, and (5) the Finance and Nominating Committees chair retainers from $10,000 to $12,500. Thus, the 2022 annual compensation for non-employee directors consisted of the following cash and stock based compensation:

Annual Retainer (Cash and Equity):	$95,000 in cash paid in quarterly installments Restricted stock rights(1) with a market value of $125,000(2)
Lead Director Retainer:	$30,000 paid in quarterly installments
Audit Committee Chair Retainer:	$15,000 paid in quarterly installments
Compensation and HC Committee Chair Retainer:	$15,000 paid in quarterly installments
Finance Committee Chair Retainer:	$12,500 paid in quarterly installments
Nominating Committee Chair Retainer:	$12,500 paid in quarterly installments
Supplemental Meeting Fees:	$1,500 - payable for and after each meeting of a particular committee or the Board, as the case may be, attended by a committee member or non-employee director, in excess of eight committee or full Board meetings annually.
(1)  Restricted stock rights granted under the PEP for the 2022 annual retainer vest on the first anniversary of the grant date, subject to vesting acceleration upon certain events, including disability. These awards are typically made at our annual meeting of directors which follows our Annual Meeting, unless the meeting occurs during a black-out period for trading in the Company’s securities as specified in the Company’s Insider Trading Policy. As set forth under the Equity Compensation Awards Policy, under those circumstances, the Board will either (a) schedule a special meeting after the expiration of the black-out period, (b) make awards pursuant to a unanimous written consent executed after the expiration of the black-out period, or (c) pre-approve the equity awards with an effective date after the expiration of the black-out period. The grant date of the awards is the date on which the Board approves the awards, unless (i) the approval date is a non-trading day, in which case the grant date is the immediately preceding trading date or (ii) pre-approval occurs during a black-out period, in which case the grant date is the first trading date after the expiration of the black-out period. The PEP limits the maximum amount of shares that may be granted to any non-employee director during any calendar year to no more than 15,000 shares.

(2)  The amount of restricted stock rights is determined by dividing $125,000 by the closing price of our stock on the NYSE on the day of the grant. Thus, 2,753 restricted stock rights were granted on May 10, 2022 to each non-employee director, based on the closing price on that date of $45.40 per share.

In addition, all directors are reimbursed for any Board-related expenses, such as travel expenses incurred to attend Board and Committee meetings and director education programs sponsored by educational and other institutions. Further, directors are indemnified by PNMR to the fullest extent permitted by law pursuant to our bylaws and indemnification agreements between the Company and each director. In December 2017, we adopted a program that allows directors to defer receipt of vested restricted stock rights awards granted on and after May 2018 to the earlier of (1) the five-year anniversary of termination of service with the Board, or (2) a date certain or termination of service anniversary selected by the director. No retirement or other benefit plans are available to directors.

In August 2022, Pay Governance presented the Nominating Committee an analysis of director compensation that showed, despite the increase in 2022 director compensation, current total compensation levels were slightly below the median of both the PNMR Peer Group and the S&P 400 MidCap Utilities Index. Following discussion and review of the Pay Governance analysis and recommendations, in August 2022, the Nominating Committee recommended and the Board approved the following changes to director compensation for 2023 to better align with peer median: increasing the (1) annual cash retainer from $95,000 to $100,000, (2) market value of the annual award of restricted stock rights from $125,000 to $130,000, and (3) the Finance and Nominating Committee Chairs from $12,500 to $15,000.

Stock Ownership and Retention Guidelines for Directors

The Board believes directors should be shareholders and have a financial stake in the Company to help align director financial interests with the financial interests of our longer term shareholders. The Board requires directors to attain a significant level of Company stock ownership over a reasonable period of time.

The Nominating Committee is responsible for recommending Board compensation levels and stock ownership and retention guidelines to the Board for approval. The current stock ownership guidelines provide that non-employee directors will hold an amount of shares (including unvested restricted stock rights) equal to five times the annual cash retainer within a reasonable period of time. In addition, each director is required to hold 100% of all vested restricted stock rights until his or her holdings exceed five times the annual cash retainer (sales of a portion of vested stock sufficient to satisfy related tax obligations are permitted). Further, directors must hold all restricted stock right awards for a period of six months after termination of Board service or until the director achieves the holding requirements. We believe these holding guidelines are appropriate because they continue to approximate the holding requirements of the PNMR Peer Group. All of the directors have met or we believe will meet in the applicable time frame their holding requirements under the guidelines. Similar stock ownership guidelines have been developed for executives and are discussed on page 58.

The guidelines are reviewed periodically for any appropriate changes as described on page 7 of the Corporate Governance Principles document available on PNM Resources’ website at www.pnmresources.com/esg-commitment/governance-documents.aspx.

Summary of Non-Employee Director Compensation in 2022

The following table summarizes the total compensation paid to or earned by each non-employee director for the year ended December 31, 2022.

Name(1)	Fees Earned Or Paid In Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
V. A. Bailey	107,500	125,000	—	—	—	—	232,500
N. P. Becker	125,000	125,000	—	—	—	—	250,000
E. R. Conley	110,000	125,000	—	—	—	—	235,000
A. J. Fohrer	110,000	125,000	—	—	—	—	235,000
S. M. Gutierrez	95,000	125,000	—	—	—	—	220,000
J. A. Hughes	95,000	125,000	—	—	—	—	220,000
M. T. Mullarkey	107,500	125,000	—	—	—	—	232,500
D. K. Schwanz	95,000	125,000	—	—	—	—	220,000
(1) Patricia K. Collawn does not receive any director compensation because she is our CEO.

(2) The following table provides additional information about fees earned or paid in cash to non-employee directors in 2022:
Name	Annual Retainer ($)	Committee Chair Fee ($)	Board Meeting Fees ($)	Lead Independent Director Fee ($)	Total ($)
V. A. Bailey	95,000	12,500	—	—	107,500
N. P. Becker	95,000		—	30,000	125,000
E. R. Conley	95,000	15,000	—	—	110,000
A. J. Fohrer	95,000	15,000	—	—	110,000
S. M. Gutierrez	95,000	—	—	—	95,000
J. A. Hughes	95,000	—	—	—	95,000
M. T. Mullarkey	95,000	12,500	—	—	107,500
D. K. Schwanz	95,000	—	—	—	95,000

 (3) Represents the grant date fair value of $49.38 per restricted stock right calculated in accordance with FASB ASC Topic 718 of the 2,430 restricted stock rights awarded under the PEP to each non-employee director on May 10, 2022. The assumptions used in determining the grant date fair value of restricted stock rights are set forth in Note 12 of the consolidated financial statements in PNMR’s Annual Report on Form 10-K for the year ended December 31, 2022. As of December 31, 2022, the non-employee directors listed on the table above had 2,430 outstanding restricted stock rights that will vest in May 2023. As discussed above, directors may elect to defer receipt of vested restricted stock awards granted on and after May 2018. The actual value that a director may realize on the payment of vested restricted stock rights will depend on the market price of our common stock at the date of settlement and ultimately, the value received by the director on the sale of stock.

OWNERSHIP OF OUR COMMON STOCK

Largest Shareholders

The following table contains information regarding the only persons and groups we know of that beneficially owned more than 5% of our common stock based on reports filed by such persons with the SEC as of March 20, 2023.

Name and Address	Voting Authority			Dispositive Authority
	Sole	Shared	None	Sole	Shared	Total Amount	Percentage of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	10,844,225	—	—	11,029,507	—	11,029,507	12.80%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 192355	—	100,196	—	9,089,204	174,328	9,263,532	10.79%

(1) As reported on Schedule 13G/A filed January 23, 2023 with the SEC by BlackRock, Inc. as the parent holding company or control person of thirteen subsidiaries.

(2) As reported on Schedule 13G/A filed February 9, 2023 with the SEC by The Vanguard Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PNM Resources’ executive officers and directors to file certain reports of ownership and changes in ownership with the SEC within two business days of a transaction. On February 24, 2022, Ms. Collawn and Mr. Eldred received 670 and 61 phantom shares, respectively, of PNM Common Stock into their PNM Resources, Inc. Executive Savings Plan accounts following a dividend payment. However, reporting of these two transactions was inadvertently delayed until March 3, 2022, resulting in late filings for each of these transactions. Otherwise, we believe all executive officers’ and directors’ applicable filing requirements were met.

Share Ownership of Executive Officers and Directors

The Board believes that our directors and executive officers should be shareholders and have a significant long-term financial stake in the Company. The stock ownership guidelines for directors and officers are discussed on pages 17 and 58 of this proxy statement. The following table shows the amount of PNM Resources common stock owned by our current directors, the named executive officers and our directors and executive officers as a group as of March 20, 2023.

Name	Amount and Nature of Shares Beneficially Owned (a)
	Shares Held	Right to Acquire within 60 Days (b)	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned	Deferred RSAs (c)
Non-Employee Directors:
Vicky A. Bailey	7,772	2,753	10,525	*	—
Norman P. Becker	15,533	2,753	18,286	*	3,124
E. Renae Conley	19,972	2,753	22,725	*	5,554
Alan J. Fohrer	21,268	2,753	24,021	*	7,686
Sidney M. Gutierrez	17,690	2,753	20,443	*	—
James A. Hughes	5,554	2,753	8,307	*	2,218
Maureen T. Mullarkey	12,356	2,753	15,109	*	7,686
Donald K. Schwanz	43,922	2,753	46,675	*	—
NEOs:
Patricia K. Collawn	673,418	122,860	796,278	*	—
Charles N. Eldred [1]	13,129	8,006	21,135	*	—
Joseph D. Tarry	25,482	7,374	32,856	*	—
Patrick A. Apodaca	86,702	4,144	90,846	*	—
Elisabeth A. Eden	16,763	2,992	19,755	*	—
Ronald N. Darnell	42,658	3,390	46,048	*	—
Directors and Executive Officers as a Group (13 persons)	989,090	162,784	1,151,874	1.34%	26,268
*Less than 1% of PNMR outstanding shares of common stock.
1 Mr. Eldred is not included under the “group” ownership reporting as he is not a current executive officer.
(a) Unless otherwise noted, each person has sole investment and voting power over the reported shares (or shares such powers with his or her spouse).
(b) Beneficial ownership also includes the shares directors and executive officers have a right to acquire through (1) potential accelerated vesting (upon disability) under the PEP of non-employee director restricted stock awards that the director has elected not to defer receipt to a later date, (2) potential accelerated vesting (including upon retirement or disability) under the PEP of officer restricted stock awards, and (3) the number of shares that executive officers have a right to acquire through the Executive Savings Plan II upon the participant’s termination of employment. As of February 17, 2023, the number of shares reported in this column include the following Executive Savings Plan II share rights held by PNMR’s named executive officer: P. K. Collawn - 88,006.
(c) The amounts shown are restricted stock rights that directors have elected to defer receipt of under the program described on page 16. The information in this column is not required by SEC rules because the effect of the deferral election is that the director does not have the right to acquire any underlying shares within 60 days of March 20, 2023. PNMR has provided this information to provide a more complete picture of the financial stake that its directors have in PNMR.

PROPOSAL 1: ELECT AS DIRECTORS THE NINE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT
(PROPOSAL 1 on your Proxy Card)

General Information

Each of the nine director nominees presented below was recommended by the Nominating Committee and nominated by the Board for election as directors to serve for a one-year term that expires at the annual meeting in 2024 and until their successors are elected and qualified. The Board fixed the number of directors at nine, effective May 10, 2022.

The nine nominees are current members of the Board who were elected by the shareholders at the 2022 annual meeting and are standing for re-election. The Director Service Policy, adopted by the Board and set forth in the Corporate Governance Principles document, provides that, ordinarily, a director will not serve for more than 12 years on the Board. Donald K. Schwanz has served as a director for approximately 15 years. The Board is recommending that Mr. Schwanz be elected to serve an additional one-year term because his continued service during the pendency of completion of the Merger is in the best interest of the Company given his knowledge of the Merger Agreement and the Merger and the oversight required to successfully complete the Merger. Mr. Schwanz’ extensive qualifications and experience and ability to provide continuity are invaluable. In accordance with the Director Service Policy, Mr. Schwanz has submitted a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable. There is no current expectation that the resignation would be accepted by the Board within the one-year term.

Each of the nine nominees has consented to being nominated and to serve if elected. We do not know of any reason why any nominee would be unable to serve. However, should any nominee become unable to serve for any reason, the proxies may be voted for a substitute nominee selected by the Board upon the recommendation of the Nominating Committee, or the Board may reduce the size of the Board.

All of the director nominees are independent directors, except Ms. Collawn, our Chair and CEO. As shown by the following biographies, each nominee has valuable skills and experiences that, taken together, provide us with the variety and depth of knowledge and judgment necessary to provide effective oversight of our electric utility and related businesses.

Below each nominee’s biography, we have included an assessment of the skills and experience of each such nominee. We have also included a chart that covers the assessment for the full Board after the biographies below. The noted age of each director is as of March 20, 2023.

Directors Nominated This Year For One-Year Terms Expiring in 2024

Vicky A. Bailey

Age 70
Director since 2019

Founder and President, Anderson Stratton International, LLC

Independent Director

Committee Memberships:
Compensation and Human Capital
Nominating and Governance (Chair)

Ms. Bailey resides in Washington, D.C. and has over 30 years of national, international, executive, governmental and entrepreneurial expertise in energy and regulated industries. Ms. Bailey is the founder and President of Anderson Stratton International, LLC, a strategic consulting and governmental relations firm.

Ms. Bailey is a director of Cheniere Energy, Inc., a NYSE-listed energy company primarily engaged in liquefied natural gas related businesses, where she serves as member of its governance and nominating committee and audit committee. Ms. Bailey serves as a director of Equitrans Midstream Corporation, a NYSE-listed natural gas midstream company, and serves as chair of its corporate governance committee and is a member of its health, safety, security and environmental committee. Ms. Bailey is also a director of Occidental Petroleum Corporation, a NYSE-listed energy company conducting oil and gas exploration and production activities in the United States and internationally, serving on the governance and nominating committee and the sustainability and shareholder engagement committee. Ms. Bailey serves as a director of Battelle Memorial Institute, a non-profit applied science and technology organization. Ms. Bailey is a member of the Board of Trustees of The Conference Board.

Ms. Bailey previously served as a director of EQT Corporation, an NYSE-listed petroleum and natural gas exploration and pipeline company. Ms. Bailey also served as a director of Cleco Corporation, a NYSE-listed energy services company with regulated utility and wholesale energy businesses.

Ms. Bailey has substantial regulatory and senior management experience in the energy industry having previously served as President of PSI Energy, Inc., a regulated utility; a commissioner of the Federal Energy Regulatory Commission; and commissioner of the Indiana Utility Regulatory commission. She was also a trustee of the North American Electric Reliability Corporation, the not-for-profit international regulatory authority whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the grid. Ms. Bailey also has significant energy policy experience having been appointed as an Assistant Secretary for Domestic Policy and International Affairs at the U.S. Department of Energy. Ms. Bailey was appointed to the Blue Ribbon Commission on America’s Nuclear Future that conducted a review of nuclear policies and activities. Ms. Bailey was the first female to be elected board chair of the United States Energy Association. Ms. Bailey received a B.S. in Industrial Management from Purdue University and completed the Advanced Management Program at The Wharton School, University of Pennsylvania.

Ms. Bailey’s extensive knowledge of the electric utility industry and nuclear energy operations, including her significant state and federal regulatory and public policy experience are highly valued by the Board and support the Company’s strategic efforts. She brings a diverse perspective to our Board based on her experience as a strategic consultant, a former energy and electric utility executive, a director of public company energy corporations, and having significant high level public policy experience relevant to our businesses.
Specific Qualifications/Attributes/Experience:

•Leadership and Strategy •Finance/Capital Allocation •Financial Expertise/Literacy •Risk Management •Environmental/Sustainability •Regulated Industry	Energy and Electric Utility Cybersecurity Corporate Governance Customer and Community Labor and Human Resources

Norman P. Becker Age 67 Director since 2016 Retired President and CEO, New Mexico Mutual Casualty Company Lead Independent Director Committee Memberships: Compensation and Human Capital Finance
Mr. Becker, a resident of Albuquerque, New Mexico, has more than 30 years of insurance and health care industry experience. Mr. Becker retired as President and CEO of New Mexico Mutual Casualty Company, an insurance provider, on March 31, 2021. He previously served as SVP of Manuel Lujan Agencies, an insurance agency, and as President of Lovelace Health System, a system of hospitals and medical centers in greater Albuquerque. His former roles include 20 years with Blue Cross Blue Shield plans, with the last seven of those years as President and CEO of Blue Cross Blue Shield of New Mexico.

Mr. Becker currently serves as Chair of the Presbyterian Healthcare Systems Board of Directors and Past Chair of the Greater Albuquerque Chamber of Commerce. He has extensive community and public interest involvement and serves or has served in leadership roles at United Way of Central New Mexico, Blue Cross and Blue Shield Association, the First Community Bank Advisory Board, the National Hispanic Cultural Center, the Albuquerque Hispano Chamber of Commerce, the NM Hospitals and Health Systems Association, and the Bank of Albuquerque Community Board. Mr. Becker received a Master of Health Administration from the University of Colorado.
Mr. Becker’s qualifications to serve as director include his extensive leadership experience within a highly regulated industry, strong record of community and business involvement, and business contacts and relationships within PNM’s service area. Mr. Becker brings valuable insight to our Board as a result of his broad range of business skills and financial expertise, as well as his expertise and exposure to an industry that has multiple stakeholders, including customers and regulators. Mr. Becker currently serves as lead director and presides over meetings of the independent directors in executive session.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability Regulated Industry	Energy and Electric Utility Cybersecurity Corporate Governance Customer and Community Labor and Human Resources

Patricia K. Collawn Age 64 Director since 2010 Chair and CEO of PNM Resources
Ms. Collawn, a resident of Albuquerque, New Mexico, has more than 30 years of leadership experience in the utility and electric industry. Ms. Collawn is Chair and CEO of PNM Resources. She served as President from 2010 to 2022, and became Chair in 2012. Ms. Collawn is also Chair of PNM and TNMP. Ms. Collawn previously served as COO and as Utilities President of PNM Resources. Ms. Collawn also served as President and CEO of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary.

Ms. Collawn is a director of Equitrans Midstream Corporation, a NYSE-listed natural gas midstream company, and serves on its management development and compensation committee and health, safety, security and environmental committee. Ms. Collawn has notified the Equitrans’ board that she will not stand for reelection at its April 25, 2023 annual meeting of Shareholders. Ms. Collawn is also a director of Cheniere Energy, Inc., a NYSE-listed energy and liquified natural gas company, serving on its audit and compensation committees. Ms. Collawn previously served as a director of CTS Corporation, a NYSE-listed global designer and manufacturer of sensors, actuators and electronic components, and Evgo, Inc., a NASDAQ-listed company, the nation’s largest public fast charging networks for electric vehicles.

Ms. Collawn also serves as Chair of Nuclear Electric Insurance Limited, and is on the board of Edison Electric Institute (EEI) (past Chair). She previously served as Chair of Electric Power Research Institute (EPRI). Ms. Collawn was awarded the EEI Distinguished Leadership Award by her peers for her significant contributions and ongoing commitments to the electric power industry, including leading on major policy issues such as tax reform, wildfire mitigation, and climate change. Under her leadership, PNM became the first U.S. investor-owned utility to set the earliest goal of 100% carbon-free generation by 2040.

Ms. Collawn currently serves as chairman of New Mexico Partnership, the official statewide economic development organization for locating businesses in New Mexico. She is former chairman of the Greater Albuquerque Chamber of Commerce, the Kirtland Partnership Committee, and of United Way of Central New Mexico. Ms. Collawn received a B.A. from Drake University and an M.B.A. from Harvard Business School.

Ms. Collawn’s knowledge of our business and the utility industry, her understanding of the complex regulatory structure of the utility industry and her substantial operations experience qualify her to be the Chairman of the Board and enable her to provide valuable perspectives on many issues facing the Company. Ms. Collawn’s service on the Board creates an important link between management and the Board that facilitates decisive and effective leadership. Her leadership role with EEI allows Ms. Collawn to keep the Board up to date on issues facing the entire utility industry, especially with respect to corporate governance, cybersecurity, environmental and sustainability matters, leadership, safety, strategy and technological matters.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability Regulated Industry	Energy and Electric Utility Cybersecurity Corporate Governance Customer and Community Labor and Human Resources

E. Renae Conley Age 65 Director since 2014 CEO, ER Solutions, LLC Independent Director Committee Memberships: Audit and Ethics Compensation and Human Capital (Chair)
Ms. Conley, a resident of Chicago, Illinois, has over 30 years of business experience in the energy industry, including significant leadership positions in finance, operations and human resources. Ms. Conley currently serves as CEO of ER Solutions, LLC, an energy consulting firm. Ms. Conley previously served as EVP, Human Resources & Administration, and Chief Diversity Officer of Entergy Corporation, a NYSE-listed integrated energy company. She also served as Chair, President and CEO of Entergy Louisiana and Gulf States Louisiana, a subsidiary of Entergy Corporation, providing electric service to over one million customers throughout Louisiana. During that time, Ms. Conley played a key role leading utility restoration efforts in Louisiana in the wake of a number of major hurricanes. Prior to joining Entergy, Ms. Conley held a variety of executive positions for PSI Energy/Cinergy Corporation, including President of Cincinnati Gas and Electric.

Ms. Conley serves as Board Chair of Southwest Gas Holdings, Inc., a NYSE-listed holding company with interest in natural gas operations and utility infrastructure services, and serves on its audit and compensation committees. Ms. Conley also serves on the board of The Indiana Toll Road Concession LLC, a subsidiary of IFM Investors, operating and maintaining the Indiana East-West Toll Road. Ms. Conley previously served as a director of US Ecology, Inc., a NASDAQ-listed integrated environmental services company; and Advanced Disposal Services, Inc., a NYSE-listed integrated environmental services company; and ChoicePoint Inc., an identification and credential verification company.
Ms. Conley is currently Chair of the Ball State University Board of Trustees and a member of the Ball State University Foundation Board. She is retired from the boards of directors of the New Orleans Branch of the Federal Reserve Bank of Atlanta and the National Action Council for Minorities in Engineering. Ms. Conley received a B.S. degree in accounting and an M.B.A., both from Ball State University.
Ms. Conley’s qualifications to serve as a director include her extensive utility and energy industry experience, including being CEO of an energy consulting company and holding directorships and executive officer positions at public energy companies, which give her important financial and regulatory insight into our regulated utility businesses and field operations. Ms. Conley also brings valuable experience with respect to labor and human resources.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability	Regulated Industry Energy and Electric Utility Corporate Governance Customer and Community Labor and Human Resources

Alan J. Fohrer Age 72 Director since 2012 Retired Chairman and CEO, Southern California Edison Independent Director Committee Memberships: Audit and Ethics (Chair) Nominating and Governance
Mr. Fohrer is a resident of Arcadia, California. He retired as Chair and CEO of Southern California Edison, a subsidiary of Edison International (“Edison”) and one of the largest public electric utilities in the United States. Mr. Fohrer played an important role in leading SCE following the California energy crisis and worked with regulators to establish a credible framework for energy markets in California. During this period, SCE was a leader in both renewable energy purchases and energy efficiency. He previously served as President and CEO of Edison Mission Energy, a subsidiary of Edison that owned and operated independent power facilities. He also previously served as EVP and CFO of both Edison and SCE.

Mr. Fohrer is currently a director of TransAlta, Inc., a NYSE-listed company and Canada’s largest investor-owned power producer and wholesale marketer of electricity and is a member of its audit, finance and risk committee and governance, safety and sustainability committee.

Mr. Fohrer has served on the Boards of Blue Shield California; the Institute of Nuclear Power Operations; Duratek, Inc.; Osmose Utility Services, Inc; MWH Global Inc.; Synagro, Inc.; and the California Chamber of Commerce. Mr. Fohrer is a member of the Viterbi School of Engineering Board of Councilors for the University of Southern California and a member of the board of the California Science Centre Foundation.
During his tenure as CEO of Southern California Edison, Mr. Fohrer represented the electric utility industry in significant regulatory and legislative proceedings, and co-chaired EEI’s energy delivery and reliability committees. Mr. Fohrer earned his B.Sc. and M.Sc. degrees in civil engineering from the University of Southern California and received an M.B.A. from California State University, Los Angeles.
Mr. Fohrer’s qualifications to serve as a director include his extensive financial and leadership experience with public energy and utility companies. In addition, Mr. Fohrer has significant experience with nuclear operations and with the legislative and regulatory challenges facing energy and utility companies. Mr. Fohrer’s background with sustainability and cybersecurity matters also makes him a valuable director on our Board.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability Regulated Industry	Energy and Electric Utility Cybersecurity Corporate Governance Customer and Community Labor and Human Resources

Sidney M. Gutierrez Age 71 Director since 2015 Chair, Vaya Space (formerly Rocket Crafters, Inc.) Independent Director Committee Memberships: Audit and Ethics Finance
Mr. Gutierrez is a resident of Austin, Texas. He currently serves as Board Chair of Vaya Space (formerly Rocket Crafters, Inc.), a development-stage company engaged in rocket propulsion research and development, launch vehicle design-engineering and launch service logistics planning and development. He retired as CEO of Vaya Space in 2018.
Mr. Gutierrez retired as a Colonel after serving as a fighter pilot and test pilot in the Air Force and as an astronaut and Space Shuttle Mission Commander with NASA. After retiring from NASA, Mr. Gutierrez spent over 20 years at Sandia National Laboratories (“Sandia”) where he served in various senior leadership positions and led many complex, high technology efforts, including research on nuclear power reactors, solar and wind energy, advanced fuel cycles and nuclear fuel waste disposal. As a director of the Environmental, Safety and Health Programs at Sandia, he was responsible for leading a lab-wide safety effort that cut the lab’s accident rate in half.
Mr. Gutierrez has also served on several national advisory panels for NASA, reporting to the President and both houses of Congress. He served on the board of directors of TNMP before it was acquired by PNM Resources. Mr. Gutierrez is actively engaged in community and other non-profit entities, including New Mexico Institute of Mining and Technology and the New Mexico Spaceport Authority. Mr. Gutierrez received a B.S. in Aeronautical Engineering (Distinguished Graduate) from the United States Air Force Academy and an M.A. in Management from Webster University.
Mr. Gutierrez’s qualifications to serve as a director includes his expertise with respect to technology systems based on his engineering background and his significant experience with nuclear energy and operations, and renewable and sustainable energy. His experience raising capital for a start-up rocket company has given him important financial insight. Mr. Gutierrez also has an extensive background in safety improvements and reliability, and a thorough knowledge of the risk management principles related to security threats including cybersecurity and Supervisory Control and Data Acquisition.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability Regulated Industry	Energy and Electric Utility •Cybersecurity Corporate Governance Customer and Community Labor and Human Resources

James A. Hughes Age 60 Director since 2019 Managing Partner, Encap Investments, L.P. Independent Director Committee Memberships: Finance Nominating and Governance
Mr. Hughes is a resident of Houston, Texas. Mr. Hughes is currently a Managing Partner of Encap Investments L.P., providing growth capital to independent energy companies. He formerly served as CEO and Managing Director of Prisma Energy Capital LLC, a private entity focused on investments in energy storage. He is the former CEO and director of First Solar, Inc., a NASDAQ-listed provider of comprehensive photovoltaic solar energy solutions. Mr. Hughes also served as CEO and director of AEI Services LLC, a private company that owned and operated power distribution and generation (both thermal and renewable) in emerging markets worldwide. He served as President and CEO of Prisma Energy International. Mr. Hughes also held several senior executive positions with Enron corporations, including President and Chief Operating Officer of Enron Global Assets; President and Chief Operating Officer of Enron Asia, Pacific, Africa and China; and as Assistant General Counsel of Enron International.
Mr. Hughes currently serves as a director of Alcoa Corporation, NYSE-listed global industry leader in the production of bauxite, alumina and aluminum, serving as a member of its audit committee and safety, sustainability and public issues committee. Mr. Hughes is also a director of TPI Composites Inc., a NASDAQ-listed manufacturer of composite wind blades for wind turbines and composite products, where he serves on its audit committee.
Mr. Hughes is currently a member of the Energy Advisory Committee of the Federal Reserve Bank of Dallas. He is the former chair of the Los Angeles Branch of the Federal Reserve Bank of San Francisco. Mr. Hughes received a J.D. from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London and a B.A. from Southern Methodist University.
Mr. Hughes’ qualifications to serve as a director include his extensive experience in the energy industry, particularly with respect to the renewable energy sector, which give him important financial, regulatory, sustainability and environmental insights. In addition, his previous senior leadership positions and directorships at large public energy and utility companies and service on the board of the federal reserve bank branch provide valuable business, financial, risk management, cybersecurity, regulatory, governance and operational and management expertise.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management Environmental/Sustainability	Energy and Electric Utility Cybersecurity Corporate Governance Customer and Community Regulated Industry

Maureen T. Mullarkey Age 63 Director since 2014 Former EVP and CFO, International Game Technology Independent Director Committee Memberships: •Compensation and Human Capital •Finance (Chair)
Ms. Mullarkey is a resident of Reno, Nevada. Ms. Mullarkey retired as EVP and CFO of International Game Technology (“IGT”), a NYSE-listed company and leading supplier of gaming equipment and technology. During her nineteen years with IGT, she held several executive management positions involving investor relations, finance, accounting, treasury management, tax, information systems and enterprise resource functions.
Ms. Mullarkey is currently a director of Everi Holdings, Inc., a NASDAQ-listed company of businesses that deliver products and services to the gaming industry, where she serves on the audit, compensation, and nominating committees. She previously served as a director of NV Energy, Inc., a public utility company providing energy services and products to 1.4 million customers throughout Nevada.
Ms. Mullarkey previously served on the boards of the University of Nevada Foundation, the Nevada Museum of Art, the Desert Research Institute, and Renown Health. She has also served on the boards of the Community Foundation of Western Nevada, Nevada Women’s Fund and the University of Nevada Reno College of Business advisory board. She was an Entrepreneur in Residence with the Nevada Institute for Renewable Energy Commercialization. She was also a partner in a private investment firm. Ms. Mullarkey received a B.S. from the University of Texas and an M.B.A. from the University of Nevada, Reno.
Ms. Mullarkey’s qualifications to serve as a director include her extensive financial expertise and literacy gained after years of serving as a senior executive of a public technology company, and years of leadership as a director of a public energy company. Ms. Mullarkey also brings to the Board strategic and operational leadership and expertise related to technology. In addition, as a former director of a public energy company, Ms. Mullarkey brings to the Board sustainable and renewable energy experience.
Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Finance/Capital Allocation Financial Expertise/Literacy Risk Management	Environmental/Sustainability Regulated Industry Energy and Electric Utility Corporate Governance

Donald K. Schwanz Age 78 Director since 2008 Retired Chair and CEO, CTS Corporation Independent Director Committee Memberships: Audit and Ethics Nominating and Governance
Mr. Schwanz is a resident of Scottsdale, Arizona. Mr. Schwanz retired as Chair and CEO of CTS Corporation, a NYSE-listed global designer and manufacturer of sensors, actuators and electronic components. Prior to joining CTS, Mr. Schwanz held various senior executive and management roles at Honeywell, including President of the Industrial Controls Business, a $2.8 billion global business specializing in process control system, and President of Honeywell’s Space and Aviation Controls business, a leading global supplier of avionics for commercial and business aircraft.

Mr. Schwanz previously served as a director of Multi-Fineline Electronix, Inc., a NASDAQ Global Select Market traded company, producing flexible printed circuits and flexible circuit assemblies. Mr. Schwanz is a graduate of the Massachusetts Institute of Technology where he received his B.S. in mechanical engineering and received an M.B.A. from the Harvard Business School.

Mr. Schwanz’ qualifications to serve as a director include his years of leadership at CTS as well as his extensive executive service at Honeywell. This leadership experience provides Mr. Schwanz with strategic and operational experience, financial expertise and knowledge of finance and capital allocation. His engineering, operations, manufacturing and business experience have provided him with expertise relevant to the operation of the Company's businesses.

Specific Qualifications/Attributes/Experience:

	Leadership and Strategy Financial/Capital Allocation Financial Expertise/Literacy Risk Management	Corporate Governance Customer and Community Labor and Human Resources

Summary of Director Qualifications and Experience	Vicky A. Bailey	Norman P. Becker (Lead Director)	Patricia K. Collawn	E. Renae Conley	Alan J. Fohrer	Sidney M. Gutierrez	James A. Hughes	Maureen T. Mullarkey	Donald K. Schwanz
Years Served on the Board	4	7	13	9	11	8	4	9	15
LEADERSHIP AND STRATEGY experience is important in overseeing management and driving growth.	●	●	●	●	●	●	●	●	●
FINANCE/CAPITAL ALLOCATION experience is important in evaluating our financial statements and capital structure.	●	●	●	●	●		●	●	●
FINANCIAL EXPERTISE/LITERACY experience is important in understanding and overseeing our financial reporting and internal controls.	●	●	●	●	●	●	●	●	●
RISK MANAGEMENT experience is important in evaluating significant risks and providing effective oversight of risk management processes.	●	●	●	●	●	●	●	●	●
ENVIRONMENTAL/SUSTAINABILITY experience is important in assessing environmental compliance and overseeing responsible, long-term value creation.	●	●	●	●	●	●	●	●	
REGULATED INDUSTRY experience is important to overseeing a business in a heavily regulated industry.	●	●	●	●	●	●	●	●	
ENERGY AND ELECTRIC UTILITY experience is important in developing, implementing and assessing our operating plan and business strategy, and providing our customers safe, reliable and affordable electricity from various generation sources, including nuclear.	●	●	●	●	●	●	●	●	
CYBERSECURITY experience is important in providing effective oversight of related risk management procedures to safeguard our generation, transmission and distribution assets.	●	●	●		●	●	●		
CORPORATE GOVERNANCE experience is important in providing accountability and transparency and protecting shareholder interests.	●	●	●	●	●	●	●	●	●
CUSTOMER AND COMMUNITY experience is important in addressing the interests and needs of our many stakeholders.	●	●	●	●	●	●	●		●
LABOR AND HUMAN RESOURCES experience is important in attracting, motivating and retaining top candidates and maintaining good relations with union employees.	●	●	●	●	●	●			●
Demographic Background									
Gender									
Male		●			●	●	●		●
Female	●		●	●				●	
Race/Ethnicity									
American Indian, Alaska Native									
Asian									
Black, African American	●								
Hispanic, Latino						●			
Native Hawaiian or Other Pacific Islander									
White, Caucasian		●	●	●	●		●	●	●

Our nine director nominees are highly qualified, diverse and high functioning with an effective combination of skills, expertise, and diversity to oversee the risks and opportunities of our electric utility and related businesses.

PROPOSAL 2: RATIFY APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023
(PROPOSAL 2 on your Proxy Card)

The Board is recommending that the shareholders ratify the selection of KPMG as our independent public registered accountants for 2023. The Audit Committee has performed its annual evaluation of the quality and cost of services provided by KPMG and an assessment of auditor independence. The Audit Committee reported to the Board complete satisfaction with the services provided by KPMG and recommended that KPMG be selected as our independent registered public accountants for 2023. The Board agrees with the Audit Committee’s recommendations, as described in the Audit Committee Report contained in this proxy statement.

In determining whether to recommend to the full Board the reappointment of KPMG as our independent auditor, the Audit Committee annually considers several factors including:
•the length of time KPMG has been engaged;
•the firm’s independence and objectivity;
•KPMG’s capability and expertise in handling our electric utility businesses, including the expertise and capability of the lead audit partner;
•historical and recent performance, including the extent and quality of KPMG’s communications with the Audit Committee, and the results of a management survey of KPMG’s overall performance;
•data related to audit quality and performance, including recent Public Company Accounting Oversight Board inspection reports on the firm; and
•the appropriateness of KPMG’s fees.

In accordance with SEC rules, independent audit partners are subject to rotation requirements limiting their number of consecutive years of service to our Company to no more than five.

We are not required to have shareholders ratify the selection of KPMG as our independent auditor but are doing so because we believe it is a matter of good corporate governance. Representatives of KPMG will be available at the Annual Meeting where they will have the opportunity to make statements and respond to appropriate questions by shareholders. If shareholders fail to ratify the appointment of KPMG, the Audit Committee will consider other auditors for 2024. Because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment of KPMG as independent public accountants for 2023 will stand even if shareholders fail to ratify our selection unless the Audit Committee determines there is a compelling reason for a change. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of PNM Resources and our shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023.

AUDIT AND ETHICS COMMITTEE REPORT
The primary function of our Audit and Ethics Committee (“Audit Committee”) is oversight of the Company’s financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Audit Committee acts under a charter, which can be found on the PNM Resources web site at www.pnmresources.com/esg-commitment/governance-documents.aspx. We review the adequacy of the charter at least annually. Each member of the Audit Committee is independent as required by the applicable listing standards of the New York Stock Exchange and Securities and Exchange Commission (“SEC”). Three current members are audit committee financial experts under SEC rules. We held five meetings in 2022 with KPMG LLP (“KPMG”), the Company’s principal independent registered public accounting firm for 2022, with one meeting at which we reviewed extensive reports and had discussions with the independent auditors, internal auditors, and other members of management.
In carrying out our responsibilities, we look to management and the independent auditors. The Company’s management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether such financial statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Company’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and KPMG, the independent auditors. Management and KPMG informed us that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with KPMG the matters required to be discussed by the independent auditors with the Committee under the rules and standards adopted by the PCAOB, including critical accounting matters addressed during the audit. In addition, we reviewed and discussed management’s report on internal controls over financial reporting and the related audit performed by KPMG which confirmed the effectiveness of the Company’s internal controls over financial reporting.

We received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditors’ communications with us concerning independence, and we discussed the firm’s independence with KPMG.

We discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with the internal auditors and the independent auditors at each regularly scheduled meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

We have also assessed the performance of the independent auditors and have appointed KPMG to audit the Company’s financial statements for 2023, subject to shareholder ratification of that appointment.

Based on the reviews and discussions referred to above, reliance on management and KPMG, and subject to the limitations of our role described above, we recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

                            Audit and Ethics Committee
Alan J. Fohrer (Chair)
E. Renae Conley
Sidney M. Gutierrez
Donald K. Schwanz

INDEPENDENT AUDITOR FEES

Audit Fees for 2022 and 2021

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2022 and December 31, 2021 by KPMG, our principal independent registered public accounting firm.

Fees	Fiscal Year Ended (in thousands) ($)
	2022	2021
Audit Fees	2,452	2,195
Audit-related Fees	525	157
Tax Fees	—	—
All Other Fees	—	—
Total Fees	2,977	2,352

Audit Fees are primarily for the audit of our annual financial statements, review of financial statements included in our 10-Q filings and the annual Sarbanes-Oxley Audit, and statutory and regulatory filings.

Audit-related fees include services provided in connection with financing arrangements, the pending Merger, and other agreed upon procedures.

All fees have been approved by the Audit Committee. The reported aggregate fees billed for professional services include travel related expenses to perform the services and applicable gross receipts taxes.

The Audit Committee requires the independent registered public accounting firm selected to audit the Company’s financial statements to obtain the approval of the Audit Committee before performing any non-audit services permitted by applicable law so that the Audit Committee may determine whether the provision of such services is compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Thus, the Audit Committee preapproves all audit services and all permitted non-audit services performed by the principal accounting firm.

PROPOSAL 3: APPROVE THE 2023 PERFORMANCE EQUITY PLAN
(PROPOSAL 3 on your Proxy Card)

General Information

As described in the CD&A, equity-based long-term incentive awards are an important element of our executive compensation program. Since the Company’s 2014 annual meeting, long-term equity incentive awards have been issued pursuant to the 2014 PEP. On February 27, 2023, upon the recommendation of the Compensation and HC Committee, the Board unanimously adopted, subject to shareholder approval, the PNM Resources, Inc. 2023 Performance Equity Plan (the “2023 PEP”). If shareholder approval is obtained, the 2023 PEP will become effective as of the date of this Annual Meeting. If shareholder approval is not obtained, the 2023 PEP will be null and void in its entirety and the Prior Plans (as defined below) will remain in effect.

The 2023 PEP will supersede and replace the 2014 PEP and all other currently effective similar plans adopted by the Company at any time in the past (collectively, the “Prior Plans”), provided that all Prior Plans shall remain in effect until all awards granted under the Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated. No awards will be made under any Prior Plan if and when the 2023 PEP is approved by the shareholders.

Like the 2014 PEP, the purpose of the 2023 PEP is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by employees and non-employee directors, by providing additional incentives and motivation toward superior performance of the Company and by enabling the Company to attract and retain the services of employees and non-employee directors upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent. To further these objectives, the 2023 PEP allows the Company to grant stock options, restricted stock rights, restricted stock, stock grants, stock units, performance shares, performance units, stock appreciation rights (“SARs”) and non-employee director retainer awards.

As of December 31, 2022, a total of 3,016,862 shares of common stock remained authorized but unissued under the Prior Plans. Of those 3,016,862 shares, 603,372 shares remain available for grant as restricted stock rights, restricted stock, performance shares, performance units, stock grants, and stock units (such awards are commonly referred to as full value awards). Based on estimated usage and historical data the Compensation and HC Committee anticipates depleting the shares currently available for grant under the 2014 PEP as full value awards by the end of 2023. In order to continue to have an appropriate supply of shares available for grant as full value awards, the Company is asking the shareholders to increase the total number of shares available for grant under the 2023 PEP to 2,500,000, which includes the number of shares of stock that were authorized but unissued under the Prior Plans as of December 31, 2022. If this proposal is approved, the 2,500,000 shares of common stock available under the 2023 PEP would represent approximately 2.9% of fully diluted shares of common stock outstanding as of December 31, 2022. The Board believes that this number of shares of common stock represents a reasonable amount of potential equity dilution in light of the purposes of the 2023 PEP as described above. Consistent with the Company’s historical practices, the Company intends to settle awards under the 2023 PEP by purchasing shares on the open market, so the approval of the 2023 PEP should have no direct impact on shareholder dilution. If the 2023 PEP is approved and the Company issues awards in amounts consistent with its three-year average burn rate as described below, it is anticipated that the shares of common stock available under the 2023 PEP should meet the Company’s needs for approximately 7-10 years. Assuming the Company’s shareholders approve this proposal, the Company will file a Registration Statement on Form S-8 to register the additional shares of common stock available for issuance under the 2023 PEP under the Securities Act of 1933, as amended.

One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the Company’s three-year average annual burn rate has been 0.28%. The Company believes its historical share usage has been responsible and demonstrated prudence.

Year	Full-value shares of common stock granted[1]	Weighted average number of shares of common stock outstanding	Burn rate
2022	174,075	86,122,053	0.29%
2021	160,489	86,069,860	0.27%
2020	159,474	80,157,221	0.29%
Three-year average	164,679	84,116,378	0.28%
[1] Full-value awards include PSs and RSAs. PSs are included assuming the target level of performance is achieved.

In preparing the 2023 PEP, the Company has taken into consideration emerging trends and current best practices with respect to equity-based compensation plans. In this regard, the 2023 PEP contains the following provisions which we believe reflect best practices for equity-based compensation plans and promote good governance:

•	Limitations on Repricing – The 2023 PEP expressly prohibits the Compensation and HC Committee from repricing stock options and SARs without prior shareholder approval.
•
No Liberal Share Counting – The 2023 PEP expressly requires that: (i) settlement of a stock-settled SAR or broker-assisted “cashless” exercise of a stock option (or a portion thereof) shall reduce the number of shares available for grant by the entire number of shares subject to the award (or applicable portion thereof), even though a smaller number of shares will be issued upon such settlement and/or exercise; (ii) shares tendered or withheld to pay the exercise price of a stock option or tendered or withheld to satisfy a tax withholding obligation shall not again become available for grant; and (iii) shares purchased on the open market with cash proceeds generated by the exercise of a stock option shall not increase or replenish the number of shares available for grant.

•
No Discounted Stock Options or SARs – The 2023 PEP includes an express requirement that all stock options and SARs be granted at an exercise price that is at least equal to the value of one (1) share of Company stock on the grant date.

•
No Payment of Dividend Equivalents on Unearned Awards – The 2023 PEP prohibits the payment of dividend equivalents for any dividend equivalent granted in connection with any award that vests based on the achievement of performance goals, unless and until the award vests or is earned by satisfaction of the applicable performance goals.

•
No Liberal Change in Control Definition – The 2023 PEP contains a definition of change in control whereby potential acceleration of awards will only occur in the event of an actual change in control transaction.

•	Double Trigger Vesting – The 2023 PEP includes, as a general rule, double-trigger vesting following a change in control.
•
Clawback Provision – Every award issued under the 2023 PEP is subject to potential recapture or clawback in compliance with the Company’s clawback policy, which shall comply with final rules issued by the SEC and the NYSE Listing Standards pursuant to Section 954 of the Dodd-Frank Act.

•
Annual Limitation on Director Equity Awards – The 2023 PEP imposes a 15,000 share limit on the number of shares of stock that may be granted to any one (1) non-employee director during any one (1) calendar year as a non-employee director retainer award.

•	No Performance-Based Awards for Directors – The 2023 PEP does not permit performance-based awards for non-employee directors.
•
No Evergreen Provision – The 2023 PEP does not have an “evergreen” or similar provision pursuant to which shares of common stock authorized for issuance under the 2023 PEP can be automatically increased without shareholder approval.

Set forth below is a summary of the principal provisions of the 2023 PEP. The summary is qualified by reference to the full text of the 2023 PEP which is attached to this proxy statement as Appendix B.

SUMMARY OF PLAN FEATURES

Administration

The 2023 PEP will be administered by the Compensation and HC Committee or such other committee as may be designated by the Board. The Compensation and HC Committee must be comprised of at least two (2) independent members of the Board. Each Compensation and HC Committee member must be a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act and an “independent director” as defined in the NYSE Listing Standards. The Compensation and HC Committee, by majority action, is authorized to: (i) interpret the 2023 PEP; (ii) prescribe, amend and rescind rules and regulations relating to the 2023 PEP; (iii) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (iv) make all other determinations necessary or advisable for the administration of the 2023 PEP, to the extent they are not inconsistent with the 2023 PEP. The Compensation and HC Committee shall have the power and authority to make all other determinations that may be necessary or advisable for the administration of the 2023 PEP.

Except in the case of the non-employee director retainer awards and except as otherwise provided in the Compensation and HC Committee Charter, the Compensation and HC Committee has the authority, in its sole discretion, to determine: (i) the participants who are entitled to receive awards under the 2023 PEP; (ii) the types of awards; (iii) the times at which awards will be granted; (iv) the number of awards; (v) the purchase price or exercise price, if any, for any award and the period(s) during which the awards shall be exercisable (whether in whole or in part); (vi) the restrictions applicable to awards; (vii) the form of each award document (“award document” is a term used in the 2023 PEP to describe any written agreement (including an award agreement), contract, acknowledgment, award letter, or other instrument or document evidencing an award); (viii) the other terms and provisions of any award, which need not be the same for each participant, including, but not limited to, whether and to what extent, and in what circumstances an award may be settled in cash, stock, other awards, or other property or whether an award may be canceled, forfeited, exchanged or surrendered; and (ix) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each such case on such considerations as the Compensation and HC Committee deems appropriate.

Eligibility

Awards may be made only to those individuals who are, on the date of grant of the award: (i) employees of the Company or employees of an adopting affiliate; or (ii) non-employee members of the Board. As of March 17, 2023, all of approximately 1,560 employees of the Company or its affiliates, and 8 non-employee members of the Board would have been eligible to participate in the 2023 PEP. The Compensation and HC Committee reserves the right to determine which employees and non-employee members of the Board will receive awards under the 2023 PEP.

Shares Available for Awards

The total number of shares of common stock subject to awards under the 2023 PEP may not exceed 2,500,000, subject to adjustment upon the occurrence of any of the events specified in the 2023 PEP. The 2,500,000 shares include the number of shares of stock that were authorized but unissued under the Prior Plans as of December 31, 2022 (namely, 3,016,862 shares of stock). The shares of common stock to be delivered under the 2023 PEP may consist, in whole or in part, of authorized, but unissued, shares of Company common stock or shares purchased on the open market or treasury stock not reserved for any other purpose.

Solely for purposes of calculating the number of shares of stock available for grant under the 2023 PEP, the following share counting rules shall apply:

•	The number of shares available for grant shall generally be reduced by one (1) share of stock for each share subject to awards granted under the 2023 PEP.
•
If an award granted under the 2023 PEP (or any award outstanding under any Prior Plan after December 31, 2022) terminates, expires, or lapses for any reason, the number of shares subject to such award shall again become available for the grant under the 2023 PEP. For this purpose, each share of stock subject to awards granted under the 2023 PEP shall be counted as one (1) share of stock. Each share of stock subject to awards granted under the 2014 PEP shall be counted as one (1) share of stock.

•	If an award is settled in cash, the shares used to measure the value of the award, if any, shall not reduce the number of shares available for grant under the 2023 PEP.
•
The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of a stock option (or a portion thereof) shall reduce the number of shares available for grant by the entire number of shares subject to the award (or applicable portion thereof), even though a smaller number of shares will be issued upon such an exercise.

•	Dividend equivalents paid in stock shall reduce the number of shares available for grant by the number of shares used to satisfy such dividend equivalent.
•
Shares tendered or withheld to pay the exercise price of a stock option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award shall not again become available for grant under the 2023 PEP. Moreover, shares purchased on the open market with cash proceeds generated by the exercise of a stock option shall not increase or replenish the number of shares available for grant under the 2023 PEP.

Individual Limitations on Awards

No employee participant in the 2023 PEP may be granted an award for more than 500,000 shares of common stock or the equivalent cash value during any one (1) calendar year. The maximum number of shares that may be issued to an employee participant as incentive stock options during any one (1) calendar year is also 500,000.

No non-employee director participant in the 2023 PEP may be granted a retainer award for more than 15,000 shares of common stock or the equivalent cash value during any one (1) calendar year.

As of March 17, 2023, the closing price of the Company’s stock on the NYSE was $48.66 per share.

Awards Available Under the 2023 PEP

The following types of awards may be granted pursuant to the 2023 PEP: stock options; restricted stock rights; restricted stock; stock grants; stock units; performance shares; performance units; SARs; and non-employee director retainer grants.

Stock Options. The Compensation and HC Committee may grant incentive stock options and nonqualified stock options under the 2023 PEP. Incentive stock options will be granted only to participants who are employees. The exercise price of all stock options granted under the 2023 PEP will be at least 100% of the fair market value of Company stock on the date on which the stock option is granted. No stock option may be exercised more than ten (10) years from the date of grant. Upon exercise of any stock option, payment must be made in full (i) in cash; (ii) in previously acquired shares of stock (through actual tender or by attestation) held for more than six (6) months (which holding requirement may be waived by the Compensation and HC Committee after consideration of the applicable accounting standards), valued at fair market value on the date of exercise; (iii) by any net-issuance arrangement (including, in the case of a nonqualified stock option, any broker-assisted “cashless” exercise arrangement); or (iv) by a combination thereof. A participant will have none of the rights of a shareholder with respect to stock options until the shares of stock subject to the exercise of the stock option are issued to the participant.

Restricted Stock Rights. The Compensation and HC Committee also may grant restricted stock rights awards under the 2023 PEP. A restricted stock rights award gives the participant the right to acquire common stock in the future at no monetary cost to the participant. Shares of common stock are not issued under the award until specified restrictions lapse. The restrictions typically involve the achievement of specified performance targets and/or the continued employment of the participant until a specified date. During the restricted period, participants shall have no voting rights with respect to the shares of stock subject to their restricted stock rights award. In the award document for any restricted stock rights award, the Compensation and HC Committee may also grant the participant dividend equivalents or other distribution rights. In no event may a dividend equivalent awarded in connection with a restricted stock right that vests based on the achievement of performance goals be paid unless and until such restricted stock right award vests or is earned by satisfaction of the applicable performance goals.

Restricted Stock. The Compensation and HC Committee also may grant restricted stock under the 2023 PEP. A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Compensation and HC Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. During the restricted period, participants holding restricted stock may, if permitted by the Compensation and HC Committee, have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Compensation and HC Committee. Except as otherwise determined by the Compensation and HC Committee at the time the award is granted, if a participant terminates employment when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock; provided, however, that the Compensation and HC Committee may provide in the award document that the restrictions or forfeiture conditions related to the restricted stock will be waived in whole or in part in the event of terminations resulting from specified causes.

Stock Grants. The Compensation and HC Committee also may grant stock grant awards under the 2023 PEP. A stock grant award gives the participant the right to receive (or purchase at a price determined by the Compensation and HC Committee) a specified number of shares of common stock free of any vesting restrictions. The purchase price, if any, for a stock grant award shall be payable in cash or in any other form of consideration acceptable to the Compensation and HC Committee.

Stock Units. The Compensation and HC Committee also may grant stock unit awards under the 2023 PEP. A stock unit award gives the participant the right to receive a specified number of shares of common stock, or a cash payment equal to the fair market value of a designated number of shares, in the future, free of any vesting restrictions.

Performance Shares. The Compensation and HC Committee also may grant performance share awards under the 2023 PEP. A performance share award gives the participant the right to receive common stock of the Company if the participant achieves the performance goals specified by the Compensation and HC Committee during a performance period of not less than one (1) year specified by the Compensation and HC Committee. In the award document for any performance share award, the Compensation and HC Committee also may grant the participant dividend equivalents. In no event may a dividend equivalent awarded in connection with a performance share award be paid unless and until such performance share award vests or is earned by satisfaction of the applicable performance goals.

Performance Units. The Compensation and HC Committee also may grant performance unit awards under the 2023 PEP. A performance unit award gives the participant the right to receive common stock of the Company, a cash payment or a combination of stock and cash, if the participant achieves the performance goals specified by the Compensation and HC Committee during a performance period.

Stock Appreciation Rights. The Compensation and HC Committee also may grant SARs under the 2023 PEP. A SAR gives the participant the right to share in the appreciation in value of one (1) share of common stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of common stock on the date of exercise over and (ii) the fair market value of a share of stock on the grant date (or such higher amount determined by the Compensation and HC Committee). SARs may be granted in connection with the grant of a stock option, in which case the exercise of the SARs will result in the surrender of the right to purchase the shares under the stock option as to which the SARs were exercised. Alternatively, SARs may be granted independently of stock options. Payment for SARs shall be made in Company stock. SARs are exercisable at the time and subject to such restrictions and conditions as the Compensation and HC Committee approves, provided that no SAR may be exercised more than ten (10) years following the grant date.

Non-Employee Director Retainer Grant. A portion of the annual retainer for the non-employee members of the Board may be paid through the grant of any type of award available under the 2023 PEP, except for performance-based awards. The Board has the authority to determine the amount of any award granted to non-employee directors. Unless the Board determines otherwise, the grant date for retainer awards to non-employee directors shall be each annual meeting date. The terms and conditions of awards granted to non-employee directors under the 2023 PEP shall be set forth in an award document. The award document for a retainer award payable in stock may allow the non-employee director to defer the receipt of any compensation attributable to the award pursuant to the terms and conditions established by the Board from time to time.

Restrictions

The Compensation and HC Committee may impose such restrictions on any awards under the 2023 PEP as it may deem advisable, including restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which the Company’s common stock is then listed and under any blue sky or state securities law applicable to the awards.

Termination of Employment or Service

Awards granted under the 2023 PEP may be subject to special vesting and payment rules in the event of a participant’s termination of employment or service due to death, disability, retirement, impaction, or voluntary or involuntary termination of employment for reasons other than impaction or cause. The 2023 PEP also prescribes special vesting and payment rules in the event of a participant’s termination of employment or service due to a qualifying change in control termination. These special rules are specified in the 2023 PEP for stock options, SARs, restricted stock rights, performance share and performance unit awards or in the award document for restricted stock awards.

Certain Change in Control Transactions

While the 2023 PEP generally provides for “double trigger” vesting upon a change in control (i.e., a qualifying change in control termination), special “single trigger” vesting rules apply if the Board reasonably concludes, in good faith, that the value of awards, or a participant’s opportunity to share in the future appreciation of awards, will be materially impaired following the closing of a transaction that results in a change in control. These special rules are specified in the 2023 PEP for stock options, SARs, restricted stock rights, performance share and performance unit awards or in the award document for restricted stock awards.

Clawback of Awards

Every award issued under the 2023 PEP is subject to potential recapture or clawback to the fullest extent called for by Company policy or applicable Federal or state law, including, but not limited to, the final rules issued by the SEC and the NYSE Listing Standards pursuant to Section 954 of the Dodd-Frank Act. By accepting an award, a participant consents to the Company’s clawback policy and agrees to be bound by, and comply with, the clawback policy and to return the full amount required by the clawback policy.

Non-transferability

The Compensation and HC Committee may, in its sole discretion, determine the right of a participant to transfer any award granted under the 2023 PEP, provided that in no event may an award be transferred for value or consideration. Unless otherwise determined by the Compensation and HC Committee, no award granted under the 2023 PEP may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Tax Code or Title I of the Employee Retirement Income Security Act of 1974, but for the fact that it relates to an award granted under the 2023 PEP) in favor of a spouse, or, if applicable, until the termination of any restricted or performance period as determined by the Compensation and HC Committee.

Amendment, Modification and Termination of PEP

Subject to the Board’s right to amend or terminate the 2023 PEP at any time, the 2023 PEP will remain in effect until all awards issued under the 2023 PEP expire, terminate, are exercised or are paid in full in accordance with the 2023 PEP provisions and any award document. However, no award may be granted under the 2023 PEP after the tenth anniversary of its effective date.

The Board may at any time, and from time to time, terminate, amend, or modify the 2023 PEP; provided, however, that any such action shall be subject to the approval of the shareholders to the extent required by law, regulation, or the rules of any exchange on which Company stock is listed. To the extent permitted by law, the Board may delegate to the Compensation and HC Committee or the CEO the authority to approve non-substantive amendments to the 2023 PEP. Except as otherwise provided in the 2023 PEP, neither the Board, the CEO nor the Compensation and HC Committee may do any of the following without shareholder approval: (i) reduce the purchase price or exercise price of any outstanding award, including any stock option or SAR; (ii) increase the numeric limits expressed in the 2023 PEP; (iii) grant stock options or SARs with an exercise price that is below fair market value of a share of Company stock on the grant date; (iv) reprice previously granted stock options or SARs or take any other action relative to a stock option or SAR that would be treated as a repricing under the rules of the NYSE; (v) cancel any stock option or SAR in exchange for cash or any other award or in exchange for any stock option or SAR with an exercise price that is less than the exercise price for the original stock option or SAR; (vi) extend the exercise period for a stock option or SAR beyond ten (10) years from the grant date; (vii) expand the types of award available for grant under the 2023 PEP; or (viii) expand the class of individuals eligible to participate in the 2023 PEP.

Except as provided in the next sentence, no amendment, modification, or termination of the 2023 PEP or any award granted under the 2023 PEP shall in any manner adversely affect any award previously granted under the 2023 PEP without the consent of the holder thereof. The consent of the holder of an award is not needed if the change: (i) is necessary or appropriate to conform the award to, or otherwise satisfy legal requirements (including without limitation Section 409A of the Tax Code); (ii) does not adversely affect in any material way the rights of the holder; or (iii) is made pursuant to an adjustment subject to the events described in Section 4.3 of the 2023 PEP. Furthermore, the Compensation and HC Committee may, in exceptional circumstances, amend an Award previously granted.

Tax Withholding

The Company and its affiliates have the power to withhold, or require a participant to remit to the Company, an amount up to the maximum amount necessary to satisfy Federal, state and local withholding tax requirements on any award under the 2023 PEP. To the extent that alternative methods of withholding are available under applicable laws, the Company and its affiliates will have the power to choose among such methods.

Federal Income Tax Consequences of the PEP

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2023 PEP based on Federal income tax laws in effect on March 28, 2023. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

As a general rule, a participant will not recognize taxable income with respect to any award at the time of grant. If the participant receives a stock grant that is not subject to a substantial risk of forfeiture or if a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Tax Code, the participant will recognize income on the award at the time of grant.

Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment and/or settlement of SARs, restricted stock rights, stock grants that are not subject to a substantial risk of forfeiture, or performance shares, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or amount received on the date of exercise, lapse of restriction or payment. The Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.

A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the stock option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements of the Tax Code and the tax consequences described for nonqualified stock options will apply.

Section 409A of the Tax Code became effective as of January 1, 2005. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award document for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation and HC Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2023 PEP will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2023 PEP in such a manner.

Special Rules Applicable to Officers

In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an Officer to suit under Section 16(b) of the Securities Exchange Act, the tax consequences to the Officer may differ from the tax consequences described above.

Tax Consequences to the Company or Its Subsidiaries

To the extent that an employee recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the employee performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Tax Code.

Plan Benefits

Because awards under the 2023 Plan are discretionary, benefits or amounts that will hereinafter be received by or allocated to the Company’s CEO, the Company’s other NEOs, all current executive officers as a group, all current non-executive directors as a group, and all employees who are not executive officers as a group are not presently determinable. No awards that are contingent upon obtaining shareholder approval of the 2023 PEP have been made under the 2023 PEP.

Simply to illustrate the potential future use of the 2023 PEP, the following table provides information with respect to all equity awards granted in 2022 under the 2014 Plan to the Company’s NEOs, all current executive officers as a group, all current non-executive directors as a group, and all other employees (including all non-executive officers) as a group.

Name and Position or Group	Stock Options	Restricted Stock Rights	Performance Shares
Named Executive Officers:
Patricia K. Collawn, Chairman and CEO	—	17,901	42,625
Charles N. Eldred, EVP, Corporate Development and Finance	—	5,304	11,977
Joseph D. Tarry, President and COO	—	2,387	10,333
Patrick V. Apodaca, SVP, General Counsel and Secretary	—	2,160	4,878
Elisabeth A. Eden, Senior Vice President, CFO and Treasurer	—	1,072	3,882
Ronald N. Darnell, SVP, Public Policy	—	1,770	3,997
All Current Executive Officers as a Group (5 persons)	—	25,290	65,715
All Current Non-Executive Directors as a Group (8 persons)	—	22,024	—

Name and Position or Group	Stock Options	Restricted Stock Rights	Performance Shares
All Employees (including Current Non-Executive Officers) as a Group (89 persons)	—	48,982	6,760
Total # awards granted to current and prior participants	—	96,296	72,475

The Board of Directors unanimously recommends a vote FOR approval of the 2023 PEP.

PROPOSAL 4: APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(PROPOSAL 4 on your Proxy Card)

Shareholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as Say-on-Pay):

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s 2023 Annual Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement).”

Background on Proposal

In accordance with Section 14A of the Exchange Act, shareholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our NEOs.

As described in the Compensation Discussion and Analysis, which begins on page 44, we believe attracting, motivating and retaining talented executives is critical to the achievement of our financial and strategic objectives. Our executive compensation program is designed with that premise in mind. Our basic philosophy is that our NEOs should be paid for performance, as determined by a combination of corporate performance measures and individual performance. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2022, please refer to the CD&A. The 2022 NEO Compensation Information, including the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A, beginning on page 61, provide additional information about the compensation that we paid to our NEOs in 2022.

Section 14A also requires that, at least once every six years, shareholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e., annually, every two years, or every three years) of future shareholder advisory votes on the compensation of our NEOs. At the 2017 annual meeting, the shareholders indicated a preference for holding Say-on-Pay advisory votes on an annual basis as recommended by the Board. Thus, the advisory vote in Proposal 4 reflects the approved annual frequency.

Effects of Advisory Say-on-Pay Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation and HC Committee. However, the Compensation and HC Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR approval of the advisory resolution set forth above approving the compensation of our named executive officers.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF FUTURE “SAY-ON-PAY” ADVISORY VOTES
(PROPOSAL 5 on your Proxy Card)

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 should occur every year, every two years or every three years. The Company has held annual Say-on-Pay votes starting with the 2011 annual meeting.

By voting on Proposal 5, shareholders may vote to recommend that future shareholder advisory votes on the compensation of our NEOs be held every year, every two years, every three years, or may abstain from voting on this matter. The Board recommends that future shareholder advisory votes on NEO compensation should continue to be held every year. There are advantages and disadvantages associated with each of the frequencies permitted under Section 14A. The Board’s current position is based on, among other things, the following factors:

•that the frequency of Say-on-Pay votes be held annually because compensation decisions are made annually, and shareholders should have an annual opportunity to vote on such decisions;
•that recommending an annual vote to shareholders is consistent with good governance and will contribute to a positive shareholder relationship;
•annual Say-on-Pay provides the highest level of accountability and direct communication by enabling the vote to correspond to the information presented in the proxy statement for the annual shareholders’ meeting; and
•there is real time disclosure and shareholder feedback associated with annual voting.

In addition, we believe that an annual advisory vote on NEO compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

Section 14A requires that the next advisory vote on the frequency of future Say-on-Pay advisory votes be held no later than the
2029 annual meeting.

Effects of Advisory Vote

This advisory vote on the frequency of future advisory votes on NEO compensation is non-binding on the Board. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation and HC Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoptions of material changes to compensation programs.

The Board of Directors unanimously recommends a vote to conduct future advisory votes on the compensation of our named executive officers every year.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following CD&A should be read together with the SCT and other tables that are presented beginning on page 61.  Please note that this CD&A contains information about our corporate goals.  We have included this information for the limited purpose of enabling investors and other readers of this CD&A to better understand our executive compensation philosophy, policies, programs, practices, and results. This information should not be understood to represent our management’s estimates, or our future results or other guidance, and we specifically caution investors and other readers not to apply this information to other contexts.

This CD&A informs our shareholders about our compensation philosophy and decision-making process. It also explains the compensation-related actions taken, and factors considered, with respect to 2022 compensation for the NEOs. Based on 2022 positions and compensation levels, our NEOs are:

•Patricia K. Collawn, Chair and CEO
•Charles N. Eldred, EVP, Corporate Development and Finance (separated July 1, 2022)
•Joseph D. Tarry, President and COO (CFO through May 20, 2022)
•Patrick V. Apodaca, SVP, General Counsel and Secretary
•Elisabeth A. Eden, SVP, CFO and Treasurer (CFO from and after May 21,2022)
•Ronald N. Darnell, SVP, Public Policy

The Compensation and HC Committee is composed entirely of independent directors and is responsible for approving and overseeing our executive compensation philosophy, policies, programs and practices. The Compensation and HC Committee also reviews and approves the Company’s succession plans for our CEO and other senior Officers, reviews and monitors the Company’s Affirmative Action and other diversity, equity and inclusion (DEI) programs, and oversees various other aspects of managing the Company’s human capital in coordination with our management team.

OVERVIEW

The Merger

On October 20, 2020, we entered into the Merger Agreement with Avangrid and Merger Sub, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Avangrid. In light of the NMPRC December 8, 2021 ruling, on January 3, 2022, we entered into an Amendment to the Merger Agreement pursuant to which we and Avangrid agreed to extend the end date to April 20, 2023. On January 3, 2022, Avangrid and the Company filed a notice of appeal with the New Mexico Supreme Court of the NMPRC’s ruling. For more information, see Strategic Combination with Avangrid on page 1.

Since we entered into the Merger Agreement, the Compensation and HC Committee has sought to hold true to our pay for performance philosophy, while managing our compensation programs against additional complexities and costs to the Company associated with the anticipated closing of the transaction. Merger-related efforts have required substantial time and effort toward planning for integration, seeking regulatory approval, negotiating an extension of the Merger Agreement and appealing the NMPRC’s decision to the New Mexico Supreme Court. Throughout this time, the leadership team has continued to deliver exceptional results on behalf of shareholders, generating another year of record earnings and increasing shareholder dividends. As discussed further below, on page 45, the Compensation and HC Committee provided a Supplemental AIP Bonus (as defined below) to Ms. Collawn, Mr. Eldred, and Mr. Apodaca to recognize their exceptional leadership of the Company during this period of uncertainty.

2022 Performance and Resulting Performance-Based Compensation

Our 2022 performance demonstrates continued alignment of our strategic goals with an executive compensation strategy grounded in pay for performance. As the holding company of two electric utilities operating in New Mexico (PNM) and Texas (TNMP), our short-term and long-term incentive compensation performance goals are aligned with our focus on creating an environment where employees can succeed; engaging and earning the trust of our customers and stakeholders; always striving for operational excellence; creating value for our shareholders and transforming our portfolio for a sustainable future.

In conjunction with these objectives, we remain focused on three financial goals:
•Earning authorized returns on our regulated businesses
•Delivering at or above industry-average earnings and dividend growth
•Maintaining investment grade credit ratings

AIP Performance for 2022
The three weighted performance measures for the 2022 AIP were: Incentive EPS (60%), reliability (20%) and customer satisfaction (20%). These three AIP metrics align with our strategic goal of earning authorized returns on regulated businesses while delivering reliable and superior utility services to our customers. NEOs received annual cash incentive awards at 128% of target because the Company achieved:
•Maximum performance of 2022 Incentive EPS at $2.69 per share;
•Below threshold performance of the reliability metric;
•Threshold performance of the New Mexico-based customer satisfaction metric; and
•Below threshold performance of the Texas-based customer satisfaction metric.

As in previous years, the 2022 AIP specifies that no awards would be made unless the Compensation and HC Committee determined that the Company achieved the applicable threshold level of performance for Incentive EPS. Incentive EPS is a non-GAAP performance metric designed to measure the financial performance of the Company’s core business by making certain adjustments as reflected in the Glossary definition of Incentive EPS and as discussed on page 59 under Adjustments for Certain Items.
For additional information about the AIP performance metrics and 2022 results, see NEO Incentive Goals and Results on page 63 and the Cash Compensation-Annual Incentive Awards section of Elements of Executive Compensation on page 51.
LTIP Performance for 2020-2022 under the 2020 LTIP

Long-term incentive awards under the LTIPs are delivered 70% in PSs and 30% in RSAs. PS awards are tied to three-year performance goals and RSAs are granted following the end of the performance period and then vest over a three-year period to promote an appropriate focus on creating sustainable shareholder value. The weighted performance metrics for the 2020 LTIP were: Earnings Growth (50%), relative TSR (25%) and FFO/Debt Ratio (25%). Earnings Growth and relative TSR metrics encourage our executives to deliver at or above industry-average earnings and dividend growth for our shareholders in a sustainable manner while the FFO/Debt metric promotes maintaining solid investment grade ratings. For the 2020 LTIP, NEOs received PS awards at 141% of target because the Company achieved:
•Maximum performance of Earnings Growth, which was 7.6% over 2020-2022, compared to a target performance of 4%;
•Between threshold and target performance of relative TSR, which ranked the Company at the 42nd percentile of other utilities included in the EEI Utilities Index, compared to a threshold performance goal of 35th percentile; and
•Between threshold and target performance of the FFO/Debt Ratio a metric relating to investment grade ratings, which was 13.8% over 2020-2022, compared to a target performance of 14%.

For additional information on the 2020 LTIP performance metrics and 2020-2022 results, see NEO Incentive Goals and Results on page 63, Equity Compensation-Long-Term Incentive Awards section of Elements of Executive Compensation on page 52, and Adjustments for Certain Items on page 59.

Supplemental AIP Bonus for Certain NEOs

On February 28, 2022, the Compensation and HC Committee (and for the CEO, the independent members of the Board) approved a one-time cash bonus to each of Ms. Collawn, $740,000, Mr. Eldred, $260,000, and Mr. Apodaca, $140,000, (each, a “Supplemental AIP Bonus”), in recognition of the Officers’ outstanding leadership and efforts in 2021, including planning for integration, seeking regulatory approval, negotiating an extension of the Merger Agreement and appealing the NMPRC’s decision. This Supplemental bonus was paid in a single lump sum cash payment in March 2022 and was intended to reward the NEOs on par with other participants in the 2021 AIP.

Return to Shareholders

The Company is committed to achieving financial results that consistently provide a positive return to shareholders over time. In accordance with SEC requirements, the Company prepares a performance graph each year for inclusion in the materials provided to shareholders. The performance graph below is provided because of its relevance to the Company’s performance and is also being provided with the annual shareholder letter from our Chair and CEO. The performance graph illustrates how a $100 investment in the Company’s common stock on December 31, 2017 would have grown to $138.06 by December 31, 2022, with all dividends reinvested. The chart also compares the TSR on the Company’s common stock to the same investment in the S&P 500 Index and the EEI Peer Index. The S&P 500 Index is provided for general comparison purposes, as it is in the annual performance graph, but it is not used by the Compensation and HC Committee for any compensation decisions, benchmarking or determination of incentive awards. Beginning with the 2019 LTIP, the LTIP potential PS awards are earned based on the Company’s TSR performance relative to the EEI Peer Index. For further discussion of the LTIP, please refer to the Equity Compensation-Long-Term Incentive Awards section of Elements of Executive Compensation. Please note that the performance graph is not intended to forecast or be indicative of possible future performance of our common stock.

$200
$180
$160
$140
$120
$100
$80
2017
2018
2019
2020
2021
2022

	2017	2018	2019	2020	2021	2022
● PNM Resources	$100.00	$104.43	$132.08	$129.80	$125.28	$138.06
□ S&P 500 Index	$100.00	$95.61	$125.70	$148.81	$191.48	$156.77
◆ EEI Peer Index	$100.00	$103.89	$128.50	$117.40	$138.20	$140.26

Data Source: Bloomberg.

Historical performance does not necessarily predict future results. PNM Resources' common stock is traded on the NYSE.

Compensation Philosophy and Objectives

Our long-term success depends upon our ability to provide safe, reliable, affordable, environmentally responsible and sustainable energy and services to our customers and invest wisely for present and future shareholder returns.  Achievement of these outcomes depends upon our success in attracting, motivating and retaining highly talented professionals.  Our executive compensation program is designed to promote and support the overall objective of enhancing shareholder value and is based on a philosophy designed to:

•Attract and retain highly qualified, motivated and experienced executives,
•Provide total compensation opportunities that are market competitive and reflect the size of our Company,
•Pay our NEOs for performance based on corporate and business area measures,
•Link corporate compensation goals to the interests of our shareholders, and
•Recognize and reward outstanding Company and individual performance.

The Company’s compensation strategy is grounded in pay for performance, which is reflected in the way we have structured base pay, short-term incentives and long-term incentives. This philosophy applies to all employees, with a more significant level of variability and compensation at risk for Officers. As illustrated below, the TDC target opportunity for NEOs primarily comprises short-term and long-term incentive compensation that is “at risk.” These charts illustrate the mix of pay opportunity for 2022 for our CEO and the weighted average opportunity for our other NEOs, in each case assuming these NEOs were paid under our incentive compensation plans at the target level for 2022. The average opportunity for each Officer level was derived from the average dollar amount of each component for all individuals within the respective Officer level. These amounts do not include the Supplemental AIP Bonuses discussed on page 45.

The Compensation and HC Committee also considers other factors in determining the compensation of our NEOs, such as their respective qualifications, experience, expertise, performance and results of their business area, as well as the market competitiveness of the compensation opportunity.  The relative importance of these factors may vary from year to year and from NEO to NEO. As a result, the Compensation and HC Committee evaluates each component of pay in the context of each NEO’s total compensation.

EXECUTIVE COMPENSATION PRACTICES & RESULTS

The Compensation and HC Committee strives to ensure that we compensate our NEOs consistent with shareholder interests. Highlights of our practices to sustain good governance alignment with shareholder interests include the following:

What We Do

•Pay for Performance – PNMR’s pay for performance philosophy is emphasized through variability in compensation. Generally, a significant portion of executive pay is considered “at risk” and is based on actual Company performance against both short-term and long-term performance goals. TDC varies depending on the Company’s achievement of financial and non-financial objectives and long-term incentive compensation is designed to closely align with shareholders’ interests.
•Independent Compensation and HC Committee – The Compensation and HC Committee is composed entirely of independent directors. Year-end results and related performance pay are reviewed and approved by the Compensation and HC Committee for the NEOs while the independent members of the Board review and approve the CEO’s compensation.
•Independent Compensation Consultant – The Compensation and HC Committee uses an independent compensation consultant, Pay Governance, to regularly review and evaluate the Company’s compensation plans and programs to include periodic review of the PNMR Peer Group and to provide regular briefings regarding key trends and pending regulations. Pay Governance only provides services to the Board and its committees. No other services are provided to the Company by Pay Governance.
•Capped Incentive Award Payout – Awards are capped at a maximum payout under both our AIP and LTIPs.
•Reasonable Change in Control Severance Provisions (Retention Plan) – We have consistently maintained change in control provisions for our executives that we believe are reasonable and customary. The change in control provisions provide for benefits under the Retention Plan only if a change in control actually occurs (for example, upon the closing of the Merger) and the executive’s employment is terminated (i.e., double trigger). More discussion appears in the Payments Made Upon a Change in Control section of 2022 NEO Compensation Information.

•“Double Trigger” Change in Control Severance Benefits – The PEP generally provides for double trigger vesting following a change in control. More discussion appears in the Payments Made Upon a Change in Control section of 2022 NEO Compensation Information.
•Clawback Provisions – The PEP and/or related award documents provide that (1) all unvested and unpaid awards are subject to forfeiture for conduct which is demonstrably and materially injurious to the Company and (2) the LTIPs and AIPs provide that a recipient will forfeit unvested and unpaid incentive compensation awards issued under the PEP for any manipulation or attempted manipulation of the performance results for personal gain at the expense of customers, shareholders, other employees or the Company. In addition, under the Company’s Clawback Policy adopted in February 2019 and described more fully on pages 12 and 58 of this proxy statement, incentive compensation awarded to Officers is subject to recoupment in the event of certain accounting restatements or if the Officer engaged in improper conduct.
•Hiring and Retention of High-Achieving Executives – The objectives of rewarding performance and retention are balanced to ensure that high-achieving, marketable executives remain motivated and committed to the Company.
•Tally Sheets – The Compensation and HC Committee reviews tally sheets of compensation, which includes benefits and retirement benefits, for our NEOs prior to making annual executive compensation decisions.
•Mitigation of Undue Risk – Management and the Compensation and HC Committee evaluate, through an annual risk assessment process, whether the Company’s compensation programs for employees, including NEOs, create risks that are reasonably likely to have a material adverse effect on the Company. Based on the risk analysis undertaken in early 2022, the Compensation and HC Committee does not believe that the Company’s compensation programs, policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Examples of the features that assist in mitigating risk include the Clawback Policy, the PEP forfeiture provisions noted above and the Company’s equity ownership holding guidelines. More discussion appears in the Board’s Role in Risk Oversight section on page 10.
•Conservative Perquisites – Perquisites for our Officers are modest and serve a reasonable business purpose.
•Equity Ownership Holding Guidelines – The Compensation and HC Committee believes that rewarding the NEOs with equity compensation supports retention and helps align management with the best interests of our shareholders, our customers and the Company. Therefore, the Company has equity ownership holding guidelines for all NEOs requiring that they hold from three (3) to five (5) times base salary in PNMR shares depending on the NEO’s position. See the Equity Ownership Holding Guidelines section of Additional Information.
•Minimal Dilution – As the Company’s practice is to only use shares that are acquired on the open market to satisfy awards under the PEP, our equity compensation practices result in minimal dilution. More discussion appears in the Equity Compensation section of Elements of Executive Compensation.

What We Don’t Do

•No employment contracts with our CEO or other NEOs.
•No individual change in control agreements with our CEO or other NEOs.
•No discounted stock options or SARs.
•No excise tax gross-ups.
•No repricing of stock options or SARs without prior shareholder approval.
•No share recycling of stock options or SARs.
•No evergreen provisions within the PEP.
•No dividends or dividend equivalents on unvested RSAs or unearned PSs.
•No hedging or monetization transactions (such as zero-cost collars and forward sales contracts, which would allow for locking in much of the value of Company securities) permitted by Officers, directors or employees.
•No short sales of Company securities by any Officer, director or employee.
•No pledging of Company securities by our executive officers, including NEOs, or directors.

Results of 2022 Say-on-Pay Shareholder Advisory Vote

Our shareholders cast an advisory Say-on-Pay vote on executive compensation at the May 2022 annual meeting. The holders of 97.8% of the shares, present in person or by proxy and entitled to vote at the 2022 annual meeting, approved, on an advisory basis, the compensation of our NEOs disclosed in our 2022 proxy statement. The Compensation and HC Committee reviewed the outcome of the 2022 Say-on-Pay advisory vote and considered it to be strong approval by our shareholders. Therefore, the Compensation and HC Committee determined that significant changes to our executive compensation programs were not warranted and accordingly our current compensation philosophy remains consistent with the prior year. At our 2023 Annual Meeting, shareholders will again have the opportunity to cast an advisory Say-on-Pay vote regarding the compensation of our NEOs, as disclosed in this CD&A and the accompanying tables. Also, at our Annual Meeting, shareholders will again have the opportunity to indicate a preference for the frequency of future Say-on-Pay votes. The Board is recommending an annual Say-on-Pay vote. Previously, at the 2017 and 2011 annual meetings, as recommended by the Board, shareholders indicated a preference for holding Say-on-Pay votes on an annual basis.

The Compensation and HC Committee continues to review our executive compensation practices and policies at regular intervals to ensure alignment with competitive pay practices and in response to other factors such as the Merger. Furthermore, we continue to engage with our shareholders on a variety of topics, including executive compensation. The Compensation and HC Committee considers shareholder feedback in making its compensation decisions.

ELEMENTS OF EXECUTIVE COMPENSATION

Our executive compensation program is generally designed to maintain an appropriate and competitive balance between fixed pay (base salary) and variable pay or “at risk” incentives (annual and long-term incentives) under our AIP and LTIP respectively. The program typically consists of three core elements that comprise TDC – base salary, AIP and LTIP awards that are targeted around the median level of compensation paid to executive officers of similar companies in the 2022 Benchmark Data (as described in the Role of the Independent Compensation Consultant section of Administration and Resources).  The annual and long-term incentives are structured to reward the achievement of strategic, financial and operational performance goals.  As the NEO with the highest level of responsibility, the CEO generally has the greatest variability in TDC. The targets for each element of compensation are separately set at approximately the market median range and then appropriate adjustments are made based on each NEO’s performance, experience and strategic role to the Company. If the Compensation and HC Committee increases an NEO’s base salary, it also considers the resulting impact on annual and long-term performance-based incentive compensation levels and benefits. Following is a summary of compensation and benefits provided to our Officers.

Compensation Component	Key Characteristics	Purpose
Base Salary	•Fixed amount of cash compensation based on an Officer’s role, experience and responsibilities
•Compensate Officers for scope of responsibilities, previous experience, individual performance and business area performance
•Provide base compensation at a level consistent with our compensation philosophy

AIP
•Variable annual cash incentive based on corporate performance metrics with threshold, target and maximum opportunities for each Officer. Incentive EPS threshold must be achieved to receive any incentives and awards are capped at a maximum award level
•Reward and motivate Officers for achieving annual financial and operating goals across the organization •Link annual pay with annual performance
LTIP
•Awards are a combination of PSs and RSAs. PS awards represent variable compensation incentive based on long-term corporate performance metrics, typically with a three-year performance period and generally granted annually. Amounts actually earned will vary based on corporate performance and the Officer’s position

•Reward Officers for achieving long-term business objectives by tying incentives to long-term performance (PSs)
•Align the interests of the Officers and the shareholders (PSs and RSAs)
•Enhance retention of Officers

Compensation Component	Key Characteristics	Purpose
Deferred Compensation and Retirement Benefits	•A broad-based 401(k) retirement plan and a non-qualified supplemental retirement savings plan •A frozen defined benefit plan for employees hired prior to January 1, 1998	•Enhance recruitment and retention by aligning benefits with competitive market practices •Provide for future retirement of Officers
Supplemental Benefits & Perquisites
•Generally limited to perquisites such as additional officer life insurance, long term disability, executive physicals, financial planning and the ECP. The ECP is limited to $23,000 for the CEO and President and COO, and $18,000 for the EVP and SVPs
•Align with market practices to provide reasonable supplemental benefits
Potential Severance Benefits and Change in Control	•These amounts are payable only if employment is terminated under certain conditions (i.e., double trigger)
•Support the objective assessment and execution of potential changes to the Company’s strategy and structure by our Officers
•Enhance retention of management by reducing concerns about employment continuity

Merger-Related Arrangements and Supplemental Bonuses	•Supplemental AIP bonus paid to certain NEOs to reward for 2021 performance	•Reward NEOs for outstanding leadership and efforts
Below are detailed descriptions of components of our executive compensation program as well as certain changes made to our 2022 and 2023 executive compensation plans and programs to (i) further align the structure of the program with shareholders’ interests and current market practices and conditions and (ii) implement certain special arrangements in connection with the pending Merger.

Cash Compensation

Base Salary

Base salary is the fixed component of compensation paid to compensate each NEO for effectively discharging the duties and responsibilities of his or her position.  An NEO’s base salary is determined by considering a variety of factors including, but not limited to:

•Scope of responsibilities,
•Previous experience,
•Individual performance,
•Base salaries for comparable NEOs within the PNMR Peer Group,
•Base salaries as reported in compensation surveys, such as the WTW General Industry Executive Survey Report - U.S., and
•Recommendations from Pay Governance.

Annually, the Compensation and HC Committee considers all of these factors in recommending the base salary of the CEO (which is approved by the independent members of the Board) and in setting the base salary of all other NEOs. Salary adjustments, if any, are based on the median of base salaries revealed by benchmarking comparable positions, described in the Role of the Independent Compensation Consultant section of Administration and Resources, as well as the Company’s performance, internal pay equity among the Officers and the Compensation and HC Committee’s evaluation of the individual NEO’s performance.  Performance is primarily measured on the basis of corporate and individual performance, with applicable goals and objectives being established at the beginning of each year.

At its February 2022 meeting, after reviewing the 2022 Benchmark Data, recommendations from management and Pay Governance, and considering the Company’s performance and strategic objectives, as well as each NEO’s performance in 2021, the Compensation and HC Committee approved increases in base salaries, effective March 2022, for certain of the NEOs, with the independent members of the Board approving an increase for our CEO. In connection with the promotion of Mr. Tarry to President and COO on May 21, 2022, and Ms. Eden’s promotion to SVP, CFO and Treasurer, also on May 21, 2022, the Compensation and HC Committee approved increases to their base salaries. The following sets forth our CEO and other NEO’s base salaries in 2021 and as increased in 2022.
NEO BASE SALARY

NEO	2021 Base Salary	2022 Base Salary
Patricia K. Collawn	$968,625	$1,017,056
Charles N. Eldred	$526,227	$542,014
Joseph D. Tarry	$418,000	$505,000
Patrick V. Apodaca	$378,190	$393,317
Elisabeth A. Eden	$319,300	$375,000
Ronald N. Darnell	$309,915	$320,762

Annual Incentive Awards
The AIP provides annual cash incentives to reward the NEOs for the achievement of annual financial and operating goals and to reinforce the Company’s pay for performance philosophy.  Our philosophy is to set the AIP award opportunities at the approximate median for NEOs in comparable positions based on a benchmarking analysis, which for 2022 consisted of the 2022 Benchmark Data.  The table below shows the 2022 AIP target award opportunity as compared to the 2021 AIP target award opportunity. The target award opportunity initially remained the same for 2021 and 2022 for all eligible NEOs. As disclosed, on May 21, 2022, Mr. Tarry was promoted to President and COO and Ms. Eden was promoted to SVP, CFO and Treasurer. In connection with these promotions and increased positions, the Compensation and HC Committee increased the target award opportunity for each of Mr. Tarry and Ms. Eden as set forth in the following table.

NEO ANNUAL INCENTIVE AWARD OPPORTUNITY

Position	2021 Target Opportunity[1]	2022 Target Opportunity[1]
Patricia K. Collawn	115%[2]	115%
Charles N. Eldred	75%[2]	75%
Joseph D. Tarry[3]	55%	70%[3]
Patrick V. Apodaca	55%[2]	55%
Elisabeth A. Eden[4]	40%	60%[4]
Ronald N. Darnell	55%	55%
1 As a percentage of Base Salary. The threshold opportunity is half of the target opportunity and the maximum opportunity is two times the target opportunity.
2 As previously disclosed, the Compensation and HC Committee (and, for the CEO the independent members of the Board) approved the payment of a cash lump sum to Ms. Collawn, Mr. Eldred, and Mr. Apodaca in lieu of their participation in the 2021 AIP. Although not in the 2021 AIP, their normal target opportunity was the basis of this payment.

3 In connection with his promotion, Mr. Tarry’s target award opportunity increased from 65% to 70%, applicable for the portion of the year during which he served as President and COO. For the avoidance of doubt, Mr. Tarry’s target award opportunity for the portion of 2022 during which he served as SVP and CFO remained at 65%.

4 In connection with her promotion, Ms. Eden’s target award opportunity increased from 45% to 60%, applicable for the portion of the year during which she served as SVP, CFO and Treasurer. For the avoidance of doubt, Ms. Eden’s target award opportunity for the portion of 2022 during which she served as Vice President and Treasurer remained at 45%.

The 2022 financial and operating performance goals and performance results are illustrated on page 63. The Compensation and HC Committee considers the target performance goals to be rigorous, but reasonably achievable. Maximum performance levels are designed to be difficult to achieve.
The Compensation and HC Committee approved the 2022 AIP for the performance period January 1, 2022 to December 31, 2022. The performance metrics are: Incentive EPS (weighted 60%), reliability (weighted 20%) and customer satisfaction (weighted 20%). The reliability metric is designed to promote system reliability for customers by including a performance goal that measures the duration of interruptions on the electric system. We continue to focus on customer satisfaction by aligning operations and programs to improve the customer experience and to better serve our customers’ evolving needs in a rapidly changing energy landscape, which we believe ultimately benefits the Company and our shareholders.
For 2022, the Company and individual NEOs achieved the maximum performance results for the Incentive EPS performance goal. The customer satisfaction performance goal comprises two measurements: the PNM Research and Polling Survey, which was achieved at the threshold level, and TNMP Retail Energy Provider (REP) Satisfaction: which was achieved at the below threshold level. The reliability performance goal was achieved at the below threshold level. See page 63 for the Corporate Scorecard table in the NEO Incentive Goals and Results section.
No AIP award is paid if the performance for the Incentive EPS is below threshold level (even if reliability and customer satisfaction metrics are above threshold) and annual incentive awards are capped at the maximum opportunity, 200% of target. Straight-line interpolation determines the bonus payout for performance that falls between threshold and target or between target and maximum levels. For 2022, the Compensation and HC Committee did not exercise its discretion to increase or decrease awards to any NEO.

Merger-Related Arrangements

On February 28, 2022, the Compensation and HC Committee (and for the CEO, the independent members of the Board) approved a supplemental AIP bonus to each of Ms. Collawn in the amount of $740,000, Mr. Eldred in the amount of $260,000, and Mr. Apodaca in the amount of $140,000 in recognition of the Officer’s outstanding leadership in 2021 in light of the uncertainty surrounding the Merger. These Supplemental AIP Bonuses were intended to reward Ms. Collawn, Mr. Eldred, and Mr. Apodaca for their outstanding leadership in 2021, including Merger-related activities such as planning for integration, seeking regulatory approval, negotiating an extension of the Merger Agreement and appealing the NMPRC’s decision relating to the Merger. These one-time bonuses were paid in a single lump sum cash payment in March 2022 and reported as bonus compensation for 2021 in the SCT.

Equity Compensation

The Company has not used newly issued shares or treasury shares to satisfy any equity awards granted under the PEP. Because the Company’s past and current practice is to only use shares acquired on the open market to satisfy awards of earned PSs and vested RSAs, the vesting of these awards does not increase the number of shares outstanding and does not have a dilutive impact on our shareholders. However, the awards are considered to be dilutive securities in the computation of earnings per share during the period from granting of the award until the awards are earned or become vested. The dilutive impact of these awards on earnings per share has not been significant.

Long-Term Incentive Awards

Consistent with past years, for 2022, long-term incentive awards under the LTIPs are delivered 70% in PSs and 30% in RSAs. For these years, the LTIPs have had the same award mix of 70% PSs (earned at the end of the respective three-year performance period) and 30% RSAs (discretionary awards based on each NEO’s position and base salary that are granted at the end of the respective three-year performance period and then vest equally over a three-year period thereafter). The 2020 LTIP award opportunities were benchmarked to the median of comparable positions in the 2020 Benchmark Data described in the 2021 proxy statement and the 2022 LTIP award opportunities were benchmarked to the median of the 2022 Benchmark Data.

The PSs awarded under the LTIPs are tied to three-year performance measures designed to support long-term goals. Beginning in 2022, we used the two following performance metrics for the LTIP PS awards:
•Earnings Growth (targets are determined by the Board based on the Company’s long-range operating plan), and
•FFO/Debt Ratio (targets are determined by the Board based on the Company’s long-range operating plan).

From 2015 through 2021, we also used relative TSR as a metric, which was comprised of different ratings over the years. The Compensation and HC Committee elected to suspend use of relative TSR as a metric in the LTIP in light of the pending Merger; the Committee would consider re-introducing relative TSR should the Merger not close.

Together, these LTIP performance measures are designed to align our NEOs’ and other Officers’ interests with the long-term interests of the Company and our shareholders by tying incentives to earnings growth and credit metric objectives. For additional information on the calculation of the non-GAAP financial measures of Earnings Growth and FFO/Debt Ratio, please see the Glossary beginning on page ii and Adjustments for Certain Items on page 59.

The LTIP payout timeline demonstrates the long-term orientation of these plans. Individual opportunities under each LTIP are established in year one, earned over the three-year performance period, with PSs paid in early year four and RSAs granted in early year four and vesting over a three-year period, following the grant date.

Settlement of 2020 LTIP Awards for the Performance Period 2020-2022

The NEOs earned PS awards under the 2020 LTIP at 141% of target, based on achieving Earnings Growth at the maximum level (weighted at 50%), relative TSR at between threshold and target (weighted at 25%) and FFO/Debt Ratio at between threshold and target level (weighted at 25%). The FFO/Debt Ratio performance metric excludes, among other things, the impact of acquisition activities. Additional information on the amendment to the 2020 LTIP was discussed in the 2021 Compensation Actions of our 2021 proxy statement. Performance results and related PSs and RSAs received by the NEOs in February 2023, under the 2020 LTIP, were reviewed and approved by the Compensation and HC Committee and the independent members of the Board at its meeting in February 2023. The RSAs (that vest equally over a three-year period) were awarded in February 2023. More detail can be found on page 64 in the Summary of Executive Compensation-Long-Term Incentive Awards section of 2022 NEO Compensation Information.

On March 1, 2022, the Compensation and HC Committee and the Board rescinded amendments to the 2020 LTIP for Ms. Collawn, Mr. Eldred, and Mr. Apodaca that limited the payment of the PS awards only to disability, death, qualifying change in control termination, or involuntary separation from service with the Company for reasons other than cause. Following the rescission of the amendments, Ms. Collawn, Mr. Eldred, and Mr. Apodaca were eligible for a PS award under the 2020 LTIP under the same conditions as the other NEOs - namely, Ms. Collawn, Mr. Eldred, and Mr. Apodaca were eligible for pro rata (or a full award in the case of Mr. Eldred) under the same conditions as other NEOs, upon disability, death, retirement, or involuntary separation from service with the Company for reasons other than cause. Consistent with the Merger Agreement, the Officers also are entitled to a full PS award due to a qualifying change in control termination.

2022 LTIP Award Opportunities for the Performance Period 2022-2024

In March 2022, the Compensation and HC Committee approved the 2022 LTIP for the three-year performance period of 2022-2024; incentives, if earned, will be awarded in early 2025. The 2022 LTIP reflects a continued focus on Earnings Growth. The PS award opportunities under the 2022 LTIP are based on Earnings Growth (weighted at 75%) and FFO/Debt Ratio (weighted at 25%). The 2022 LTIP target PS award opportunities for NEOs are shown in the table below. The PS and RSA opportunities, including the threshold, target and maximum levels determined by the Compensation and HC Committee for Earnings Growth and FFO/Debt Ratio under the 2022 LTIP, are set forth under the Summary of Executive Compensation-Long-Term Incentive Awards section of 2022 NEO Compensation Information on page 64.

2021 LTIP Award Opportunity for the Performance Period 2021-2023

Consistent with the Merger Agreement, the Compensation and HC Committee and Board amended the 2021 LTIP in March 2022 to provide for full (rather than pro rata) earned PS award payments upon an NEO’s qualifying change in control termination. In addition, the Company further amended the 2021 LTIP with respect to Ms. Collawn, Mr. Eldred, and Mr. Apodaca to provide for a pro rata payment of the earned PS awards under the same conditions as other NEOs - namely, by providing for a pro rata payment of the earned PS awards upon termination of employment due to retirement, which is consistent with the Company’s past practices and the terms of the 2021 LTIP for the remaining NEOs.

NEO LONG-TERM
INCENTIVE AWARD OPPORTUNITY

	2021 LTIP			2022 LTIP
Position	Total Target Opportunity[1]	PS	RSA	Total Target Opportunity[1]	PS	RSA
Patricia K. Collawn	290%	203%	87%	290%	203%	87%
Charles N. Eldred	150%	105%	45%	150%	105%	45%
Joseph D. Tarry[2]	165%[2]	115.5%	49.5%	165%[2]	115.5%	49.5%
Patrick V. Apodaca	85%	59.5%	25.5%	85%	59.5%	25.5%
Elisabeth A. Eden[3]	85%[3]	59.5%	25.5%	85%[3]	59.5%	25.5%
Ronald N. Darnell	85%	59.5%	25.5%	85%	59.5%	25.5%
1 As a percentage of base salary for the time period in which the NEO serves in the applicable position. The total target opportunity is comprised of a mix of 70% PSs and 30% RSAs. For PSs only, the threshold opportunity is half of the target opportunity and the maximum opportunity is two times the target opportunity. Such award opportunities were determined based on the NEO’s respective position and base salary.

[2] Effective May 21, 2022, Mr. Tarry was promoted to President and COO of the Company from his prior position as SVP and CFO. In connection with his promotion, Mr. Tarry’s target award opportunity under the 2021 LTIP increased from 85% to 165% and his target award opportunity under the 2022 LTIP increased from 150% to 165%. Such increases are only applicable for the portion of 2022 during which he served as President and COO. For the avoidance of doubt, Mr. Tarry’s target award opportunity for the portion of 2022 during which he served as SVP and CFO remained at 150%.

[3] Effective May 21, 2022, Ms. Eden was promoted to SVP, CFO and Treasurer of the Company from her prior position as Vice President and Treasurer. In connection with her promotion, Ms. Eden’s target award opportunity under the 2021 and 2022 LTIP increased from 50% to 85%, applicable for the portion of the year during which she served as SVP, CFO and Treasurer. For the avoidance of doubt, Ms. Eden’s target award opportunity for the portion of 2022 during which she served as Vice President and Treasurer remained at 50%.

Transition and Separation Agreement with Charles Eldred

Mr. Eldred separated from the Company, and the Company eliminated his position as EVP, Corporate Development and Finance of the Company and, in connection therewith, his employment with the Company and its affiliates terminated effective July 1, 2022. As part of Mr. Eldred’s transition and separation agreement, the Company agreed, contingent on Mr. Eldred executing an amended restrictive covenant and non-solicitation agreement, to provide Mr. Eldred with a gross payment of $1,045,000. In addition, Mr. Eldred received the same benefits under the Company’s Severance Plan that would typically be received by participants whose separations would fall within the definition of “Impaction” under such plan. Certain of Mr. Eldred’s outstanding equity awards vested in connection with his Impaction in accordance with the applicable LTIPs.

Deferred Compensation and Retirement Benefits

Our NEOs participate in the Company’s RSP (a broad-based 401(k) plan) and a non-qualified supplemental deferred compensation plan, the ESP II – which runs side-by-side with the RSP. Mr. Tarry also participates in the ERP, a traditional defined benefit plan, which was frozen to employees hired on or after January 1, 1998. These programs are described in more detail beginning on page 68.

Supplemental Benefits and Perquisites

In order to attract and retain key executive talent in an increasingly competitive marketplace, the Company provides its NEOs reasonable supplemental benefits as a part of their overall compensation and benefits. The 2022 supplemental benefits include: company-paid life insurance for NEOs, long term disability insurance, executive physicals, financial planning and the ECP. For Ms. Collawn, the Company also provides home security. The supplemental benefits are set forth in footnote 5 of the SCT on page 62.

Potential Severance Benefits

The Company offers severance benefits to the NEOs to mitigate the possible difficulty they may have finding comparable employment, within a reasonable period of time, following a separation from service.  Under our Severance Plan, benefits are only payable if the NEO’s position is eliminated through no fault of his or her own.  The Severance Plan and related benefits are described in more detail on page 72.

Potential Change in Control Benefits

The Company also recognizes, as is the case with many publicly-held companies, the possibility of a change in control. A change in control (for example, upon the closing of the Merger), combined with the uncertainty and the questions that it may raise, may potentially result in the departure of key management to the detriment of the Company and our shareholders. This could also impact the Company’s ability to continue to provide efficient and reliable utility services to our customers.  The Company and the Compensation and HC Committee have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s key management to their assigned duties and to pursuing corporate transaction activity that is in the best interests of our customers and shareholders and to facilitate recruitment of future employees in the face of potentially challenging circumstances arising from the possibility of a change in control of the Company.  The Company and the Compensation and HC Committee have also concluded that it is appropriate to provide competitive and fair compensation and benefits to employees terminated under these circumstances through our Retention Plan.

The Retention Plan provides the NEOs with benefits if their employment is terminated, under certain circumstances, within 24 months following a change in control of the Company.  The purpose of our Retention Plan is to better align the NEOs’ interests with the interests of our shareholders and to provide the NEOs with reasonable protection from loss of employment resulting from a change in control.  The provision of benefits pursuant to the Retention Plan also facilitates our recruitment and retention of talented NEOs by providing reasonable and expected protections.  Our Retention Plan and change in control benefits are described in more detail beginning on page 72. The employment of Ms. Collawn and Mr. Apodaca will be terminated as of the effective time of the closing of the Merger and they will be entitled to benefits under the Retention Plan.

ADMINISTRATION AND RESOURCES

Roles of the Compensation and HC Committee, Board of Directors and Executive Officers

Pursuant to its role as assigned by the Board, the Compensation and HC Committee is primarily responsible for the design and administration of our executive compensation program.  Additionally, our Board, our NEOs and an independent compensation consultant play important roles. The Compensation and HC Committee establishes and periodically reviews all elements of our executive compensation program.  The ultimate responsibility for determining the level of compensation paid to each of the NEOs, other than the CEO, resides with the Compensation and HC Committee.  For the CEO, the Compensation and HC Committee makes a recommendation to our independent directors of the Board (a group that includes, but is not limited to, the members of the Compensation and HC Committee) regarding the level of the CEO’s compensation and the final decision is made by the independent directors. The Board, based on the recommendations of the Compensation and HC Committee, approves all equity compensation plans and equity awards for Officers.  In setting (or recommending in the case of the CEO) specific compensation levels, the Compensation and HC Committee considers the CEO’s evaluation of the NEOs and the self-evaluation prepared by the CEO. The independent members of the Board take into consideration their evaluation of the CEO’s performance when approving or setting the CEO specific compensation levels. The CEO recommends corporate-level performance goals to the Compensation and HC Committee for approval.  The CEO provides regular input to the Compensation and HC Committee with respect to the overall structure of the executive compensation program, including how the program effectively aligns with the Company’s strategic objectives. However, the final decision related to the executive compensation program rests with the Compensation and HC Committee, with approval of the independent members of the Board, for all Officer equity plans, Officer equity awards and CEO compensation.

Role of the Independent Compensation Consultant

Pursuant to its charter, the Compensation and HC Committee selects and retains an independent compensation consultant (at the Company’s expense) whose services include: providing peer group and market compensation data, providing information on trends and regulatory issues affecting executive pay, performing competitive market analysis, recommending compensation program and plan changes and recommending Officer compensation structure and levels.  In May 2013, the Compensation and HC Committee selected Pay Governance to be its independent compensation consultant pursuant to the Compensation and HC Committee’s Policy Governing Fees and Services for Executive Compensation Consultants. Prior to engaging Pay Governance, and then on an annual basis, most recently at its December 2022 meeting, the Compensation and HC Committee evaluated Pay Governance’s independence as its compensation consultant by considering each of the independence factors specified by the NYSE and the SEC. Based on the evaluation, the Compensation and HC Committee determined that no conflict of interest exists that would prevent Pay Governance from independently advising the Compensation and HC Committee. On occasion, the independent compensation consultant provides information to the members of management, but all its services are provided and performed at the request of and pursuant to instructions provided by the Compensation and HC Committee or the Nominating Committee. None of the NEOs are present during the Compensation and HC Committee’s discussions with the independent consultant regarding his or her individual compensation. During 2022, no services were provided to the Company by Pay Governance, other than the services that are described in this proxy statement.

The Compensation and HC Committee strives to provide target compensation opportunities that are at the median TDC of the appropriate benchmark group of companies, which reflect the market within which PNMR competes for executive talent. Information referenced in 2021 to assist in setting 2022 compensation levels was obtained and analyzed as follows:

•Management engaged WTW to perform a competitive assessment of the Company’s executive compensation program, including compensation opportunity levels for the CEO and other NEOs (the “WTW study”). Pay Governance reviewed the approach and the findings of the WTW study.
•The WTW study compared our NEO compensation to (1) market data for the PNMR Peer Group described below and (2) market data from the companies (listed in Appendix A) comprising the WTW 2021 General Industry Executive Survey Report - U.S. of general industry companies with data regressed to companies similarly sized to PNMR.
•For corporate-function roles, such as those of our NEOs, talent may be recruited by or lost to companies that are similar in size to the Company, which may or may not be in the utility/energy sector. Therefore, to determine overall market compensation levels, the benchmark analysis used the 2022 Benchmark Data.
•The median compensation levels of the 2022 Benchmark Data were the primary reference points used by the Compensation and HC Committee to evaluate the competitiveness of executive compensation. The Compensation and HC Committee used these figures to benchmark base salary, TCC and TDC paid to the NEOs (both individually and as a group) to similar types and elements of compensation paid to executives holding comparable positions in the marketplace.

PNMR Peer Group

Our peer group has been consistent from year to year and adjusted as needed for changes in the peer group due to mergers and acquisitions. The PNMR Peer Group was developed to reflect similarly sized utility companies that reflect the competitive market in which we might compete for talent. Prior to setting compensation levels for 2022, the Compensation and HC Committee determined that the PNMR Peer Group continued to be an appropriate peer group, based on the following criteria:

1.	Ownership structure (publicly-traded),
2.	Business focus (electric or natural gas utility and multi-utility companies),
3.	Size (between one-third and three times the Company’s size in terms of revenues),
4.	Organizational complexity,
5.	Operational characteristics (such as nuclear generation ownership, multi-state regulated utilities), and
6.	Likely competition for executive talent.

The following table lists the companies that comprised the PNMR Peer Group used in the 2021 Benchmark Data to set 2022 compensation levels.

PNMR PEER GROUP

ALLETE, Inc.	IDACORP, Inc.	ONE Gas, Inc.
Alliant Energy Corporation	MDU Resources Group, Inc.	Pinnacle West Capital Corporation
Avista Corporation	New Jersey Resources Corporation	Portland General Electric Company
Black Hills Corporation	NorthWestern Corporation	Southwest Gas Holdings, Inc.
Hawaiian Electric Industries, Inc.	OGE Energy Corporation

2023 COMPENSATION ACTIONS

In February 2023, the Compensation and HC Committee approved the following 2023 compensation actions. The Compensation and HC Committee increased the base salaries payable to our NEOs (with the independent directors approving the base salary increase for our CEO). The base salary increases were based on corporate and individual performance and on the current median base salaries for the corresponding executive positions in the 2023 Benchmark Data. The 2023 base salary increases are as follows: Ms. Collawn from $1,017,056 to $1,088,250; Mr. Tarry from $505,000 to $540,350; Mr. Apodaca from $393,317 to $412,983; Ms. Eden from $375,000 to $401,250; Mr. Darnell from $320,762 to $336,801.

As disclosed in our Current Report on Form 8-K filed March 2, 2023, the Compensation and HC Committee also approved the 2023 AIP. The 2023 AIP includes a financial goal of Incentive EPS (weighted 60%) and two operational goals, customer satisfaction (weighted 20%) and reliability (weighted 20%). No incentive award under the 2023 AIP will be paid if performance for the Incentive EPS goal is below the threshold level and incentive awards, if earned, will be capped at the maximum opportunity. Straight-line interpolation will determine the incentive award payout for performance that falls between threshold and target or target and maximum levels. In accordance with the Merger Agreement, if the Merger is consummated in 2023, a pro-rata 2023 AIP payment will be made upon the closing of the Merger, determined based on the level of achievement of the performance targets annualized and appropriately adjusted to reflect the partial performance period as of the date prior to the closing with any remaining pro-rata payment to be made following the end of the 2023 performance period.

The Compensation and HC Committee and the Board also approved the 2023 LTIP. The 2023 LTIP award mix is comprised of 70% PSs and 30% RSAs. The PS awards pursuant to the 2023 LTIP for the three-year performance period of 2023-2025 aligns with our pay for performance objectives as well as industry trends and market practices. The 2023 LTIP is based on two performance measures: Earnings Growth (targets are determined by the Board based on the Company’s long-range operating plan) and FFO/Debt Ratio (targets are determined by the Board based on the Company’s long-range operating plan), weighted 50% and 50%, respectively. Each of the Earnings Growth and FFO/Debt Ratio performance measures for the 2023 LTIP has a threshold, target and maximum award opportunity. The RSAs issuable pursuant to the 2023 LTIP may be awarded in early 2026 following the end of the performance period and will vest over three years thereafter, subject to the Officers continuing employment on the date the RSAs are granted. Consistent with the Merger Agreement, the Company will determine the achievement of the performance measures prior to the closing of the Merger with such performance being the greater of (1) the target level of performance or (2) the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the closing of the Merger. Following closing, the PS award will be converted into a cash-settled time-vested restricted stock right in Avangrid stock, which will vest at the same time as the service-based vesting conditions of the PS award. A pro-rata PS award shall be immediately payable to Ms. Collawn and Mr. Apodaca, upon their termination of employment with the Company following the successful closing of the Merger with Avangrid.

Consistent with the 2020 LTIP, in February 2023, the Compensation and HC Committee approved an award of RSAs under the 2020 LTIP at the end of the three-year performance period in the following amounts: Ms. Collawn 18,057 shares; Mr. Tarry 5,101 shares; Mr. Apodaca 2,046 shares; Ms. Eden 1,951 shares; Mr. Darnell 1,669 shares. These RSAs will vest over a three-year period through March 7, 2026. Following the Merger closing, like all outstanding RSAs, these RSAs will be converted into cash-settled time-vested restricted stock rights in Avangrid stock and will vest at the same time as the service-based vesting conditions of the original awards. Because the employment of Ms. Collawn and Mr. Apodaca will be terminated following the Merger closing, their converted RSAs will be fully vested upon their termination in connection with the closing of the Merger.

ADDITIONAL INFORMATION

Corporate Governance

The Company and the Compensation and HC Committee continue to monitor corporate governance best practices and give consideration to incorporating them into our compensation processes and policies, as appropriate.

Sustainability

The Company’s sustainability programs are described on page 12 of this proxy statement. The Board and the Compensation and HC Committee believe that the Company’s compensation program and corporate governance requirements motivate our NEOs to operate the Company’s businesses in a sustainable manner that balances the interests of our customers and our other stakeholders while creating long-term value for shareholders. The Board and the Compensation and HC Committee also believe that our current compensation program, which emphasizes incentive-driven pay earned over the long-term based on PNM Resources’ stock and earnings performance and credit metric objectives, creates a strong incentive for the NEOs to operate the Company’s business in a sustainable manner. Our share price and earnings performance and financial strength are likely to be enhanced by our utility subsidiaries delivering sustainable, diverse and affordable power in ways that protect the environment, ensure reliability and increase the use of renewable energy.

Clawback Policy

In February 2019, the Company adopted a Clawback Policy that applies to PNMR’s current and former Section 16 officers and any other current or former Officer of PNMR who receives any incentive compensation (each a “Covered Individual”). The policy applies to all incentive compensation, including any AIP awards and equity-based compensation. Clawback under the policy is triggered by (1) any future SEC or NYSE rules that require the Company to seek recovery, (2) an accounting restatement due to material noncompliance of the Company with any financial reporting requirements that the Board or its designee determines was a result of misconduct by a Covered Individual (a “Restatement”) or (3) any improper conduct by a Covered Individual. If a Restatement occurs, the Company will recover the difference between the amount of incentive compensation paid to the Covered Individual whose misconduct contributed to the Restatement and the amount that should have been paid to such Covered Individual in the absence of the Restatement. If a Covered Individual engages in improper conduct, the Company may recover the full amount of any incentive compensation that is attributable or relates to the period during which the improper conduct occurred. Any clawback that is triggered by current law or any future SEC or NYSE rules shall be in accordance with such rules. The Company will review and update, if necessary, its Clawback Policy in light of the SEC’s final clawback rule that was published in late 2022.

Insider Trading Policy; No Hedging or Pledging of Company Stock

As discussed on page 12 of this proxy statement, the Company’s Insider Trading Policy prohibits all Officers, directors and employees from engaging in hedging or monetization transactions that allow a person to lock in much of the value of his or her Company securities, such as zero-cost collars and forward sales contracts. Further, our Insider Trading Policy prohibits all directors and executive officers, including the NEOs, from pledging Company securities as collateral for a loan.

Double Trigger Vesting Following a Change in Control

The PEP includes, as a general rule, double trigger vesting following a change in control.  Double trigger vesting results only if an NEO is terminated without cause or is constructively terminated following a change in control. See Payments Made Upon a Change in Control section of 2022 NEO Compensation Information beginning on page 73.

CEO and Officer Succession Planning

The Board, including the members of the Compensation and HC Committee, reviews the CEO and Officer succession planning on an annual basis. The succession planning process is designed to ensure that internal candidates are identified and developed well before the position may need to be filled. The succession planning process addresses both short-term and long-term potential succession needs.

Equity Ownership Holding Guidelines

To maintain alignment between our NEOs and shareholders, the Company continues to provide equity-based compensation and has adopted ownership holding guidelines. Ownership holding guidelines provide that each NEO should own PNMR equity having a value equal to a specified multiple of the NEO’s base salary.  The multiples range from three (3) to five (5) times base salary, depending upon the position of the NEO.  The ownership holding guidelines also require that each NEO retain 100% of any equity he or she receives under our PEP (after withholding to satisfy tax obligations) until he or she has achieved the applicable guideline multiple.

The Compensation and HC Committee believes these guidelines further align the interests of NEOs with the interests of shareholders by ensuring that the NEOs maintain a significant long-term stake in the Company and are subject to the risks of equity ownership.  All equity that the Officer holds either directly or indirectly, including any unvested RSAs, any earned PSs, any investment in the PNM Resources, Inc. Common Stock Fund held in the RSP and any hypothetical investment in the PNM Resources, Inc. Common Stock Fund held in the ESP II, count toward compliance with the ownership holding guidelines.  The Compensation and HC Committee reviews compliance with the ownership holding requirements on an annual basis for all NEOs and did so most recently at its February 2023 meeting. As of December 30, 2022, the NEO equity ownership holdings were as noted below:

2022 EQUITY OWNERSHIP HOLDING GUIDELINES

NEO*	Holding Requirement as a multiple of base salary**	Actual Holdings as a multiple of base salary**
P. K. Collawn	5X	36.2X
J. D. Tarry	3X	2.4X
P. V. Apodaca	3X	10.7X
E. A. Eden	3X	2.1X
R. N. Darnell	3X	6.5X
* Mr. Eldred separated from the Company, as described on page 54, on July 1, 2022. ** Based on 12/30/2022 closing price on the NYSE of $48.79 and the NEO’s 2022 base salary.

As of December 30, 2022, three of the NEOs exceeded the applicable holding requirements.  Given Mr. Tarry’s and Ms. Eden’s tenures as NEOs, and the equity retention requirements for LTIP award shares, the Compensation and HC Committee believes Mr. Tarry and Ms. Eden are making reasonable progress towards achieving the holding guidelines. The current holdings of each NEO are shown on page 19.

Impact of Tax and Accounting Requirements

The Compensation and HC Committee evaluates costs and cash flow implications of compensation to maximize financial efficiencies.  Since the repeal of the performance-based exception to the deduction limit in the Tax Code, deductibility is no longer a significant factor in determining executive compensation. In 2022, we paid compensation for our NEOs of approximately $5.4 million that may not be deductible for tax purposes.
Adjustments for Certain Items

Consistent with past practice and based on criteria determined at the beginning of the performance period, the Compensation and HC Committee may, subject to compliance with an applicable plan or award agreement(s) as well as applicable law or regulations, adjust the performance measures underlying certain incentive compensation awards to eliminate the effects of certain items.  The adjustments are intended to ensure that award payments are based on the underlying performance of the Company’s core business and are not artificially inflated or deflated due to such effects in the award year.  The adjustments made for 2022 award calculations for Incentive EPS, Earnings Growth and the FFO/Debt Ratio are reflected in the definitions as set forth in the Glossary.  These defined terms are used solely for measuring performance for compensation purposes and should not be considered earnings guidance by the Company.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation and HC Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board its inclusion into the 2023 proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Compensation and HC Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation and HC Committee:

E. Renae Conley, Chair
Vicky A. Bailey
Norman P. Becker
Maureen T. Mullarkey

2022 NEO COMPENSATION INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

The table following summarizes the total compensation paid to or earned by the NEOs for the years ending December 31, 2022, 2021 and 2020.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
		(1)		(2)		(3)	(4)	(5)
Patricia K. Collawn, Chair and CEO	2022	1,005,880	—	2,460,988	—	1,497,107	—	1,632,600	6,596,575
	2021	957,981	740,000	2,461,055	—	—	—	1,435,703	5,594,739
	2020	951,923	1,060,875	2,255,592	—	1,676,183	—	1,892,838	7,837,411
Charles N. Eldred, EVP, Corp Dev & Finance	2022	277,787	—	702,646	—	260,166	—	2,008,691	3,249,290
	2021	522,690	260,000	698,355	—	—	—	110,032	1,591,077
	2020	530,550	613,080	649,557	—	605,416	—	270,879	2,669,482
Joseph D. Tarry, President and COO	2022	480,717	—	517,195	—	439,013	—	149,674	1,586,599
	2021	409,231	—	310,485	—	370,139	—	92,519	1,182,374
	2020	390,194	—	234,378	—	321,398	19,807	130,191	1,095,968
Patrick V. Apodaca SVP, General Counsel and Secretary	2022	389,826	—	286,165	—	276,895	—	113,630	1,066,516
	2021	375,648	140,000	300,001	—	—	—	91,463	907,112
	2020	379,358	201,946	282,045	—	319,075	—	198,043	1,380,467
Elisabeth A. Eden, SVP, CFO and Treasurer	2022	354,716	—	201,430	—	260,250	—	118,524	934,920
Ronald N. Darnell, SVP, Public Policy	2022	318,259	—	234,486	—	225,817	—	123,481	902,043
	2021	308,171	—	246,984	—	274,430	—	159,065	988,650
	2020	311,615	—	229,970	—	262,748	—	212,958	1,017,291

(1)    2022 salary amounts include cash compensation earned by each NEO during 2022. This also includes any amounts earned in 2022 but contributed into the RSP and the ESP II. For amounts deferred pursuant to the ESP II, see the 2022 Non-Qualified Deferred Compensation table.

(2)    Represents the grant date fair value of all stock awards calculated in accordance with FASB ASC Topic 718. For 2022, the amount indicated is the aggregate grant date fair value of all grants of (A) RSAs granted on March 1, 2022 (shown as RSA in the GPBA Table) and (B) PS awards (shown as PS in the GPBA Table), based on the target level of performance, which the Company considered the probable outcome on the grant date. The assumptions used in determining the grant date fair value of stock awards are set forth in Note 12 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.  The actual cash value that the NEO may realize on the vesting of the RSAs or PSs will depend on the number of shares that ultimately vest, the market price of our common stock at the date of vesting, and ultimately, the value received by the employee on the sale of the stock.  RSAs vest over a three-year period beginning on March 7th following the first anniversary of the grant date.  The following table shows the grant date fair value of all 2022 stock awards assuming maximum performance of the 2022 LTIP PSs (shown as PS in the GPBA Table) and the actual RSA awards shown in the GPBA Table. As discussed above, the amount reflected in column (e) of the SCT assumes target performance of PS awards. Both column (e) of the SCT and the following table also include the grant date fair value of the actual RSA awards.

Grant Date Fair Value Assuming Maximum

Name	Grant Date Fair Value of Actual RSA, Maximum PS Awards ($)
P. K. Collawn	4,194,120
C. N. Eldred	1,189,671
J. D. Tarry	937,335
P. V. Apodaca	484,505
E. A. Eden	359,272
R. N. Darnell	397,004

(3)    Column (g) of the SCT for 2022 reflects the actual amount of annual incentive cash awards earned in 2022 under the 2022 AIP (shown as AIP awards in the GPBA Table).

(4)    There are no above-market or preferential rate earnings to report for the ESP II. Only Mr. Tarry participates in the ERP and is eligible for post-retirement medical benefits.

(5)    The following table reflects the types and dollar amounts of perquisites, additional compensation and other personal benefits provided to the NEOs during 2022.  For purposes of computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to the Company of providing the perquisite or other personal benefit to the NEOs. The NEOs paid any taxes associated with these benefits without reimbursement from the Company.

All Other Compensation Table

Name	Payment of Officer & Management Life Premium ($)	Payment of Long- Term Disability Premium ($)	ECP and Financial Planning Amounts ($) (a)	RSP Company Contri- butions ($)	ESP II Company Contri- butions ($) (b)	Executive Physicals ($) (c)	Security ($)	Severance and Restrictive Covenant ($) (d)	All Other Compensation (Total) ($)
P. K. Collawn	23,260	1,445	38,445	42,700	1,509,570	3,778	13,402	—	1,632,600
C. N. Eldred	517	778	33,445	40,500	23,279	4,379	—	1,905,793	2,008,691
J. D. Tarry	960	1,445	38,445	38,125	68,779	1,920	—	—	149,674
P. V. Apodaca	624	1,445	33,445	40,500	32,600	5,016	—	—	113,630
E. A. Eden	960	1,445	33,445	40,500	38,066	4,108	—	—	118,524
R. N. Darnell	11,385	1,445	18,000	40,500	48,179	3,972	—	—	123,481
(a) Reflects the amounts received by the NEOs under the ECP (described in the Glossary) and the value of the Officer financial planning benefit.

(b) Amounts are reflected in column (c) of the 2022 Non-Qualified Deferred Compensation table on page 71. The amounts in this column include legacy supplemental contributions to Ms. Collawn which were made in 2022.

(c) The Company paid for executive physicals as part of the Annual Executive Physical Program.

(d) Amount is comprised of accrued paid time off, severance, and the restrictive covenant payments awarded to Mr. Eldred upon his separation from the Company, as described on page 54, in the amounts of $55,590, $805,203 and $1,045,000, respectively.

Annual Incentive Awards

The objective of the 2022 AIP was to motivate the eligible NEOs to achieve certain performance goals tied to the Company’s financial and operational results. In order to ensure that awards were funded by the Company’s earnings, no awards were to be made under the 2022 AIP unless the Company achieved Incentive EPS of at least $2.50.  Maximum awards were to be made at Incentive EPS levels of $2.63 or higher.  In 2022, the Company’s Incentive EPS for the eligible NEOs was $2.69 resulting in achievement of maximum performance level. The Company achieved below threshold performance level for the reliability goal. Customer Satisfaction is comprised of two measurements, the PNM Research and Polling Survey, achieved at the threshold performance level, and TNMP REP Satisfaction, achieved at the below threshold performance level. See the performance results noted on the corporate scorecard below.

The 2022 AIP plan goals were established for the participating NEOs in order to achieve alignment with the corporate strategy of the Company.  A more detailed description of each listed NEO’s award opportunities and performance goals under the 2022 AIP, as well as the actual awards approved in February 2023, are set forth below.

NEO Incentive Goals and Results

CORPORATE SCORECARD

Goal	Weight	Threshold 50%	Target 100%	Maximum 200%	2022 Results	Weighted Results
PNMR Incentive EPS	60% of Scorecard	≥$2.50/share	≥$2.55/share	≥$2.63/share	$2.69/share (200% of target award level) [1]	120%
Customer Satisfaction (measured by PNM Research and Polling Survey) (weighted average score)	15% of Scorecard	7.6	7.8	8.2	7.6 (50% of target award level)	8%
Customer Satisfaction (measured by TNMP REP Satisfaction) (weighted average score)	5% of Scorecard	4.3	4.4	4.6	3.6 (0% of target award level)	0%
Reliability (measured by PNM & TNMP SAIDI) (weighted respectively, 70% - 30%)	20% of Scorecard	102.3	96.8	88.3	111.3 (0% of target award level)	0%
Aggregate Performance Results						128%
1 $2.69/share performance results in a 200% multiplier for the Incentive EPS goal. When the 60% weighting is applied, this results in a 120% weighted score.
Under the 2022 AIP, Ms. Collawn was eligible to receive a target award level of 115% of her base salary as of December 31, 2022. Based on Ms. Collawn’s aggregate performance results, she received an award equal to 147% of her base salary.
Mr. Eldred, who separated from the Company, as described on page 54, in July of 2022, was eligible to receive a prorated target award level of 37.5% of his base salary as of his separation date. Based on the aggregate performance results, he received an award equal to 48% of his base salary.
Under the 2022 AIP, Mr. Tarry was eligible to receive a target award level of 68% of his base salary as of December 31, 2022. Based on Mr. Tarry’s aggregate performance results, he received an award equal to 87% of his base salary.
Under the 2022 AIP, Ms. Eden was eligible to receive a target award level of 54% of her base salary as of December 31, 2022. Based on Mr. Eden’s aggregate performance results, she received an award equal to 69% of her base salary.
Under the 2022 AIP, Mr. Apodaca and Mr. Darnell were eligible to receive a target level award of 55% of each of their base salaries as of December 31, 2022.  Based on the aggregate performance results, each received an award equal to 70% of their base salary.

Long-Term Incentive Awards

2022 LTIP Goals for the Performance Period 2022-2024

Consistent with our pay for performance philosophy, 70% of the NEO’s total 2022 long-term incentive compensation opportunities are dependent upon the Company’s achievement of two performance goals (Earnings Growth and FFO/Debt Ratio) over the 2022-2024 performance period. No PSs (shown as PS in the GPBA Table) will be earned by or paid to our NEOs if actual performance over the 2022-2024 performance period is below the threshold levels set forth in the following table.  The remaining 30% of the total 2022 long-term incentive opportunities for NEOs is comprised of RSAs (shown as RSA in the GPBA Table) that will be awarded by the Compensation and HC Committee at the end of the performance period, subject to the Officer’s continuing employment on the date the RSAs are awarded. The RSAs will vest over a three-year period thereafter. Generally, a PS award will not be paid to an Officer who separates from service in the first half of the performance period for any reason other than a qualifying change in control termination. After the first half of the performance period, a prorated PS award will be paid to an Officer who separates from service due to death, disability, impaction or retirement, which will be calculated based on actual performance and the number of full months of service completed by the Officer during the performance period.

2022 LTIP PS AWARDS PERFORMANCE GOAL TABLE

Corporate Goal	Weight	Threshold	Target	Maximum
Earnings Growth	75%	≥ 2.0%	≥ 4.0%	≥ 6.0%
FFO/Debt Ratio	25%	≥13%	≥14%	≥16%

LTIP Awards Earned for the Performance Period 2020-2022

In 2020, the Compensation and HC Committee approved the 2020 LTIP for the three-year performance period of 2020-2022. Information regarding the threshold, target and maximum performance targets for the 2020-2022 performance period under the 2020 LTIP for Earnings Growth, relative TSR (relative to the EEI Index) and FFO/Debt Ratio and the actual 2020-2022 performance results are set forth in the table following.

EARNINGS GROWTH, TSR, AND FFO/DEBT RATIO ACHIEVEMENT
AS OF DECEMBER 31, 2022 FOR PERFORMANCE PERIOD 2020-2022

Corporate Goal	Weight	Threshold	Target	Maximum	2020-2022 Actual Results	Weighted Results
Earnings Growth	50%	≥ 2.0%	≥ 4.0%	≥ 6.0%	7.6%	100%
Relative TSR	25%	> 35th percentile	> 50th percentile	> 90th percentile	42nd percentile	18%
FFO/Debt Ratio	25%	≥13.0%	≥14.0%	≥16.0%	13.8%	23%
Aggregate Performance Results						141%
The amount of PS awards payable at threshold, target and maximum performance was set forth in the GPBA Table in the 2021 proxy statement.  In February 2023, the PS awards for the 2020-2022 performance period were determined to be earned at 141% of target, based on the above actual aggregate performance results for the 2020-2022 performance period. Actual result and weighted result include adjustments to exclude acquisition activities from the FFO/Debt ratio discussed on page 53.

2020 NEO LONG-TERM INCENTIVE AWARD OPPORTUNITIES

Position	Threshold Opportunity*	Target Opportunity*	Maximum Opportunity*
CEO	188.50%	290%	493.0%
President and COO	107.25%	165%	280.5%
EVP	97.5%	150%	255%
SVP	55.25%	85%	144.5%
* As a percentage of base salary. Amounts include the following RSA opportunities for each NEO (also expressed as a percentage of base salary): CEO, 87%; President and COO, 49.50%; EVP, 45%; SVP, 25.5%. Such award opportunities were determined based on the NEOs' respective positions and base salaries.

Actual PSs received by the NEOs under the 2020 LTIP are shown on the Outstanding Equity Awards table on page 67 and actual RSAs granted under the 2020 LTIP are shown on the GPBA Table below. Actual result and weighted result include adjustments to exclude acquisition activities from the FFO/Debt ratio discussed on page 53.

Grants of Plan Based Awards in 2022

The following table discloses the 2022 grants of awards to our NEOs: (1) annual incentive plan award levels under the 2022 AIP (shown below as AIP) and (2) the following equity awards made under the LTIP: (a) RSAs awarded under the 2019 LTIP at the end of the three-year performance period, (b) PS award opportunity based on Earnings Growth and FFO/Debt Ratio performance measures over the 2022-2024 performance period of the 2022 LTIP, as well as the grant date fair value of all such equity awards.  RSAs, granted on March 1, 2022, vest in three equal annual installments beginning on March 7, 2023. A uniform vesting date of March 7th was adopted for RSAs granted on and after 2016.

GRANTS OF PLAN BASED AWARDS IN 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
											(1)
P. K. Collawn	AIP 3/18/2022	584,807	1,169,615	2,339,229	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	21,312	42,625	85,250	—	—	—	1,733,133
	RSA 3/01/2022	—	—	—	—	—	—	17,901	—	—	727,855
C. N. Eldred	AIP 3/18/2022	101,628	203,255	406,510	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	5,988	11,977	23,955	—	—	—	486,985
	RSA 3/01/2022	—	—	—	—	—	—	5,304	—	—	215,661
J. D. Tarry	AIP 3/18/2022	171,490	342,979	685,958	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	5,166	10,333	20,666	—	—	—	420,140
	RSA 3/01/2022	—	—	—	—	—	—	2,387	—	—	97,055

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
											(1)
P. V. Apodaca	AIP 3/18/2022	108,162	216,325	432,649	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	2,439	4,878	9,756	—	—	—	198,339
	RSA 3/01/2022	—	—	—	—	—	—	2,160	—	—	87,826
E. A. Eden	AIP 3/18/2022	100,781	201,563	403,125	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	1,941	3,882	7,764	—	—	—	157,842
	RSA 3/01/2022	—	—	—	—	—	—	1,072	—	—	43,588
R. N. Darnell	AIP 3/18/2022	88,210	176,419	352,839	—	—	—	—	—	—	—
	PS 3/18/2022	—	—	—	1,998	3,997	7,994	—	—	—	162,518
	RSA 3/01/2022	—	—	—	—	—	—	1,770	—	—	71,968
(1) Represents the grant date fair value of the equity awards, based on target performance for PS awards and actual amount of RSA awards, determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of stock awards are set forth in Note 12 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. For information about the grant date fair value assuming maximum performance of PS awards, see footnote 2 to the SCT.

Outstanding Equity Awards

The following table includes certain information about the following outstanding equity awards (as of December 31, 2022) made under the PEP to the NEOs: (1) RSAs that vest equally over three years from the grant date, (2) PS awards granted on March 3, 2020 under the 2020 LTIP reflecting the amount of actual above target performance achieved for the 2020-2022 performance period, (3) PS award opportunities granted on March 5, 2021 under the 2021 LTIP, assuming maximum performance is achieved for the 2021-2023 performance period and (4) performance share award opportunities granted on March 18, 2022 under the 2022 LTIP (shown as PS in the GPBA Table above), assuming target performance is achieved for the 2022-2024 performance period.

OUTSTANDING EQUITY AWARDS AT 2022 YEAR-END

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer-cised Options (#) Unexer-cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		(1)		(2)			(3)	(4)	(5)	(4)
P. K. Collawn	3/3/2020	—	—	—	—	—	52,485	2,560,743	—	—
	3/3/2020	—	—	—	—	—	4,217	205,747	—	—
	3/5/2021	—	—	—	—	—	9,727	474,580	78,982	3,853,532
	3/1/2022	—	—	—	—	—	17,901	873,390	42,625	2,079,674
C. N. Eldred	3/3/2020	—	—	—	—	—	15,411	751,903	—	—
	3/3/2020	—	—	—	—	—	1,145	55,865	—	—
	3/5/2021	—	—	—	—	—	2,694	131,440	11,312	551,912
	3/1/2022	—	—	—	—	—	5,304	258,782	—	—
J. D. Tarry	3/3/2020	—	—	—	—	—	6,724	328,064	—	—
	3/3/2020	—	—	—	—	—	387	18,882	—	—
	3/5/2021	—	—	—	—	—	1,362	66,452	14,272	696,331
	3/1/2022	—	—	—	—	—	2,387	116,462	10,333	504,147
P. V. Apodaca	3/3/2020	—	—	—	—	—	6,153	300,205	—	—
	3/3/2020	—	—	—	—	—	623	30,396	—	—
	3/5/2021	—	—	—	—	—	1,316	64,208	9,214	449,551
	3/1/2022	—	—	—	—	—	2,160	105,386	4,878	237,998
E. A. Eden	3/3/2020	—	—	—	—	—	3,358	163,837	—	—
	3/3/2020	—	—	—	—	—	315	15,369	—	—
	3/5/2021	—	—	—	—	—	654	31,909	6,265	305,669
	3/1/2022	—	—	—	—	—	1,072	52,303	3,882	189,403
R. N. Darnell	3/3/2020	—	—	—	—	—	5,016	244,731	—	—
	3/3/2020	—	—	—	—	—	508	24,785	—	—
	3/5/2021	—	—	—	—	—	1,084	52,888	7,587	370,170
	3/1/2022	—	—	—	—	—	1,770	86,358	3,997	195,014
(1)    No stock options have been granted under the PEP since 2010.

(2)    As of December 31, 2022 no equity incentive options have been granted under the PEP.

(3)    This column reflects the earned NEO PSs granted on March 3, 2020 under the 2020 LTIP and the outstanding NEO RSAs. One share of our common stock underlies each RSA and PS. RSA awards vest over a three-year period beginning on March 7 following the year of the grant. The RSA shown with a grant date of March 3, 2020 vested on March 7, 2023. One-half of the RSA shown with a grant date of March 5, 2021 vested on March 7, 2023 and the remaining one-half will vest on March 7, 2024. One-third of the RSA shown with a grant date of March 1, 2022 vested on March 7, 2023 and the remaining two-thirds will vest in equal amounts on March 7, 2024 and March 7, 2025.

(4)    Based on the closing price of $48.79 for our common stock, as quoted on the NYSE on December 30, 2022, the last trading day of fiscal year 2022.

(5)    Unvested and contingent PS awards listed in column (i) for the 2021-2023 performance period granted on March 5, 2021 are reflected at the maximum performance level because, as of December 31, 2022, actual performance to date is above target and below maximum and (ii) for the 2022-2024 performance period granted on March 18, 2022 are reflected at the target performance level because, as of December 31, 2022, actual performance to date is above threshold and below target.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the NEOs’ exercise of vested stock options during 2022, as well as the vesting during 2022 of PSs and RSAs held by the NEOs.  Options and RSAs were awarded under the PEP.

OPTION EXERCISES AND STOCK VESTED DURING 2022

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
				(1)
P. K. Collawn	—	—	61,801	2,778,539
C. N. Eldred	—	—	18,834	846,202
J. D. Tarry	—	—	6,092	273,989
P. V. Apodaca	—	—	8,050	362,221
E. A. Eden	—	—	3,769	169,606
R. N. Darnell	—	—	6,451	290,217
(1) Amounts indicated are the aggregate dollar value realized upon the vesting of PS awards and RSAs based on the number of shares acquired on vesting multiplied by the closing price of our common stock on the delivery date, as quoted on the NYSE.

Retirement Benefits

Tax-Qualified Retirement Plans Available to all Eligible Employees

The retirement benefits under the tax-qualified plans for NEOs are the same as those available for other eligible employees of the Company.  The RSP is a 401(k) plan that allows before-tax and after-tax contributions by employees and Company-matching and age-based contributions.  The age-based contributions provide for varying contribution rates, from 3% to 10%, depending on the employee’s age, with the highest contribution rate applying to those employees who are 55 or older. Employees direct their own investments in the RSP. The RSP includes a Roth 401(k) feature, which allows an employee to make post-tax contributions that do not reduce the employee’s current taxable income. Withdrawals and other distributions from the Roth 401(k) feature are generally tax free.

Age-based contributions are made regardless of whether the employee defers compensation into the RSP. All of the Company’s contributions to the RSP are in cash, not shares of common stock.  Employees may invest in shares of PNM Resources common stock by allocating up to 20% of their respective RSP account balances into a Company stock fund, which is one of 23 investment options under the RSP.  All contributions made under the RSP vest immediately.

The RSP results in individual participant balances that reflect a combination of: (1) the employee deferring a portion of cash compensation; (2) annual matching contributions made on behalf of the employee; (3) the age-based contributions made on behalf of the employee in an amount ranging from 3% to 10% of eligible compensation; (4) the annual contributions and deferred amounts being invested at the direction of the employee (the same investment choices are available to all employees); and (5) as in (4), the continuing reinvestment of the investment returns until the accounts are paid out.  This means that similarly situated employees, including the NEOs, may have materially different account balances because of a combination of factors including: the number of years they have participated in the RSP, the amount of money contributed, or compensation deferred, at the election of the employee from year to year and the investments chosen by the employee. The RSP does not guarantee minimum returns or above-market returns and an employee’s returns are dependent upon actual investment results.

The ERP is a non-contributory defined benefit pension plan. The ERP provides retirement income based on the employee’s highest three-year average pay as of 1997, social security covered compensation and the length of service upon separation. Compensation consists of base salary and includes any amount voluntarily deferred under the RSP.

Generally, compensation for these purposes does not include bonuses, payments for accrued vacation, or overtime pay. The ERP was closed to new employees hired on or after January 1, 1998. Prior to January 1, 1998, employees who had at least one year of service and who had attained the age of 21 were eligible to become participants. The ERP was amended as of January 1, 1998, to limit an employee’s credited service to the credited service earned as of December 31, 1997, plus a limited amount of future service. The amount of credited service after December 31, 1997 is based on the employee’s age and years of credited service as of December 31, 1997, but all credited service accruals ceased as of January 1, 2008. Participants in the ERP continue to accrue “total service,” which is the service measure used for purposes of determining an employee’s vesting and eligibility for early and other retirement benefits. An employee’s earnings used for ERP benefit calculations were frozen as of December 31, 1997.

The maximum number of years generally taken into account for purposes of calculating benefits is 32.5. Under limited circumstances, an employee working beyond age 62 could earn an additional 3% retirement benefit. Service begins accumulating from the date of hire and vesting occurs after five years of total service.

Pension Benefits Table

The table below shows the actuarial present value of accumulated benefits payable to the NEO who is a participant under the ERP using interest rate and mortality rate assumptions consistent with those used in our financial statements. See Note 11 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, regarding certain assumptions underlying ERP benefits.

PENSION BENEFITS 2022
Name	Plan Name	Number of Years of Credited Service *	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
J. D. Tarry	ERP	2	15,127	—
*Credited service was frozen as of December 31, 1997. Total service is 26 years.

Non-Qualified Deferred Compensation

Non-Tax Qualified Retirement Plans

The Tax Code imposes a limitation on the amount of compensation that can be considered when determining the amount of the matching contributions and age-based contributions to the RSP.  The Tax Code also limits the maximum amount that can be contributed by any participant as well as employer contributions and other amounts that can be allocated to any participant’s account.

Our current non-qualified deferred compensation plan, the ESP II, addresses these Tax Code limitations by providing Officers the opportunity to supplement their retirement savings and to receive the full employer contributions that would be available in the absence of the limitations imposed by the Tax Code.  The ESP II runs side-by-side with the RSP.

For plan years beginning on and after January 1, 2014, matching credits under the ESP II are limited only to a participant that has “excess compensation,” which is compensation in excess of the limit imposed by Section 401(a)(17) of the Tax Code ($305,000 in 2022) for the relevant plan year. The matching credit is in an amount equal to 75% of the participant’s supplemental deferrals, provided that the matching credit shall not exceed an amount equal to 75% of the first 6% of excess compensation. A participant shall be eligible to receive a matching credit under the ESP II only if such participant has met the service requirements necessary to receive RSP matching contributions for that plan year. Additionally, when a participant reaches the annual compensation limit under the Tax Code in the RSP, our age-based contribution continues to the ESP II.

Ms. Collawn also received a supplemental target contribution in the ESP II.  This contribution has been set to achieve competitive retirement pay replacement ratios of between 40% and 55% of pre-retirement income depending on years of service and age at retirement.  These contributions are individually scheduled, actuarially-calculated contributions designed to reach target replacement ratios at a retirement age of 65. Based on current calculations, as of the end of 2022, all NEOs will have attained their targeted retirement pay replacement ratios and the Company will cease making supplemental target contributions to the ESP II after 2022. For participants, like Mr. Tarry and Ms. Eden, who became eligible to receive a supplemental target contribution on or after January 1, 2016, the supplemental target contribution is based on market conditions as of the date that the eligible Officer was hired or first became eligible for a supplemental target contribution. Based on current market conditions, neither Mr. Tarry nor Ms. Eden is eligible to receive a supplemental target contribution under the ESP II.  Additionally, the Compensation and HC Committee may elect to make discretionary credits or discretionary contributions to the ESP II for a participant during a plan year in any amount, and on such terms and conditions, as the Compensation and HC Committee deems appropriate.

Upon enrollment in the ESP II, participants make an election regarding the form of their distribution.  They may elect to receive a lump sum payment or installment payments. For distribution elections made after December 31, 2014, the ESP II Plan distribution options no longer include annuities and installment payments are limited to five or ten years.

Participants become entitled to a distribution under the ESP II upon their separation from service, death, disability or upon a specified date elected by the participant, subject to the requirements of Section 409A of the Tax Code. Effective for amounts credited to participant accounts for plan years beginning on or after January 1, 2015, the specified date distribution option is not available. Participants also may elect to have the portion of their account that is hypothetically invested in a Company stock fund distributed in shares of our common stock in lieu of cash. ESP II amounts are subject to the same vesting and investment provisions as under the RSP, with the exception of the supplemental credit account under the ESP II, which has a two-year vesting requirement that may be accelerated.  Participants’ accounts in the ESP II are unfunded obligations, including the increases and decreases based on “investment” of the balances reflected as hypothetical returns equal to the actual returns of investments designated by a participant or the Company.  Unless the participant elected to receive amounts credited prior to January 1, 2015 on a specified date, benefits payable under the ESP II will be paid, as a general rule, within 90 days of the participant’s separation from service, death or disability, subject to the requirements of Section 409A of the Tax Code. Participants hypothetically invest their deferrals and employer contributions in the ESP II in the same investment options as are available under the RSP.  Participants may change their investment selections on a daily basis.  The following table shows the funds available under the RSP and their annual rate of return for the calendar year ending December 31, 2022, as reported by the administrator of the RSP.

Fund Name	Rate of Return - 2022%
Acadian All Country World exUS Equity CIT F	(16.48)%
Vanguard Cash Reserves Federal Money Market Fund Admiral	1.56%
Vanguard Institutional Index Fund	(18.13)%
Vanguard Institutional Target Retirement 2020 Fund	(14.14)%
Vanguard Institutional Target Retirement 2025 Fund	(15.44)%
Vanguard Institutional Target Retirement 2030 Fund	(16.16)%
Vanguard Institutional Target Retirement 2035 Fund	(16.52)%
Vanguard Institutional Target Retirement 2040 Fund	(16.94)%
Vanguard Institutional Target Retirement 2045 Fund	(17.33)%
Vanguard Institutional Target Retirement 2050 Fund	(17.45)%
Vanguard Institutional Target Retirement 2055 Fund	(17.44)%
Vanguard Institutional Target Retirement 2060 Fund	(17.41)%
Vanguard Institutional Target Retirement 2065 Fund	(17.40)%
Vanguard Institutional Target Retirement 2070 Fund	(11.25)%
Vanguard Target Retirement Income Trust II	(12.73)%
JPMorgan Large Cap Growth R6	(25.21)%
Metropolitan West Total Return Bond Fund P Class	(14.69)%
PNM Resources, Inc. Common Stock Fund (PNM)	10.16%
Vanguard Retirement Savings Trust III	1.61%
Victory Integrity Small/Mid-Cap Value Fund; Class Y	(7.97)%

Fund Name	Rate of Return - 2022%
Vanguard Wellington Fund Admiral Shares	(14.26)%
Wells Fargo Discovery Fund - Institutional Class	(37.50)%
Vanguard Windsor II Fund Admiral Shares	(13.14)%

As a general rule, supplemental contributions to the ESP II vest after two years or the first of the following to occur: (1) the Officer attaining age 55 with two years of service, (2) the Officer’s normal retirement date, (3) the Officer’s disability, or (4) the Officer’s death. All NEOs are fully vested in their supplemental target contributions to the ESP II. Any unvested supplemental target contribution is also subject to accelerated vesting and payment upon certain termination events discussed below under Potential Payments Upon Termination or Change in Control.

2022 NON-QUALIFIED DEFERRED COMPENSATION

(a)		(b)	(c)	(d)	(e)	(f)
Name		Executive Contributions in Last Year (2022) ($)	Company Contributions in Last Year (2022) ($)	Aggregate Earnings (Loss) in Last Year (2022) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year End (2022) ($)
		(1)	(2)
P. K. Collawn	ESP II	60,353	1,509,570	(901,041)	—	14,416,337
C. N. Eldred	ESP II	—	23,279	(808,580)	—	8,402,990
J. D. Tarry	ESP II	54,753	68,779	(53,249)	—	664,298
P. V. Apodaca	ESP II	58,474	32,600	(349,502)	—	2,575,295
E. A. Eden	ESP II	56,494	38,066	(79,947)	—	486,027
R. N. Darnell	ESP II	35,561	48,179	(139,501)	—	1,002,939

(1) The amounts in this column are included in the “Salary” column (c) of the SCT on page 61.

(2) The amounts in this column are included as a component of “All Other Compensation” in column (i) of the SCT and consist of the following 2022 Company contributions to the ESP II.

ESP II COMPANY CONTRIBUTIONS

Name	Matching ($)	Age-Based ($)	Supplemental ($)	Total ($)
			(1)
P. K. Collawn	36,882	144,088	1,328,600	1,509,570
C. N. Eldred	—	23,279	—	23,279
J. D. Tarry	25,110	43,669	—	68,779
P. V. Apodaca	10,117	22,483	—	32,600
E. A. Eden	12,072	25,994	—	38,066
R. N. Darnell	19,410	28,769	—	48,179

(1) As described above, the NEOs have attained their target retirement pay replacement ratios in 2022 and the Company will cease supplemental credits after 2022.

Potential Payments Upon Termination or Change in Control
As discussed on page 55 under Potential Change in Control Benefits, we believe that our executive officers are important for our success and it is important to align their interests with our shareholders in the event of a change in control by providing reasonable change in control benefits. The table beginning on page 74 illustrates the amounts payable to each of the NEOs in the event of a termination of his or her employment, whether voluntary or involuntary. Also included are additional payments in connection with his or her retirement, death, disability or involuntary termination following a change in control (including, for example, upon the closing of the Merger). The amounts shown: (1) assume a termination effective as of December 31, 2022, (2) are based on the closing price of our common stock on December 30, 2022, as reported on the NYSE ($48.79), and (3) are estimates of the amounts that would be paid to each NEO based upon the amounts earned through the end of 2022.  The precise amount actually due to any NEO upon his or her termination can only be determined at the time of the termination.

Payments Made Upon Termination
The table below does not include the following amounts earned through the assumed termination date of December 31, 2022: (1) base salary (disclosed in column (c) of the SCT), (2) accrued but unused paid time off, (3) amounts contributed by the NEO and vested amounts contributed by the Company under the RSP (our 401(k) plan available to all our employees) and ESP II (the year-end vested ESP II account balances are set forth above in the 2022 Non-Qualified Deferred Compensation table), (4) retirement benefits under the ERP (the present value of the accumulated benefits are set forth above in the Pension Benefits 2022 table, and (5) outstanding vested stock options and RSAs that were vested and delivered on or before December 31, 2022. If an NEO is terminated for “cause,” vested and unexercised stock options and any undelivered vested RSAs or PSs are forfeited. The 2022 Non-Qualified Deferred Compensation table shows that there were no unvested Company contributions to the NEOs ESP II accounts as of December 31, 2022 and so the table below does not address the termination events that would result in accelerated vesting or forfeiture of any such unvested ESP II amounts.

Additional Payments Made Upon Retirement

In addition to the amounts described above, upon an NEO’s termination of employment because of retirement (upon the occurrence of a certain age and/or service conditions as defined in the relevant plan), all of his or her outstanding RSAs granted under the PEP will immediately vest. Further, the Officer will be eligible to receive a pro rata portion of his or her PS awards, granted under the applicable LTIP, if the Officer separates from service in the second half of the performance period and the relevant performance goals are attained at the end of the performance period.  As of December 31, 2022, all of our NEOs are retirement eligible under the PEP.

Additional Payments Made Upon Death or Disability

In addition to the amounts described above, if an NEO dies or becomes disabled, he or she will receive payments under our basic and supplemental life, accidental death and dismemberment and disability programs that are generally available to all employees. Additionally, if an NEO dies, his or her beneficiary will receive payments under the management life insurance and, if applicable, officer life insurance.

Severance Payments

In addition to the amounts described above, if we terminate the employment of an NEO because we eliminate his or her position, the table beginning on page 74 reflects the amounts payable under our Severance Plan.  This plan covers all non-union employees (including the NEOs) who satisfy the Severance Plan’s service requirement and whose positions are eliminated.  Members of the Officer group (which includes all NEOs) are eligible, upon signing a customary release agreement, for a lump sum severance payment equal to 14 months of base salary plus one additional week of base salary for each year of service. The severance benefit is capped so as to not exceed the lump sum severance payment at a level equal to what an Officer would receive under the Retention Plan. Members of the Officer group also are eligible to receive reimbursement for placement assistance expenses (up to 5% of base salary) and continuation of certain insurance benefits and health care benefits for up to 12 months.  If an individual receives benefits under a Retention Plan as discussed below in the Payments Made Upon a Change in Control section, severance benefits are not available under the Severance Plan.

Payments Made Upon a Change in Control

In addition to the amounts described above (other than the severance pay), if an NEO’s employment is terminated within 24 months in connection with a change in control (for example, upon the closing of the Merger), either by us without cause or by the NEO due to a constructive termination, the NEO will receive additional payments and benefits (including special severance benefits) under the Retention Plan, which covers all of the Officers, including the NEOs.  Benefits are only payable if the Officer is not retained or immediately re-employed (“double trigger”) by the successor company following a change in control and if the termination is (1) by the Company for reasons other than cause, death or disability, or (2) by the Officer due to constructive termination.  The Officer must sign a customary release agreement to receive benefits. All Company Officers, including the NEOs, would receive the benefits provided under the Retention Plan as highlighted below. The amounts shown are estimates of amounts that would be payable to the NEOs based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result, the actual amounts received by a NEO may differ materially from the amounts shown in the following table.

The benefits include:

•A lump sum severance payment equal to two times current eligible compensation for the NEOs;
•Eligible compensation includes base salary, any cash award paid as a merit increase in lieu of base salary and the average of the AIP awards for the three calendar years immediately preceding;
•A pro rata award of the NEO’s annual incentive based on the target award available under the applicable plan for the relevant performance period, unless the NEO received or will receive an AIP payment for the calendar year in which the NEO’s employment is terminated;
•Medical, dental, vision, life and accidental death and dismemberment insurance benefits that are substantially similar to those received by the NEO immediately prior to termination of employment for a period of 24 months for the NEOs;
•NEOs must sign a restrictive covenant agreement not to compete in order to participate in the Retention Plan. If a NEO signs a restrictive covenant agreement, the NEO will be compensated for the period of time during which the restrictions are in effect. If the NEO does not sign the agreement in a timely manner, then the NEO(s) will not be entitled to any benefits under the Retention Plan. All eligible NEOs have signed the required restrictive covenant agreements. As such, the period of time covered for which an NEO will be compensated for the restrictive covenant, in the case of a change in control, is an amount equal to the NEO’s eligible compensation paid over a 12-month period; and
•Reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment.

The Company does not provide a gross up for excise taxes and utilizes the “best net” approach.

The Company also sponsors certain other plans in which the NEOs participate that contain provisions that are triggered by a change in control.  These include, for example, the ESP II, which provides that the participant will receive a full supplemental credit if the participant’s employment is terminated before December 1 in the year in which a change in control occurs.

The PEP contains double trigger vesting following a change in control. Upon a qualifying change in control termination (which requires a termination of employment by the Company for any reason other than cause, death, disability or a termination by an Officer due to constructive termination), all outstanding, unvested stock option awards, and all RSA awards will vest. Pursuant to the Merger Agreement, the performance determination with respect to any PS awards under the LTIPs will be based on the higher of the target level of performance and the actual level of performance determined on a goal-by-goal basis as of the last day of the last month ending before the effective time of the Merger. The 2020, 2021 and 2022 LTIPs provide that each NEO will receive a full PS award subject to the attainment of the relevant performance goals.

As of the effective time of the Merger, the number of PSs so determined will cease to relate to or represent a right to receive PNMR common stock and will be converted into a right to receive a cash-settled time-vested restricted stock right in Avangrid stock, which will, provided the applicable service-based vesting conditions are satisfied, vest at the same time as the service-based vesting conditions of the corresponding PNMR PSs would have been satisfied, and subject to the same vesting acceleration and payment timing provisions and other terms and conditions as applied to the corresponding PNMR PSs, as applicable, except as expressly adjusted by the Merger Agreement.

A summary of the material provisions of the definition of “Change in Control” contained in the Retention Plan and related plans are as follows:

1.Subject to certain exceptions, any person becomes the beneficial owner of 20% or more of the Company’s common stock;
2.During any consecutive two-year period, the following individuals cease, for any reason, to constitute a majority of the Board: (i) directors who were directors at the beginning of the two-year period and (ii) any new directors whose election by the Board or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were elected at the beginning of the two-year period or whose election or nomination for election was previously so approved, but not including any such new directors designated by a person who entered into an agreement with the Company to effect a transaction described in parts 1, 3 or 4 of this definition summary;
3.Our shareholders approve a merger or consolidation with another company, corporation or subsidiary that is not affiliated with us immediately before the change in control, unless the merger or consolidation results in the Company’s voting securities outstanding immediately before the merger or consolidation continuing to represent at least 60% of the Company’s combined voting power of such surviving entity outstanding immediately after such merger or consolidation; or
4.The adoption of a plan of complete liquidation of the Company or any agreement for the sale or disposition of all or substantially all of the Company’s assets.

No change in control will be deemed to have occurred until all required regulatory approvals are obtained and the transaction that would otherwise be considered to be a change in control closes.

Except as disclosed with respect to Mr. Eldred, the following table summarizes the value of the termination payments and benefits that the NEO would have received if he or she had terminated employment on December 31, 2022, under the circumstances shown, and based on the terms of the relevant plans as of December 31, 2022. The table excludes amounts which are generally available to all our employees, such as (1) amounts accrued through December 31, 2022, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and (2) vested account balances under the RSP.

CHANGE IN CONTROL, TERMINATION, RETIREMENT, OR IMPACTION

Benefits and Payments	Voluntary Termination by Executive ($)	Termination for Cause ($)	Disability ($)	Death ($)	Constructive or without Cause Termination due to Change in Control ($)	Retirement ($)	Impaction ($)
						(1)	(2)
P. K. Collawn
AIP (3)	1,497,107	—	1,497,107	1,497,107	1,169,615	1,497,107	1,497,107
Restricted Stock Rights (4)	1,553,718	—	1,553,718	1,553,718	1,553,718	1,553,718	1,553,718
2020-2022 Performance Shares (5)	2,560,743	—	2,560,743	2,560,743	2,560,743	2,560,743	2,560,743
2021-2023 Performance Shares (6)	1,284,511	—	1,284,511	1,284,511	1,926,766	1,284,511	1,284,511
2022-2024 Performance Shares (7)	—	—	—	—	1,996,487	—	—
Health and Welfare Benefits	—	—	—	—	77,184	—	15,332
Life Insurance Proceeds (12)	—	—	—	1,400,000	—	—	—
Cash Severance (8) (9)	—	—	—	—	6,636,901	—	1,491,356
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	20,000	—	50,853
Total P. K. Collawn	6,896,079	—	6,896,079	8,296,079	15,941,414	6,896,079	8,453,620

Benefits and Payments	Voluntary Termination by Executive ($)	Termination for Cause ($)	Disability ($)	Death ($)	Constructive or without Cause Termination due to Change in Control ($)	Retirement ($)	Impaction ($)
						(1)	(2)
C. N. Eldred[13]
AIP (3)	—	—	—	—	—	—	260,166
Restricted Stock Rights (4)	—	—	—	—	—	—	446,087
2020-2022 Performance Shares (5)	—	—	—	—	—	—	751,903
2021-2023 Performance Shares (6)	—	—	—	—	—	—	264,918
2022-2024 Performance Shares (7)	—	—	—	—	—	—	—
Health and Welfare Benefits	—	—	—	—	—	—	15,341
Life Insurance Proceeds (12)	—	—	—	—	—	—	—
Cash Severance (8) (9)	—	—	—	—	—	—	805,203
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	—	—	27,101
Total C. N. Eldred	—	—	—	—	—	—	2,570,719
J. D. Tarry
AIP (3)	439,013	—	439,013	439,013	342,979	439,013	439,013
Restricted Stock Rights (4)	201,795	—	201,795	201,795	201,795	201,795	201,795
2020-2022 Performance Shares (5)	328,064	—	328,064	328,064	328,064	328,064	328,064
2021-2023 Performance Shares (6)	232,078	—	232,078	232,078	348,117	232,078	232,078
2022-2024 Performance Shares (7)	—	—	—	—	483,981	—	—
Health and Welfare Benefits	—	—	—	—	39,098	—	18,589
Life Insurance Proceeds (12)	—	—	—	400,000	—	—	—
Cash Severance (8) (9)	—	—	—	—	1,582,236	—	847,332
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	20,000	—	25,250
Total J. D. Tarry	1,200,950	—	1,200,950	1,600,950	3,346,270	1,200,950	2,092,121
P. V. Apodaca
AIP (3)	276,895	—	276,895	276,895	216,325	276,895	276,895
Restricted Stock Rights (4)	199,990	—	199,990	199,990	199,990	199,990	199,990
2020-2022 Performance Shares (5)	300,205	—	300,205	300,205	300,205	300,205	300,205
2021-2023 Performance Shares (6)	149,850	—	149,850	149,850	224,776	149,850	149,850
2022-2024 Performance Shares (7)	—	—	—	—	228,478	—	—
Health and Welfare Benefits	—	—	—	—	37,208	—	17,980
Life Insurance Proceeds (12)	—	—	—	1,400,000	—	—	—
Cash Severance (8) (9)	—	—	—	—	1,982,750	—	557,200
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	20,000	—	19,666
Total P. V. Apodaca	926,940	—	926,940	2,326,940	3,209,732	926,940	1,521,786

Benefits and Payments	Voluntary Termination by Executive ($)	Termination for Cause ($)	Disability ($)	Death ($)	Constructive or without Cause Termination due to Change in Control ($)	Retirement ($)	Impaction ($)
						(1)	(2)
E. A. Eden
AIP (3)	260,250	—	260,250	260,250	201,563	260,250	260,250
Restricted Stock Rights (4)	99,580	—	99,580	99,580	99,580	99,580	99,580
2020-2022 Performance Shares (5)	163,837	—	163,837	163,837	163,837	163,837	163,837
2021-2023 Performance Shares (6)	101,874	—	101,874	101,874	152,810	101,874	101,874
2022-2024 Performance Shares (7)	—	—	—	—	181,827	—	—
Retention Bonus (14)	—	—	—	—	70,000	—	70,000
Health and Welfare Benefits	—	—	—	—	26,364	—	12,222
Life Insurance Proceeds (12)	—	—	—	400,000	—	—	—
Cash Severance (8) (9)	—	—	—	—	1,384,294	—	591,947
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	20,000	—	18,750
Total E. A. Eden	625,541	—	625,541	1,025,541	2,300,275	625,541	1,318,460
R. N. Darnell
AIP (3)	225,817	—	225,817	225,817	176,419	225,817	225,817
Restricted Stock Rights (4)	164,032	—	164,032	164,032	164,032	164,032	164,032
2020-2022 Performance Shares (5)	244,731	—	244,731	244,731	244,731	244,731	244,731
2021-2023 Performance Shares (6)	123,374	—	123,374	123,374	185,060	123,374	123,374
2022-2024 Performance Shares (7)	—	—	—	—	187,213	—	—
Health and Welfare Benefits	—	—	—	—	59,067	—	18,149
Life Insurance Proceeds (12)	—	—	—	900,000	—	—	—
Cash Severance (8) (9)	—	—	—	—	1,681,905	—	465,208
Legal Fees (10) and Outplacement Services (11)	—	—	—	—	20,000	—	16,038
Total R. N. Darnell	757,954	—	757,954	1,657,954	2,718,427	757,954	1,257,349
(1)Under the PEP, “Retirement” is defined as termination of employment and attainment of (a) age 45 and 20 years of service, (b) age 55 and 10 years of service, (c) age 59.5 or (d) any age and 30 years of service. As of December 31, 2022, all of the NEOs are eligible for retirement under the PEP.

(2)“Impaction” is defined under our Severance Plan, in relevant part, as the termination of employment as a result of the Company’s elimination of an executive’s position.

(3)The amount represented is the amount payable under the 2022 AIP, as set forth in column (g) of the SCT on page 61, except in the event of involuntary termination in connection with a change in control. In such circumstances, the NEOs are eligible for a pro-rata award at target.

(4)The amount represented is the value of all RSAs that would vest under the PEP on an accelerated basis under certain termination events based on the closing market price of our common stock on December 30, 2022 ($48.79).

(5)The amounts shown are the amounts payable to our NEOs under the 2020 LTIP for the actual above target aggregate performance results earned for 2020-2022 based on the applicable Earnings Growth, relative TSR and FFO/Debt Ratio performance measures. For PS awards, the number indicated assumes that the market price upon delivery of such PSs was the same as the closing price on December 30, 2022 ($48.79).

(6)The amounts shown are a pro rata portion of the amounts payable upon the Officer’s death, disability, retirement or impaction, if at all, under the 2021 LTIP assuming the current forecasted level of performance and that the market price upon delivery will be the same as the closing price on December 30, 2022 ($48.79). In February 2022, the 2021 LTIP was amended to provide for a full PS awarded upon a constructive or without cause termination due to a change in control.

(7)The amounts shown are the portion of the amounts payable, if at all, under the 2022 LTIP as in effect on December 31, 2022, upon a constructive or without cause termination due to a change in control, assuming the current forecasted level of performance and that the market price upon delivery will be the same as the closing price on December 30, 2022 ($48.79).

(8)For constructive or without cause termination due to a change in control, represents (i) a lump sum severance payment equal to two times current eligible compensation for the NEOs, including the CEO and (ii) payment for a restrictive covenant agreement equal to one times eligible compensation paid over a 12-month period for the NEOs.

(9)For impaction, represents a lump sum severance payment equal to 14 months of base salary plus one additional week of base salary for each year of service.

(10) The NEOs are eligible for reimbursement of reasonable legal expenses upon termination for change in control as of December 31, 2022. The amount shown in the table is a reasonable estimate of the amount that may be reimbursable.

(11) The Company will reimburse a participant for placement assistance expenses, up to a maximum of five percent (5%) of the participant’s base salary. Reimbursements pursuant to Impaction will only be for expenses incurred within nine (9) months following the participant’s separation from service.

(12) The amounts shown for life insurance proceeds consist of Officer Life and Management Life.

(13) Mr. Eldred separated from the Company, as described on page 54, effective as of July 1, 2022. As part of Mr. Eldred’s transition and separation agreement, the Company agreed, contingent on Mr. Eldred executing an amended restrictive covenant and non-solicitation agreement, to provide Mr. Eldred with a gross payment of $1,045,000. In addition, Mr. Eldred received the same benefits under the Company’s Severance Plan that would typically be received by participants whose separations would fall within the definition of “Impaction” under such plan.

(14) The Company executed a retention agreement with Ms. Eden effective October 20, 2020. The agreement was amended on January 20, 2022 and will expire on January 15, 2025.

CEO Pay Ratio

Under rules issued pursuant to the Dodd-Frank Act, which apply to most publicly-traded companies, PNM Resources is required to disclose the ratio between our CEO’s pay and the pay of our median employee. Our CEO pay ratio is calculated in a manner consistent with SEC rules, based on our payroll records and methodologies described below. The SEC rules for identifying median compensation allow companies to use a variety of methodologies. Therefore, the CEO pay ratios reported by other publicly-traded companies may not be comparable to our CEO pay ratio.

As previously disclosed, each Officer’s compensation is based on several factors, including an annual assessment of whether our compensation programs and levels are competitive. That assessment process includes benchmarking and is described in more detail beginning on page 49 of this proxy statement. Our Officers’ compensation is also more variable, and includes more “at-risk” elements of compensation, as compared to the compensation of our median employee, because our Officers’ compensation depends more heavily on the actual performance of the Company. These variability and “at-risk” factors are especially relevant in the case of our CEO, whose compensation is significantly more dependent on the Company’s actual performance than is the compensation of our median employee. As a result, our CEO pay ratio may vary over time and will tend to be relatively higher when the Company performs at a high level.

We determined our CEO pay ratio for 2022 using the following steps:

1) For purposes of determining our CEO pay ratio for 2020, the Company defined the relevant employee population, which included all employees of PNM Resources and its affiliates as of December 31, 2019. We then identified our median employee using a consistently applied compensation measure of target total cash compensation, including overtime and differentials.

2) This year, we used the same employee as the Company’s 2022 median employee for purposes of calculating our CEO pay ratio for 2022. That approach is permitted under applicable SEC rules, because there have been no material changes in our employee population or employee compensation arrangements that the Company believes would significantly impact our CEO pay ratio.

3) Our CEO pay ratio for 2022 was determined by comparing our CEO’s total compensation for 2022, as reported in the SCT on page 61, to our median employee’s total compensation for 2022, which was $142,121. For purposes of these calculations, “total compensation” consisted of, as applicable, base salary, overtime and differentials, bonuses, cash incentive awards, equity grants, benefits from applicable defined benefit plan and post-retirement medical plans, qualified and non-qualified retirement benefit contributions, executive physicals, life insurance premiums, long term disability premiums, ECP amounts, payments for personal security and other compensation payments.

Based on the process and calculations described above, our CEO pay ratio for 2022 was 47:1, meaning that our CEO’s total compensation for 2022 was approximately 47 times the total compensation paid to our median employee in 2022.

Pay Versus Performance

Under rules issued pursuant to the Dodd-Frank Act, PNM Resources is providing the following information about the relationships between executive compensation actually paid and certain measures of financial performance of the Company. SEC rules prescribed the disclosure included in this section, and the information does not necessarily align with how the Company or the Compensation and HC Committee view the link between the Company’s performance and its NEOs’ pay. See Executive Compensation—Compensation Discussion and Analysis beginning on page 44 for additional information about our pay for performance and how the Company aligns executive compensation with its performance.

PAY VS. PERFORMANCE

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Total Shareholder Return	Peer Group Total Shareholder Return	Net Earnings (In thousands)	Incentive EPS
	($)	($)	($)	($)	($)	($)	($)	($)
	(1)	(2)	(3)(4)	(2)(3)	(5)	(6)	(7)	(8)
2022	6,596,575	7,807,506	1,547,874	1,607,675	105	115	185,180	2.69
2021	5,594,739	4,294,466	1,188,098	930,313	105	115	211,847	2.45
2020	7,837,411	10,571,654	1,435,144	1,827,210	95	99	187,316	2.28
(1)Represents the “Total” compensation for our principal executive officer (“PEO”), Ms. Collawn, as set forth in 2022 NEO Compensation Information—Summary of Executive Compensation—Summary Compensation Table on page 61.
(2)Compensation actually paid to our PEO and the average of all non-PEO NEOs is calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our PEO and the other NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the amounts reported in the “Stock Awards” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns in the “Summary Compensation Table” in each year’s respective proxy statement to determine the compensation actually paid.

	Year	Reported Summary Compensation Table Total	Reported Value of Stock Awards	Stock Award Adjustments	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid
		($)	($)	($)	($)	($)	($)
				(a)		(b)
PEO	2022	6,596,575	(2,460,988)	3,671,919	—	—	7,807,506
	2021	5,594,739	(2,461,055)	1,160,782	—	—	4,294,466
	2020	7,837,411	(2,255,592)	4,989,835	—	—	10,571,654
Average of non-PEO NEOs	2022	1,547,874	(388,384)	448,185	—	—	1,607,675
	2021	1,188,098	(381,514)	123,729	—	—	930,313
	2020	1,435,144	(328,545)	720,611	4,952	(4,952)	1,827,210

(a) Stock award adjustments for each applicable year are further detailed in the table below.

(b) Amounts deducted or added in calculating the pension benefit adjustments are further detailed in the table below.

	Year	Year End Fair Value of Outstanding and Unvested Stock Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Stock Awards	Year over Year Change in Fair Value of Stock Awards Granted in Prior Years that Vested in the Year	Total Stock Award Adjustments
		($)	($)	($)	($)
PEO	2022	2,869,882	842,241	(40,204)	3,671,919
	2021	2,498,710	(1,248,122)	(89,806)	1,160,782
	2020	3,626,488	1,514,753	(151,406)	4,989,835
Average of non-PEO NEOs	2022	340,124	113,647	(5,586)	448,185
	2021	327,348	(190,357)	(13,262)	123,729
	2020	530,638	224,498	(34,525)	720,611

	Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
		($)	($)	($)
PEO	2022	$—	$—	$—
	2021	$—	$—	$—
	2020	$—	$—	$—
Average of non-PEO NEOs	2022	$—	$—	$—
	2021	$—	$—	$—
	2020	$—	$—	$(4,952)

(3)For 2022, our non-PEO NEOs were Messrs. Eldred, Tarry, Apodaca and Darnell and Ms. Eden. For 2021, our non-PEO NEOs were Messrs. Eldred, Tarry, Olson and Darnell. For 2020, our non-PEO NEOs were Messrs. Eldred, Tarry, Apodaca, Darnell and Olson.
(4)Represents the total average compensation for our non-PEO NEOs, derived from the “Total” column of the “Summary Compensation Table” in each year’s respective proxy statement.
(5)Represents the total shareholder return (“TSR”) on our common stock assuming an investment of $100 on December 31, 2019.
(6)Represents the TSR for the EEI Peer Index, which is a peer issuer group of electric companies. For purposes of the table, an investment of $100 (with reinvestment of all dividends) is assumed to have been made in the EEI Peer Index on December 31, 2019.
(7)Represents our net earnings, in thousands, as reported in our Annual Report on Form 10-K for each of the years presented.
(8)Represents the company-selected financial performance measure used to link compensation actually paid to our PEO and non-PEO NEOs, for the most recently completed fiscal year, to company performance. Incentive EPS is defined as corporate diluted earnings per share, excluding certain terms that do not factor into ongoing earnings. For 2022, Incentive EPS of $2.69 equals net earnings attributable to PNMR per common stock share (as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2022) of $1.97 adjusted to exclude: (1) $0.55 per share attributable to the net change in unrealized gains and losses on investment securities: (2) $0.07 per share attributable to Federal Energy Regulatory Committee ordered time-value refunds; (3) $0.02 per share attributable to regulatory disallowances and restructuring costs; (4) $0.02 per share attributable to pension expense related to previously disposed of gas distribution business; (5) $0.02 per share attributable to Merger related costs; and (6) $0.04 per share attributable to San Juan Generating Station retirement income tax adjustments.

Descriptions of Relationships of Information Presented in the Pay Versus Performance Table

Compensation Actually Paid and TSR

Compensation actually paid is generally aligned with the Company’s cumulative TSR over the period presented because a significant portion of the compensation actually paid comprises equity-based compensation.

Pay versus TSR: 2020 - 2022
$140
$120
$100
$80
$60
$40
$20
$0
Indexed Total Shareholder Return
$12
$10
$8
$6
$4
$2
$0
Compensation Actually Paid ($mm)
2019
2020
2021
2022
CAP - PEO
AVG CAP - Non-PEO NEOs
Co. TSR
Peer TSR

Compensation Actually Paid and Net Earnings

Although the Company does not use net earnings as a performance measure in the overall executive compensation program, net earnings is similar to Incentive EPS, which the Company uses to determine awards under the AIP.

Pay versus Net Earnings: 2020 - 2022
Annual Net Income ($mm)
$250
$200
$150
$100
$50
$0
Compensation Actually Paid ($mm)
$12
$10
$8
$6
$4
$2
$0
2020
2021
2022
CAP - PEO
AVG CAP - Non-PEO NEOs
Net Income

Compensation Actually Paid and Incentive EPS

While the Company uses multiple financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Incentive EPS is the financial performance measure that represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the NEOs, for the most recently completed year, to the Company’s performance. Particularly in 2021 and 2022, compensation actually paid was aligned with Incentive EPS.

Most Important Performance Measures

Listed below are the financial and non-financial performance measures that represent the most important performance measures used to link compensation actually paid to our PEO and non-PEO NEOs, for 2022, to the Company’s performance:

Most Important Performance Measures
Incentive EPS
Earnings Growth
FFO/Debt Ratio
Reliability

See the Elements of Executive Compensation section beginning on page 49 for more information regarding the above performance measures as they relate to our short-term and long-term incentive plans.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows the total number of outstanding options and shares available for future issuances of options and all other equity awards under all of our equity compensation plans as of December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION As of December 31, 2022
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	619,929 (1)	44.33 (1)	3,016,862 (2)
Equity compensation plans not approved by security holders (ESP II) (3)	96,524	8.56 (3)	40,574
Total	716,453	8.56 (1)(3)	3,057,436

(1) Amount includes 182,446 unvested restricted stock right awards and 437,483 contingent performance shares granted under the 2014 PEP, which replaced the 2009 PEP on May 15, 2014.

(2) The 2014 PEP has a fungible design that charges the authorized pool (5) shares for each full value award. Thus, although 3,016,862 shares of the 13,500,000 authorized shares remained available for future issuance under the current PEP, as of December 31, 2022, only 603,372 full value awards may be issued in the future.

(3) Under the ESP II (as referenced under the Non-Tax Qualified Retirement Plans section on page 69), a participant may choose to invest his or her accounts in one or more of several hypothetical investment funds, including the PNM Resources, Inc. Common Stock Fund, which provides for returns based on a hypothetical investment in shares of common stock of PNM Resources. A participant who chooses to invest in the PNM Resources, Inc. Common Stock Fund may elect to settle that portion of his or her account in either common stock or cash. As reflected above in column (a), as of December 30, 2022, a total of 96,524 phantom shares of PNM Resources’ common stock were allocated to participants in the ESP II. Phantom shares are not included in the weighted average exercise price calculations of column (b). A total of 257,500 shares of common stock have been reserved and registered to date by PNM Resources for issuance and settlement of phantom shares under the ESP II. Column (c) above reflects that, as of December 30, 2022, 40,574 reserved and registered shares remained available for future issuance and settlement of phantom shares under the ESP II.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.    Why did I receive these proxy materials?

You are receiving these materials because you owned shares of our common stock as of March 20, 2023, and are therefore eligible to vote at the Annual Meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting.

After reading the proxy statement, please promptly vote by telephone or internet or by signing and returning the proxy card so that we can be assured of having a quorum present at the meeting and your shares may be voted in accordance with your wishes. You do not need to attend the Annual Meeting to vote your shares.

2.    What is included in these proxy materials?

These proxy materials include:
•Notice of Annual Meeting;
•Our proxy statement for the Annual Meeting;
•Our 2022 Annual Report on Form 10-K, which includes our consolidated financial statements; and
•A shareholder letter from Patricia K. Collawn, our Chair and CEO, and a stock performance graph.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting. Proxy materials are available at: www.proxyvote.com and www.pnmresources.com/asm/annual-proxy.cfm.

3.    Why did I receive a one-page notice in the mail regarding internet availability of proxy materials instead of printed proxy materials?

Most shareholders received a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders.

On March 28, 2023, (1) we began mailing to our shareholders either (a) the Notice (which indicates how to access our proxy materials on the internet), or (b) a printed copy of our proxy materials, and (2) posted our proxy materials on the website referenced in the Notice.

All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice includes instructions on how to access the proxy materials over the internet or how to request proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Pursuant to applicable law, beneficial owners of shares held in the RSP (our 401(k) plan for employees) will automatically receive paper copies of the proxy materials by mail instead of the Notice. In addition, shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis will receive the materials in the format requested.

4.    How may I obtain copies of the Annual Report on Form 10-K?

As stated above and reflected in the Notice, our Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 28, 2023), together with other proxy materials, were made available to shareholders beginning on March 28, 2023. Copies of the Annual Report on Form 10‑K are available without charge upon written request to Lisa Goodman, Executive Director, Investor Relations and Shareholder Services, PNM Resources, Inc., 414 Silver Avenue SW, MS-0905, Albuquerque, NM 87102-3289, or electronically at www.pnmresources.com/investors.aspx. You may also obtain our SEC filings through the internet at www.pnmresources.com/investors.aspx or www.sec.gov.

5.    Who may vote at the Annual Meeting?

You may vote all of the shares of our common stock that you own at the close of business on the record date of March 20, 2023. On the record date, PNM Resources had 85,834,874 shares of common stock outstanding that are entitled to be voted at the Annual Meeting. You may cast one vote for each share of common stock held by you on all matters presented at the Annual Meeting.

6.    What proposals will be voted on at the Annual Meeting?

The following five proposals will be considered and voted on at the Annual Meeting:

	Description of Proposal	Proposal discussed on following pages:	Board Recommendation
PROPOSAL 1	Elect as directors the nine director nominees named in the proxy statement	20-30	FOR
PROPOSAL 2	Ratify appointment of KPMG LLP as our independent registered public accounting firm for 2023	31	FOR
PROPOSAL 3	Approve the 2023 Performance Equity Plan	34-41	FOR
PROPOSAL 4	Approve, on an advisory basis, the compensation of our NEOs	42	FOR
PROPOSAL 5	Vote, on an advisory basis, on frequency of future “Say-on-Pay” advisory votes.	43	ANNUAL frequency

7.     Will any other business be conducted at the Annual Meeting or will other matters be voted on?

As of the date of this proxy statement, we are unaware of any matter (other than the above five proposals) that may be properly presented at the Annual Meeting. If any other matter is properly presented for consideration at the meeting, including consideration of a motion to adjourn the meeting to another time or place, the proxy committee will vote on the matter in accordance with its judgment. Shareholders attending the meeting will directly vote on any such matters. If for any unseen reason any of our nominees is not available as a candidate for director, the proxy committee will vote your proxy for such other candidate or candidates as may be recommended by the Nominating Committee and nominated by the Board. No action will be taken at the Annual Meeting with respect to, and no proxy is being solicited by this proxy statement in connection with, the Merger, the Merger Agreement or any matters related thereto.

8.    How do I vote my shares?

For your convenience, we have established four easy methods for voting shares held in your name:

By Internet:
Access www.proxyvote.com and follow the instructions. (You will need the control number on your Notice or on the requested paper proxy card to vote your shares.)
Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder.

By Telephone:	For automated telephone voting, call 1-800-690-6903 (toll free) from any touch-tone telephone and follow the instructions. (You will need the control number on your Notice or on the requested paper proxy card to vote your shares.)
By Mail:	Request delivery of the proxy statement and proxy card by mail and then simply return your executed proxy card in the enclosed postage-paid envelope.
During the Meeting:	You can attend and cast your vote at the Annual Meeting. For admission and in person voting requirements, please see Question 19 below “Who May Attend the Annual Meeting?”

Your shares will be voted in the manner you indicate. The telephone and internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 8, 2023. Please note that the voting deadline is earlier for voting shares held in our RSP, as described below under Question 15 on page 87.

9.    What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By voting by telephone or the internet, or by completing and mailing a printed proxy card, you are giving the proxy committee appointed by the Board (consisting of N. P. Becker, E. R. Conley, A. J. Fohrer) the authority to vote your shares in the manner you indicate. If you are a shareholder of record and sign and return your proxy card without indicating how you want your shares to be voted, or if you vote by telephone or internet in accordance with the Board of Directors’ voting recommendations, the proxy committee will vote your shares as follows:

•FOR the election of the nine director nominees named in the proxy statement;
•FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023;
•FOR the approval of the 2023 Performance Equity Plan;
•FOR the resolution approving the compensation of our NEOs, on an advisory basis, as disclosed in this proxy statement; and
•Hold ANNUAL Say-on-Pay votes.

If you hold your shares in “street name” and do not provide specific voting instructions to your broker, a “broker non-vote” will result with respect to Proposals 1, 3-5. More information about the implications of holding your shares in street name and broker non-votes is set forth in answers to Questions 12-13 and 16-18 below.

10.    Can I change my vote or revoke my proxy?

Yes. Any subsequent vote by any means will change your prior vote. The last vote received before the Annual Meeting will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

11.    What constitutes a quorum and why is a quorum required?

A quorum of shareholders is necessary to conduct business at the Annual Meeting. If at least a majority of all of the PNM Resources common stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy (by voting by telephone or on the internet or by properly submitting a proxy card or voting instruction form by mail), a quorum will exist. Abstentions, withheld votes, and broker non-votes will be counted as present for quorum purposes.

12.    What vote is required to approve each proposal?

The existence of a quorum and the following votes are required for approval of each proposal at the Annual Meeting:

Proposal	Affirmative Vote Requirement	Effect of Abstentions and Broker Non-Votes (See Questions 16-18 below)
PROPOSAL 1 Elect nine director nominees named in the proxy statement	Majority of shares present, in person or by proxy, and entitled to vote on the matter	Votes may be cast for or against each director nominee. Abstentions have the effect of a vote against the nominee, while broker non-votes will not be counted in calculating voting results.
PROPOSAL 2 Ratify appointment of KPMG as our independent registered public accounting firm for 2023	Majority of shares present, in person or by proxy, and entitled to vote on the matter	Abstentions have the effect of a vote against the matter. Brokers may vote your “street name” shares on this routine matter without your instructions.
PROPOSAL 3 Approve the 2023 Performance Equity Plan	Majority of shares present, in person or by proxy, and entitled to vote on the matter	Abstentions have the effect of a vote against the matter, while broker non-votes will not be counted in calculating voting results.
PROPOSAL 4 Approve, on an advisory basis, the compensation of our NEOs	Majority of shares present, in person or by proxy, and entitled to vote on the matter	Abstentions have the effect of a vote against the matter, while broker non-votes will not be counted in calculating voting results.
PROPOSAL 5 Vote, on an advisory basis, on frequency of future “Say-on-Pay” advisory votes.	The frequency option - one year, two years, or three years - that receives the greatest number of votes cast on this proposal will be the frequency option approved by the shareholders	Abstentions and broker non-votes will have no effect on the outcome of this proposal.

13.    What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, the Company’s transfer agent, you are a “shareholder of record” with respect to those shares and the Notice was sent directly to you by PNM Resources.

If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder and the Notice would have been forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

14.    Why did I receive more than one proxy card or notice?

You will receive multiple proxy cards or Notices if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. Each Notice and proxy card that you receive will contain a specific “control number” with the relevant information to vote the specific shares at issue. Note that the proxy card or Notice for shares registered in your name will include any shares you may hold in the PNMR Direct Plan, a dividend reinvestment and stock purchase plan. If your shares are held by a broker (i.e., in “street name”), you will receive a Notice on how to obtain your proxy materials and vote from your broker. You should vote according to the instructions on each Notice you receive and vote on, sign and return each proxy card you receive.

15.    How do I vote my RSP shares?

If you participate in the RSP, our 401(k) plan for our employees, and shares have been allocated to your account under the PNMR Stock Fund investment option, you will receive the following materials by mail:

•the proxy materials; and
•a separate vote authorization form and voting instructions for these RSP shares from the PNMR Corporate Investment Committee.

Please use the RSP vote authorization form to vote your RSP shares by telephone, internet or mail. To allow sufficient time for the record holder of the RSP shares, The Vanguard Fiduciary Trust Company, to vote these shares, your voting instructions must be received by May 5, 2023.

16.    What happens if I don’t give my broker voting instructions for my “street name” shares?

You will receive proxy materials directly from your broker if your shares are not registered in your name, but are held by your broker as your “street name” shares. If you do not give your broker voting instructions, your brokerage firm may only vote your “street name” shares on certain “routine” matters. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. Ratification of the appointment of KPMG as independent registered public accountants for 2023 is considered the only routine matter for which brokerage firms may vote your shares without your voting instructions.

17.    What is a broker non-vote?

A broker non-vote occurs when a broker is not permitted under NYSE rules to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and no instruction is given. “Non-routine” matters include the election of directors, actions relating to equity compensation plans, and actions relating to executive compensation (including Say-on-Pay shareholder advisory votes). Thus, your “street name” shares cannot be voted on Proposals 1, 3-5 without receipt of your voting instructions.

We encourage you to provide voting instructions to your broker. This ensures that your shares will be voted in accordance with your wishes on all matters at the Annual Meeting.

18.    How are abstentions and broker non-votes treated?

As discussed in Questions 11 and 12, abstentions are deemed as present at the Annual Meeting, are counted for quorum purposes and will have the same effect as a vote against matters requiring a majority of shares present and entitled to vote on the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote and so do not have any effect on proposals which require a majority of shares present and entitled to vote on the matter.

19.    Who may attend the Annual Meeting?

Attendance is limited to shareholders of record or their legal proxy holder and beneficial owners as of March 20, 2023, and invited guests of the Company. If your shares are held in the name of your broker, bank, or other nominee, please bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of March 20, 2023. An authorized proxy must present proof that he or she is an authorized proxy of a shareholder. In all cases, government-issued photo identification is also required. Banners, signs, or attire considered inappropriate and potentially disruptive to the meeting will not be allowed. All attendees will be subject to a security search for safety and security reasons. A map of the meeting location and parking directions are contained on the back of this proxy statement. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting. We thank you in advance for your patience and cooperation with these rules.

You may vote in person at the Annual Meeting if your shares are registered in your name. If you are a beneficial owner and your shares are held in “street name”, and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

20.     Will seating be limited at the 2023 Annual Meeting?

Yes. Seating will be limited and shareholders will be admitted on a first-come, first-served basis. Admission will begin 45 minutes before the start of the meeting.

21.    Will shareholders be given the opportunity to ask questions at the 2023 Annual Meeting?

Yes. The Chair will answer questions asked by shareholders during a designated portion of the meeting. Shareholders must direct questions and comments to the Chair and limit their remarks to matters that relate directly to the business of the meeting. For rules of conduct, please refer to materials that will be provided to you at the meeting.

22.    May I listen to the Annual Meeting by Webcast?

Yes. Shareholders may listen to the Annual Meeting by webcast at: www.virtualshareholdermeeting.com/pnm2023.

While any member of the public may listen to the Annual Meeting by webcast, only verified shareholders will be able to submit questions via the webcast to a moderator during the meeting. New Mexico law does not allow shareholders who do not attend the meeting in person to vote during the Annual Meeting. Thus, shareholders who listen to the Annual Meeting by webcast will be unable to vote during the Annual Meeting, so please vote before the Annual Meeting if you are unable to attend the meeting in person.

23.    Can I vote my shares in person at the Annual Meeting?

If you are a “shareholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

24.    Who pays the cost of this proxy solicitation?

This proxy is being solicited on behalf of PNM Resources’ Board of Directors. This solicitation is being made by mail, but also may be made in person, by telephone or via the internet. We have hired Georgeson, Inc. (“Georgeson”) to assist in the solicitation for an estimated fee of $13,750 plus any out-of-pocket expenses. PNM Resources will pay all costs related to solicitation. Broadridge Investor Communication Solutions, Inc. is tabulating the vote and providing the webcast hosting services for listening to the Annual Meeting.

25.    Is this proxy statement the only way that proxies are being solicited?

No. As stated above, we have retained Georgeson to aid in the solicitation of proxies. In addition to mailing these proxy materials, certain directors, officers, or employees of the Company may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

26    Where can I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspectors of election and published in the Company’s Current Report on Form 8-K filed with the SEC within four business days after the date of the Annual Meeting. Such results will also be published on our website at www.pnmresources.com.

27.    May shareholders propose actions or nominees for consideration at next year’s Annual Meeting of shareholders?

In the event that the Merger is not completed for any reason, we will remain an independent public company and the holders of our common stock will continue to own their shares of common stock and may submit proposals for consideration at our 2024 annual meeting. Accordingly, you may submit proposals or director nominations for consideration at future shareholder meetings as follows:

•Proposals Included in the 2024 Proxy Statement. For a shareholder proposal (other than a director nomination) to be included in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. Mountain Time on November 29, 2023. These proposals must be in writing and sent to: Corporate Secretary, PNM Resources, Inc., 414 Silver Avenue SW, MS-1275, Albuquerque, NM 87102-3289. These proposals must also comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials.

•To Be Raised from the Floor. For a shareholder proposal or director nomination to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than 5:00 p.m. Mountain Time on November 29, 2023, and must contain certain information as required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.pnmresources.com/esg-commitment/governance/governance-documents.aspx.

•Director Nominations to be Included in the 2024 Proxy Statement (Proxy Access). For a shareholder nominee for director to be included in the Company’s proxy statement for the next year’s annual meeting, the written notice must be received by the Corporate Secretary no earlier than October 30, 2023, and no later than 5:00 p.m. Mountain Time on November 29, 2023, and must contain certain information required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.pnmresources.com/esg-commitment/governance/governance-documents.aspx (under Corporate Governance). Please refer to our bylaws for the complete proxy access requirements.

•For information on recommending individuals for consideration as director nominees by our Nominating Committee, see page 15 of this proxy statement.

•Universal Proxy Rules. We are required under SEC Rule 14a-19 to include on our proxy card all nominees for director for whom we have received notice under the rule, which must be received no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting. For any such director nominee to be included on our proxy card for next year’s annual meeting, the Corporate Secretary must receive notice under SEC Rule 14a-19 no later than March 11, 2024. Please note that the notice requirement under SEC Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our bylaws described above.

28.    Whom should I call with other questions?

If you have any further questions about voting your shares or attending the Annual Meeting, please call Shareholder Services at 505-241-2868.

APPENDIX A

2022 BENCHMARK DATA

The 2022 Benchmark Data were weighted-average market rates of two comparator groups: (1) PNMR Peer Group listed on page 49 of the 2022 proxy statement, weighted at 75%, and (2) general industry companies of the WTW 2021 General Industry Executive Survey Report - U.S., of general industry companies with data regressed to companies similarly sized to PNMR, weighted at 25%.

List of Companies Comprising the WTW 2021 General Industry Executive Survey Report - United States
2nd.MD/3M/3Pillar Global/A.O. Smith/ABC Technologies/ABM Industries/Accenture/ACI Worldwide/Acronis/Adecco/Adient/ADM - Archer Daniels Midland/Adtalem Global Education/ADTRAN/Advocate Aurora Health Care/AECOM/Aegion/Aera Energy/Aerojet Rocketdyne/AGCO/Agilent Technologies/AgroFresh Solutions/Ahold Delhaize/Air Liquide/Air Products/Airbus Group (EADS)/Alaska Air Group/Albany Medical Center/Alcoa/Alithya/Allegheny Health Network/Allegheny Technologies/Allegis Group/Allied Electronics/Allina Health/Alorica/Alterra Mountain Company/Altria Group/Altus Group/Aludyne/Amadeus North America/Amazon.com/Amcor/American Airlines/American Arbitration Association/American Automobile Association, Inc./American Greetings/American Hospital Association/American Sugar Refining/American Textile/American Tire Distributors/American Tower/American Water Works/Americas Styrenics/AmeriCold Logistics/AmerisourceBergen/AMETEK/AMSTED Industries/Amtrak/Amway/Andersen/Ansira/Applied Research Associates/Aramark/Arconic/Arcosa/Ardent Health Services/Ariens Company/Arkansas Childrens Hospital/Arkema/Armstrong Flooring/Armstrong World Industries/Arrival/Arrow Electronics/Asahi Kasei/Asbury Automotive Group/Ascension Health/Aspirus/Astec Industries/AT Kearney/AT&T/ATI Physical Therapy/Atkore International/Atotech/Augusta Health Care/Automatic Data Processing/AvalonBay Communities/Avanade/Avery Dennison/Avient Corporation/Avis Budget Group/Avnet/Axalta Coating Systems/BAE Systems/Baker Hughes/Baker McKenzie/Balfour Beatty/Ball/Banner Health/Barrick Gold of North America/Battelle Memorial Institute/Bausch Health Companies/Baxter/Baylor College of Medicine/Beam Suntory/Beaumont Health/Becton Dickinson/Beebe Medical Center/Bellin Health/Bemis Manufacturing Company/Benjamin Moore/Berry Global/Best Buy/BH Management Services/BIC Group/Big Lots/BigBear.ai/Biogen/BJC HealthCare/BJ's Wholesale Club/Black & Veatch/Blanco/Bloomin Brands/Blount Memorial Hospital/Blue Diamond Growers/Board of Pensions of the Presbyterian Church/Boeing/Bombardier Transportation/Bon Secours Mercy Health/Booz Allen Hamilton/BorgWarner/Bose/Boston Scientific/Bountiful Company/Boy Scouts of America/Bradley/Bridgestone Americas/Bright Horizons/Brink's/Broadridge Financial Solutions/Broward Health/Bunge/Burlington Northern Santa Fe/Bush Brothers & Company/Buzzi Unicem USA/BWX Technologies/C&S Wholesale Grocers/Cabot/California Dental Association/Cambia Health Solutions/Campbell Soup/Canadian National Railway/Canadian Pacific Railway/Canfor Corporation/Cardinal Health/Carle Foundation Hospital/Carmeuse North America Group/Carnival/Carrier Global Corporation/Catalent Pharma Solutions/CDM Smith/CDW/Cedars-Sinai Medical Center/Celanese/Celestica/Center for Diagnostic Imaging/Centra Care/Cerner/CF Industries/CGI Technologies and Solutions/Chamberlain Group/Chapters Health System/Charter Communications/Chemours Company/Cherokee Nation Businesses/Chevron Phillips Chemical/Chewy.com/Chicago Transit Authority/Chickasaw Nation/Children's Health System of Texas/Children's Hospital & Clinics of Minnesota/Children's Hospital and Health System/Children's Mercy Hospital/Choice Hotels International/CHS/Chumash Casino Resort/Church & Dwight/Cincinnati Bell/Cisco Systems/Citrix Systems/City of Fort Worth/City of Hope National Medical Center/City of Houston/Clarios/Clear Channel Outdoor/CLEAResult/Cleveland-Cliffs/Coca-Cola Bottlers Sales and Services/Cognex/Colliers International/Collin County/Colsa/Columbia Sportswear/Columbus McKinnon/Comcast Cable Corporation/Commercial Metals/CommonSpirit Health/CommScope/Community Coffee/Community Health Network/Community Health Systems/Community Memorial Health System/Compassion International/Computacenter/Computacenter Fusionstorm Inc./Computershare/Cone Health/Conemaugh Memorial Medical Center/Continental Automotive Systems/Continental Carbon/Conway Medical Center/Cook Children's Health Care/Cookeville Regl Medical Center/CO-OP Financial Services/Cooper Standard Automotive/CoorsTek/CoreLogic/Corizon Health/Cornell University/Corning/Corteva Agriscience/Covenant Health/Covenant HealthCare/Covestro/Cox Enterprises/CoxHealth Systems/Crowley Maritime Corporation/CSC ServiceWorks/CSL/CSX/CTB Inc/Cubic/Curtiss-Wright/Cushman & Wakefield/CVR Energy/CVS Health/Dairy Farmers of America/Dana/Danone North America/Darden Restaurants/Dart Container/Day & Zimmermann/DCP Midstream/Delek US Holdings/Deluxe/Department of Administrative Services/DePaul University/Dick's Sporting Goods/DJO Global/Donaldson/Doncasters Group/Dorman Products/Dot Foods/Dover/Driscoll's/Duckhorn Wine Company/DuPont/E.A. Sween Company/E.W. Scripps/EAB Global/Eastman Chemical/Eating Recovery Center/Eaton/EBSCO Information Services/Ecolab/Edgewell Personal Care/Edwards Lifesciences/Elbit Systems of America/Elevate Textiles/Ellis Medicine/EMCOR Group/Emory Healthcare/Encompass Health Corporation/Endo/EnPro Industries/Environmental Chemical Corp/Envista Holdings/Equifax/Ericsson/Ernst & Young/Essentia Health/Estée Lauder/Everis/Expedia/Experian Americas/Express/Facebook/ Fairview Ltd./Faurecia US Holdings/ FedEx Express/ Ferrara Candy Company/ First Solar/ FirstGroup America/ FIS/ Fiserv/ Flex/ Flowers Foods/ Flowserve/ Fluor Federal Petroleum Operations/ FN America LLC/ FOCUS Brands/ Ford/ Fortive Corporation/ Fortune Brands Home & Security/ Four Seasons Hotels and Resorts/ Franciscan Missionaries of Our Lady HS/ Fraser/ Freeport-McMoRan/ Froedtert Health/ Frontier Communications/ Fugro/ GAF Materials/ Gates/ Geisinger Health System/ General Atomics/ General Dynamics/ General Dynamics Information Technology/ General Motors/ Genesis Energy/ Genuine Parts/ Georgia Institute of Technology/ Gerdau Long Steel North America/ Getinge/ Gildan Activewear/ Glanbia Group Services/ Glatfelter/ Global Medical Response/ Global Payments/ GLOBALFOUNDRIES/ Glory Global Solutions/ GOJO Industries/ Goodyear Tire & Rubber/ Google/ Graco/ GrafTech International/ Graham Packaging/ Grant Thornton/ Graphic Packaging/ Great River Medical Center/Greif/ Greyhound Lines/GROWMARK/Grubhub/ Grupo Cementos de Chihuahua/ GS1 US/ Guardian Pharmacy/ H Lee Moffitt Cancer Center & Research Inst./ H&R Block/ H.B. Fuller/ Habitat for Humanity International/ Harbin Clinic/ Harley-Davidson/ Harman International Industries/ Harrisburg Area Community College/ Harsco/ Hasbro/ Hayward Industries, Inc./ HCA Healthcare/ HDR/ Health Center, Inc./ Health First Inc./ Health Equity/ Hendrickson/ Henry Ford Health System/ Henry Schein/ Herc Rentals/ Herman Miller/ Hershey/ Hertz/ Hexcel/ Hexion/ HF Management Services/ Hilton Worldwide/ Hines Interests/ Hirose Electric/ Hitachi Solutions America/ Hitachi Vantara/ HNI/ HNTB/ Honeywell/ HonorHealth/ Host Hotels & Resorts/ Hunt Consolidated/ Hunterdon Healthcare/ Huntington Memorial Hospital/ IBM/ IDEX Corporation/ IDEXX Laboratories/ iHeartMedia/ IIitch Holdings IIIinois Tools Works/ Ingevity/ Ingram Industries/ INNIO Jenbacher/ Innophos/ Insperity/ Inspire Brands/Institute for Defense Analyses/ Institute of Electrical & Electronic Engineers (IEEE)/ Integra Lifesciences/ International Automotive Components/ International Data Group/ International Game Technology/ International Paper/ Interstate Batteries Systems/ Intertape Polymer Corp/ Iponweb/ IQVIA/ Iron Mountain/ J.M. Smucker/ Jabil Circuit/ Jack in the Box/ Jackson Family Wines/ Jacobs Engineering/ Jacobs Technology/ Jefferson Science Associates/ JetBlue Airways/ Johns Hopkins Health System/ Johns Hopkins University/ Johns Manville/ Johnson Controls/ Judicial Council of California/ K. Hovnanian Companies/ Kaiser Foundation Health Plan/ Kamehameha Schools Bishop Estate/ Kansas City Southern/ Kantar Group/ KAR Global/ KBR/ Kearney Regional Medical Center/ Kellogg/ Kelly Services/ Kelsey-Seybold Clinic/ Kenco Management Services/Kennametal/Kent Corporation/Kerry Group/Keurig Dr Pepper/KI, Inc/Kimley-Horn and Associates/Kinross Gold/Kohler/Konica Minolta/Kootenai Health/Kraft Heinz/Kroger/Kronos Worldwide/Kum & Go LC/L.A. Care Health Plan/L3Harris/Lam Research/Land O'Lakes/Learning Care Group/Ledcor Industries/Leggett and Platt/Lehigh Hanson/Lehigh University/Lehigh Valley Health Network/Leidos/Lend Lease/Levi Strauss/Lexington Medical Center/Lexmark/Liberty Global/Life Time Fitness/Lifepoint Health/LifeWay Christian Resources/Lincoln Electric/Lineage Logistics/Littelfuse/Lockheed Martin/Logicalis/Lowe's/Luck Companies/Lumen/Lutron Electronics/LyondellBasell/M. A. Mortenson Company/Madonna Rehabilitation Hospitals/Maine Medical Center/Major League Baseball/Makino/Marriott International/Marshall Medical Center/Martin Marietta/Mary Kay/Mary Washington HealthCare/Masco/Mass General Brigham/Matrix Service/Mattel/Mauser Packaging Solutions/Maximus/Mayer Electric Supply/Mayo Clinic/McCain Foods/McDermott International/McKesson/McLeod Health/Medical College of Wisconsin/Medical University of South Carolina/Hospital Authority/Medline Industries/Medstar Washington Hospital Center/Memorial Healthcare System/Memorial Medical Center/Mercy Health/Meritor/Messer Group/Methodist Hospital System/Metro Health/Microsoft/Mid-Columbia Medical Center/Minneapolis School District/Missouri Department of Conservation/Mitsubishi International/Molina Healthcare/Momentive Performance Materials/Mondelez/MoneyGram/Montrose Memorial Hospital/MORSCO/Mosaic/Motorola Solutions/MRIGlobal/MSA Safety/MTD Products/MTS Systems/MVF/National Academies of Sciences, Engineering, and Medicine/National Futures Association/National Louis University/National Rural Electric Cooperative Association/Nationwide Children's Hospital/ Navy Exchange Enterprise/ NCC/ NCR/ NetApp/ New York Racing Association/New York Times/New York University/Newmont Mining/ News Corporation/ Nexii Building Solutions/ Nexteer Automotive/ Niagara Bottling/NIBCO Inc/ Nissan Motor/ NNV Ventures/ Norfolk Southern/ Nortek Global HVAC/ North Mississippi Health Services/ Northern Arizona University/ Northrop Grumman/ NorthShore University HealthSystem/ Northwell Health/ Northwest Permanente PC/ Northwest Pipe Company/ Norton Health Care/ NOVA Chemicals/ NOW Foods/ Nutrien/ Nuvance Health/ Oak Street Health/ Oakland University/ Occidental Petroleum/ Oceans Healthcare/ OLX/ OLX Autos/ ON Semiconductor/ OneOncology/ OpSec Security/ Orano/ Orlando Health/ OSF Healthcare System/ Otis Elevator Company/ Otter Products/ Owens & Minor/ Owens Corning/ Owensboro Health Regional Hospital/ Owens-Illinois Pacific Northwest National Laboratory/ Pactiv/ PAE Group/ Palmer-Donavin/ Panasonic of North America/ PAREXEL/ Parker Hannifin/ Parkland Corporation/ Parkland Health & Hospital System/ Parsons Corporation/ Paychex/ PayPal/ PDC Brands/ Penn Medicine/Lancaster General Health/ Penn State Hershey Medical Center/ Penske Truck Leasing/Pharmavite/ Philips Healthcare/ Phoenix Children’s Hospital/ Physicians Endoscopy/ Piedmont Healthcare/ Pitney Bows/
A-1

List of Companies Comprising the WTW 2021 General Industry Executive Survey Report - United States
Plexus/Pohlad Companies/ Polaris Industries/ Port Authority of NY & NJ/ Port of Portland/ Port of Seattle/ PPC Partners/ PPD – Pharmaceutical Products Development/ PPG Industries/ Praxair/ Precision Castparts/ Preformed Lined Products/ Presbyterian Healthcare Services/ Private Diagnostic Clinic/ Project Management Institute/ Prologis/ Promethean/ Providence Health Services/ Purdue Pharma/ QTC Management/ QTI Human Resources/ Quad/ Queset Diagnostics/ R.R. Donnelley/ Rackspace Technology/ Raising Cane’s Chicken Fingers/ RAND Corporation/ Rayonier/ Rayonier Advanced Materials/ Raytheon Technologies/ Recology/ Renal Care Group/Renown Health/ Republic Services/ Resideo/ Rev Group/ Revantage Corporate Services/ Rexnord Corporation/ Reynolds American/ Rheem Manufacturing/ Rice Tec/ Rich Products/ Richardson International/ Ricoh Americas/ Roaming Networks/ Robroy Industries/ Rolls-Royce North America/ Roper St Francis/ Roswell Park Cancer Institute/ Rotary International/ RSM US LLP/ Rush University Medical Center/ Ryder System/ Ryerson/ S&C Electric/ S.C. Johnson & Son/ Saddle Creek Logistics Services/ SAF-HOLLAND USA, Inc./ SAIC/ Saint Barnabas Medical Center/ Saint Luke’s Health Systems/ Saint-Gobain/ Salem Health/ Salk Institute for Biological Studies/ Salt Lake County/ Samaritan Health Services/ Samsung/ Samuel, Son & Co. Limited/ San Antonio Water System/ San Manuel Band of Mission Indians/ Sanford USD Medical Center/ Saputo Cheese USA/ Sargento Foods/ SAS Institute/ Satellite Healthcare/ Savannah River Nuclear Solutions/ Savannah River Remediation/ Sazerac Company/ Schlumberger/ Schneider Electric/ Scholastic/ Schreiber Foods/ Schweitzer-Mauduit International/ Scientific Research Corporation/ SCL Health/ Scotts Miracle-Gro/ Sealed Air/ Seattle Children’s Hospital/ Sensient Technologies/ Sentara Healthcare/ SGS – Societe Generale de Surveillance/ Shake Shack/ Sherwin-Williams/ SICPA/ SITA/ Smithfield Foods/ SMSC Gaming Enterprise/ Snap-on/ Sodexo/ Solenis/ Sonepar USA/ Sonoco Productions/ South Georgia Medical Center/ Southeastern Freight Lines/ Southern Glazer’s Wine and Spirits/ Southwest Airlines/ Sparrow Health System/ Specialty Care/ Spectrum Brands/ Spectrum Health – Grand Rapids Hospitals/ Spirit AeroSystems/ Spirit Airlines/ Springfield Clinic/ SSM Health Care St. Louis/ St. Francis Hospital/ St. Jude Children’s Research Hospital/ St. Luke’s Health System in Boise Idaho/ Stampin’Up!/ Stanford Children’s Health/ Stanford University/ Stanley Black & Decker/ Stantec/ Star Tribune/ Starbucks/ State Teachers Retirement System of Ohio/ Steelcase/ Steris/ Stolt-Nielsen/ Stryker/ Sumitomo Corporation of Americas/ Summa Health System/ Summit Midstream/ Sunbelt Rentals/ Sutter Health/ SWBC/ Sweetgreen/ Swift Transportation/ Swiss Steel/ Sysco Corporation/ Tallahassee Memorial HealthCare/ Tampa General Hospital/ Target/ Taubman Centers/ Taylor/ TaylorMade Gold/ TDK Corporation/ TDS Telecom/ Teacher Retirement System of Texas/ TEGNA/ Telefonica/ Tellurian/ Tennant Company/ Teradata/ Terex/ Terminix/ Terracon Consultants/ Texas – State Auditor’s Office/ Texas Children’s Hospital/ Textron/ The Boldt Company/ The Christ Hospital/ The Marcus Corporation/ The MetroHealth System/ The Ohio State University/ Thermo Fisher Scientific/ Thomson Reuters/ Thyssenkrupp/ Tidal Health/ Timken/ TJX Companies/ T-Mobile USA/ TomTom/ Toro/ Toyota Motor/ Tractor Supply Company/ Trane Technologies/ Transocean/ TransUnion/ Travel + Leisure Co./ Treehouse Foods/ Treves/ Tri Pointe Homes/ TriHealth/ Trijicon Inc/ TriMas/ Trinity Health/ Trinity Industries/ Trinseo/ Triumph Group/ TTEC/ TTX/ Tupperware Brands/ Tyson Foods/ U.S. Xpress Enterprises/ UC Health/ UF Health Jacksonville/ Uline/ UNC Health Care/ Under Armour/ Underwriters Laboratories/ Unilever United States/ Unisys/ United Launch Alliance/ United Rentals/ United Sates Cellular/ United States Steel/ UnitedHealth Group/ UnityPoint Health-Des Moines/ Universal Health Services/ Universal Parks & Resorts/ University Health Care System/ University Health System/ University Hospitals/ University of Alabama at Birmingham/ University of Arkansas for Medical Science/ University of California/ University of Kansas Hospital/ University of Maryland Faculty Physicians/ University of Maryland Medical Center/ University of Miami/ University of Michigan Health System/ University of Michigan-Ann Arbor/ University of Missouri System/ University of Rochester/ University of Southern California/ University of Texas – M.D. Anderson Cancer Center/ University of Texas at Austin/ University of Texas Health Science Center of San Antonio/ University of Texas Medical Branch/ University of Vermont Medical Center/ University of Wisconsin-Madison/ Univision Communications/ UPS/ URS CH2M Oak Ridge (UCOR)/ US Acute Care Solutions/ UT Health Science Center at Houston/ US Southwestern Medical Center/ Utah Transit Authority/ UW Health/ Valeo/ Valero Energy/ Valley Health System/ Valleywise Health/ Van Andel Institute/ Varsity Brands/ VCU Health Systems/ Vectrus/ Ventura Foods/ Vericast/ VeriSign/ Verisk Analytics/ Veritiv/ Verizon Media/ Verra Mobility/ Vertex Pharmaceuticals/ Vertiv/ Vesuvius – Advanced Refractories/ Vesuvius Flow Control NAFTA/ VF Corporation/ Virtua Health Visteon Vizrt/ Volkswagen Group of America/ Vulcan/ Vulcan Materials/ W.R. Grace/ W.W. Grainger/ Wabtec/ WakeMed Health and Hospitals/ Walmart/Walt Disney/ WarnerMedia Group/ Washington River Protection Solution/ Washington University in St. Louis/ Washington University School of Medicine/ Waste Management/ Waters/ Wawa/ Weatherford/ Weill Cornell Medical College/ Weir ESCO/ Wells Enterprises/ WellStar Health System/ Wendy's Group/ West Pharmaceutical Services/ Westlake Chemical/ WestRock/ Weyerhaeuser/ Whataburger Restaurants/ Whirlpool/ White & Case/ Wichita State University/ Wildlife Studios/ Wilmer Cutler Pickering Hale and Dorr LLP/ Winnebago Industries/ Wood/ WV United Health System/ Wyndham Hotels & Resorts/ Xerox/ Xilinx/ XPO Logistics/ Xtek Inc/ Xylem/ Yamaha Motor/ Yanfeng Global Automotive Interior Systems/ Yazaki Corporation/ Yondr Group/ Yum! Brands/ Yuma Regional Medical Center/ Zebra Technologies/ Zimmer Biomet

A-2

APPENDIX B
PNM RESOURCES, INC.
2023 PERFORMANCE EQUITY PLAN
SECTION 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, DURATION, GLOSSARY
1.1Establishment; Impact on Prior Plans. PNM Resources, Inc., a New Mexico corporation, (the “Company”) hereby establishes the “PNM Resources, Inc. 2023 Performance Equity Plan” (the “Plan”). The Plan will supersede and replace the PNM Resources, Inc. 2014 Performance Equity Plan, which was effective May 15, 2014 and was subsequently amended on two (2) occasions (the “2014 Plan”) and all other Prior Plans. The 2014 Plan and all other Prior Plans shall remain in effect until all awards granted under such plans have been exercised, forfeited or cancelled or have otherwise expired or terminated. No awards will be made pursuant to the 2014 Plan or any other Prior Plan on or after the Effective Date.
1.2Purpose. The purpose of the Plan is to advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by Employees and Nonemployee Directors, by providing additional incentives and motivation toward superior performance of the Company and by enabling the Company and its Affiliates to attract and retain the services of Employees and Nonemployee Directors upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent. To further these objectives, the Plan provides for the grant of Options, Restricted Stock Rights, Restricted Stock, Stock Grants, Stock Units, Performance Shares, Performance Units, and Stock Appreciation Rights.
1.3Effective Date. The Plan shall become effective as of the date it is approved by the Company’s shareholders at the Company’s 2023 Annual Meeting (the “Effective Date”).
1.4Duration of Plan. The Plan shall remain in effect, subject to the Board’s right to amend or terminate the Plan pursuant to Section 14, until all Awards issued under the Plan expire, terminate, are exercised, or are paid in full in accordance with the provisions of the Plan and any Award Document. However, in no event may an Award be granted after the tenth (10th) anniversary of the Effective Date. Any Awards granted under the Plan prior to the tenth (10th) anniversary of the Effective Date shall continue in effect until they expire, terminate, are exercised or are paid in full in accordance with the terms of the Plan and the applicable Award Document.
1.5Glossary. Defined terms used in the Plan are identified by the capitalization of the first letter of each word or the first letter of each substantive word in a phrase. The defined terms are set forth in the attached Glossary, which is incorporated into and made part of the Plan. Except where otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular will include the plural, and the plural will include the singular.
SECTION 2
ELIGIBILITY AND PARTICIPATION
2.1Eligibility. Persons eligible to participate in the Plan include all Employees of an Employer and Nonemployee Directors.
2.2Actual Participation. Subject to the provisions of the Plan and the Committee Charter, the Committee may, from time to time, select from among all eligible Participants those to whom Awards shall be granted and shall determine the nature and amount of each Award. Before granting an Award to an Employee other than a Company Officer, the Committee shall consider the recommendation of the CEO.
SECTION 3
ADMINISTRATION
3.1Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to: (i) interpret the Plan; (ii) prescribe, amend, and rescind rules and regulations relating to the Plan; (iii) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (iv) make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Committee shall have the power and authority to make all other determinations which may be necessary or advisable for the administration of the Plan.

3.2Awards. Except in the case of the Retainer Awards described in Section 9 and except as otherwise provided in the Committee Charter, the Committee shall have the authority, in its sole discretion, to determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price, if any, and the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vi) the restrictions applicable to Awards; (vii) the form of each Award Document, which need not be the same for each Participant; (viii) the other terms and provisions of any Award, which need not be the same for each Participant, including, but not limited to, whether and to what extent, and in what circumstances an Award may be settled in cash, Stock, other Awards, or other property or whether an Award may be canceled, forfeited, exchanged or surrendered; and (ix) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Committee deems appropriate.
3.3Award Document. Each Award shall be evidenced by an Award Document that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.
3.4Delegation. As permitted by law and the rules of the NYSE or any other established securities market on which the Stock is traded, the Committee may delegate any authority granted to it pursuant to the Plan.
3.5Decisions Binding. The Committee’s interpretation of the Plan or any Award Document and all decisions and determinations made by the Committee with respect to the Plan and any Award are final, binding and conclusive on all parties. All authority of the Committee (or the Board) with respect to Awards issued pursuant to the Plan shall continue after the term of the Plan so long as any Award remains outstanding.
3.6Claims. Any claim relating to an Award granted under the Plan shall be submitted to the Committee or its designee. The Committee shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination. If the Committee does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.

SECTION 4
STOCK SUBJECT TO THE PLAN
4.1Number. Subject to adjustment as provided in Section 4.3, the total number of shares of Stock reserved and available for grant under the Plan is 2,500,000, which number includes the number of shares of Stock that were authorized but unissued under the 2014 Plan (3,016,862 as of December 31, 2022). The shares delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
4.2Share Counting; Lapsed Awards. The following rules shall apply solely for purposes of determining the total number of shares of Stock available for grant under the Plan:
(a)The number of shares of Stock available for grant shall be reduced by one (1) share of Stock for each share subject to Awards granted under the Plan.
(b)If any Award granted under the Plan, or any Award outstanding under any Prior Plan after December 31, 2022 terminates, expires, or lapses for any reason, the number of shares of Stock subject to such Award shall again be Stock available for grant under the Plan (i.e., any prior charge against the authorized pool of shares shall be reversed). For this purpose, each share of Stock subject to Awards granted under this Plan shall be counted as one (1) share of Stock, and each share of Stock subject to Awards granted under the 2014 Plan, regardless of the type of Award (e.g. Option, Performance Share, Restricted Stock Right) shall be counted as one (1) share of Stock.
(c)If an Award is settled in cash (which means that Stock is not delivered in connection with the Award), the shares of Stock used to measure the value of the Award, if any, shall not reduce the number of shares of Stock available for grant under the Plan.
(d)The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) shall reduce the number of shares of Stock available for grant by the entire number of shares of Stock subject to the SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise.

(e)Dividend equivalents paid in Stock shall reduce the number of shares of Stock available for grant by the number of shares of Stock used to satisfy such dividend equivalent.
(f)Shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Award shall not again become Stock available for grant under the Plan. Moreover, shares of Stock purchased on the open market with cash proceeds generated by the exercise of an Option shall not increase or replenish the number of shares available for grant under the Plan.
(g)If the provisions of this Section 4.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 4.2 but only to this extent that this Section 4.2 applies to Incentive Stock Options.
(h)The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan.
4.3Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make an adjustment in: (i) the number and class of shares of Stock which may be delivered under the Plan; (ii) the number of shares of Stock set forth in Sections 4.1, 4.4, 4.5 and any other similar numeric limit expressed in the Plan; and (iii) the number and class of and or price of shares subject to each outstanding Award. Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 4.3 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
4.4Annual Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 4.3, the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Awards shall be five hundred thousand (500,000) or the equivalent cash value.
4.5Annual Limitation on Number of Shares Subject to Retainer Awards. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 4.3, the maximum number of shares of Stock that may be granted to any one Participant who is a Nonemployee Director during any one calendar year with respect to one or more Retainer Awards shall be fifteen thousand (15,000) or the equivalent cash value.
4.6Fractional Shares. No fractional shares of Stock shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Document or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 4.3 or the issuance of substitute awards as provided in Section 13, the total number of shares of Stock subject to any affected Award shall always be a whole number of shares, determined in accordance with the policies and procedures adopted by the Company from time from time.
SECTION 5
STOCK OPTIONS
5.1Grant of Options. Subject to the provisions of the Plan, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant either Non-Qualified Stock Options or Incentive Stock Options and shall have complete discretion in determining the number of shares of Stock subject to Options granted to each Participant. No Options may be granted later than ten (10) years from the Effective Date.
5.2Exercise Price; No Repricing. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, an Option may not be amended or modified to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with an adjustment pursuant to Section 4.3.

5.3Duration of Options. Each Option shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all Options shall lapse and no longer be exercisable no later than ten (10) years from the Grant Date.
5.4Exercisability of Options. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. The granting of an Option will impose no obligation upon the Participant to exercise such Option.
5.5Payment. As determined by the Committee, the exercise price of the shares of Stock subject to the exercise of an Option shall be paid in full: (i) in cash; (ii) in previously-acquired Stock (through actual tender or by attestation) held for more than six (6) months, valued at its Fair Market Value on the date of exercise; (iii) by any net-issuance arrangement (including, in the case of a Non-Qualified Stock Option, any broker-assisted “cashless” exercise arrangement); or (iv) by a combination thereof. The Committee, in consideration of applicable accounting standards and applicable law, may waive the six (6) month holding period in the event the exercise price of an Option is paid through the tendering of shares.
5.6Evidence of Ownership. Within an administratively reasonable period of time after the exercise of an Option, the payment of the full exercise price and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Company shall cause the appropriate number of shares of Stock to be issued to the Participant (which issuance may be evidenced by a book entry credit on the books of the Company or a duly authorized transfer agent of the Company). A Participant shall have none of the rights of a shareholder with respect to an Option until the shares of Stock subject to the exercise of the Option are issued to the Participant. No adjustment will be made for dividends or other rights for which the record date is prior to the date shares of Stock are issued to the Participant.
5.7Nontransferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.
5.8Incentive Stock Options. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Section 5:
(a)Incentive Stock Options shall be granted only to Participants who are Employees.
(b)The exercise price per share shall not be less than the Fair Market Value of one share of Stock on the Grant Date.
(c)In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Grant Date.
(d)An Incentive Stock Option shall lapse in the following circumstances:
(i)The Incentive Stock Option shall lapse ten (10) years from the Grant Date, unless an earlier time is specified in the Award Document.
(ii)The Incentive Stock Option shall lapse upon a Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Document.
(iii)Unless otherwise provided in the Award Document, if the Participant incurs a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (a) the scheduled expiration date of the Option; or (b) twelve (12) months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(e)The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed one hundred thousand dollars ($100,000) or such other limitation as may be imposed by Section 422(d) of the Code, as it may be amended or replaced from to time. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(f)An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than one hundred and ten percent (110%) of Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.
(g)No Award of an Incentive Stock Option may be made pursuant to the Plan after the tenth (10th) anniversary of the Effective Date, unless the Company’s shareholders vote to approve an extension of the Plan.
(h)Except as provided in Section 5.8(d)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(i)The maximum aggregate number of shares of Stock available for grant under the Plan as Incentive Stock Options is the same numeric limit set forth in Section 4.1 and the maximum aggregate number of shares of Stock that may be subject to Incentive Stock Option Awards granted in any one calendar year to any one Participant is the same numeric limit set forth in Section 4.4.
SECTION 6
RESTRICTED STOCK RIGHTS, RESTRICTED STOCK, STOCK GRANTS, AND STOCK UNITS
6.1Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.
6.2Restricted Stock Rights.
(a)Voting Rights. During the Restricted Period, Participants holding Restricted Stock Rights shall have no voting rights with respect to the shares subject to such Restricted Stock Rights. Voting rights will be available only after the issuance of shares pursuant to the Plan.
(b)Dividend Equivalents and Other Distributions. In the Award Document for any Restricted Stock Rights Award, the Committee may also grant the Participant dividend equivalents and other distribution rights. Any dividend equivalents or other distributions to which a Participant may be entitled pursuant to this Section 6.2(b) shall be payable in accordance with the related Award Document, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents or other distributions. In no event may a dividend equivalent awarded in connection with a Restricted Stock Right that vests based on the achievement of Performance Goals be paid unless and until such Restricted Stock Right Award vests or is earned by satisfaction of the applicable Performance Goals.
(c)Form and Timing of Payment. Payment for any vested Restricted Stock Rights Award issued pursuant to this Section shall be made in one lump sum payment of shares of Stock. As a general rule and except as otherwise provided in an Award Document, the shares payable under any Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the date on which the Restricted Stock Rights vest. Unless the related Award Document is structured to qualify for an exception to the requirements of Section 409A of the
Code, such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. Section 1.409A-3(a)(4). Restricted Stock Rights that vest upon a Participant’s Termination of Employment for the reasons described in Section 10.1 shall be payable at the times described in Section 10.1.
6.3Grant of Restricted Stock.
(a)Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award.

(b)Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award, upon Termination of Employment during the applicable Restricted Period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided however, that the Committee may provide in any Restricted Stock Award Document that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
(c)Evidence of Ownership for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine which may include an appropriate book entry credit on the books of the Company or a duly authorized transfer agent of the Company. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
6.4Stock Grant Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Grant Awards to such Participants and in such amounts as it shall determine. A Stock Grant Award grants a Participant the right to receive (or purchase at a price determined by the Committee) Stock free of any vesting restrictions. All Stock Grant Awards shall be evidenced by an Award Document that shall specify the number of shares granted and such other provisions as the Committee shall determine. The purchase price, if any, for a Stock Grant Award shall be payable in cash or in any other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.
6.5Stock Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Stock Unit Awards to such Participants and in such amounts as it shall determine. A Stock Unit Award grants a Participant the right to receive shares, or a cash payment equal to the Fair Market Value of a designated number of shares in the future, free of any vesting restrictions. All Stock Unit Awards shall be evidenced by an Award Document that shall specify the number of shares to which the Award relates, whether the Award will be paid in shares, or cash, and such other provisions as the Committee shall determine. A Stock Unit
Award may be granted in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a Participant.
SECTION 7
PERFORMANCE SHARES AND PERFORMANCE UNITS
7.1Grant of Performance Shares or Performance Units. Subject to the provisions of the Plan, Performance Shares or Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant.
In the Award Document for any Performance Share or Performance Unit Award, the Committee may also grant the Participant dividend equivalents. Any dividend equivalents to which a Participant may be entitled pursuant to this Section 7.1 shall be payable in accordance with the related Award Document, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents. In no event may a dividend equivalent awarded in connection with any Performance Share or Performance Unit Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goals.
7.2Performance Goals and Value of Awards. The Committee may impose conditions and/or restrictions on each Performance Share or Performance Unit Award, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The achievement of the Performance Goals for a particular period (including a Performance Period) will determine the ultimate value of the Performance Share or Performance Unit Award.
7.3Form and Timing of Payment. Payment for vested Performance Shares shall be made in Stock. Payment for vested Performance Units shall be made in cash, Stock, or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Units shall be made in a lump sum. As a general rule or as otherwise provided in an Award Document, payment for vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends. Performance Shares or Performance Units that vest upon a Participant’s Termination of Employment for the reasons described in Section 10.1 shall be payable at the times described in Section 10.1.

SECTION 8
STOCK APPRECIATION RIGHTS
8.1Grant of Stock Appreciation Rights. Subject to the provisions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. Alternatively, SARs may be granted independently of Options. The Committee shall have complete discretion in determining the number of shares of Stock subject to a SAR. No SAR may be granted later than ten (10) years from the Effective Date.

8.2Duration of SARs. Each SAR shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.
8.3Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.
8.4Payment; No Repricing. Upon exercise of the SAR, the Participant shall be entitled to receive payment of an amount determined by multiplying: (i) the difference, if any, between the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of a share of Stock on the Grant Date (or such higher amount determined by the Committee); by (ii) the number of shares of Stock with respect to which the SAR is exercised. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s shareholders, a SAR may not be amended or modified to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new SAR having an exercise price below that of the SAR being surrendered or exchanged, except in connection with an adjustment pursuant to Section 4.3.
8.5Form and Timing of Payment. Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Document for such SARs.
8.6Evidence of Ownership. Within an administratively reasonable period of time after the exercise of the SAR, the payment of the full exercise price (if any) and the satisfaction of all withholding obligations incurred pursuant to such exercise, the Company shall cause the appropriate number of shares of Stock to be issued to the Participant (which issuance may be evidenced by a book entry credit on the books of the Company or a duly authorized transfer agent of the Company). A Participant shall have none of the rights of a shareholder with respect a SAR until the shares of Stock subject to the exercise of the SAR are issued to the Participant. No adjustment will be made for dividends or other rights for which the record date is prior to the date shares of Stock are issued to the Participant.
8.7Nontransferability of SARs. No SAR may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.
SECTION 9
NONEMPLOYEE DIRECTOR RETAINER GRANTS
9.1Payment of Retainer. The Retainer is payable in cash or Awards, other than performance-based Awards, as determined by the Board in the exercise of its discretion. The Board’s determination of the combination of cash and Awards payable to each Nonemployee Director need not be uniform. The Retainer paid to a Nonemployee Director may not be based on satisfaction of any Performance Goals.

9.2Grant Date. Unless the Board determines otherwise, the Grant Date for Retainer Awards to Nonemployee Directors shall be each Annual Meeting Date.
9.3Term of Awards. Subject to the limitations set forth in the Plan, Awards granted to Nonemployee Directors shall be subject to such terms and conditions as set forth in each Award Document as determined by the Board in its sole discretion.

9.4Termination of Service.
(a)Nonvested Awards. If a Nonemployee Director holds any nonvested Awards upon his or her Termination of Service as a Nonemployee Director due to death, Disability, Retirement, or Change in Control, all such nonvested Awards shall become one hundred percent (100%) vested. Upon a Nonemployee Director’s Termination of Service as a Nonemployee Director for any reason other than death, Disability, Retirement, or Change in Control, all nonvested Awards shall be canceled.
(b)Vested Awards. If a Nonemployee Director holds any vested Awards upon a Termination of Service as a Nonemployee Director for any reason other than for Cause, the vested Award shall be exercisable on or before the earlier of: (i) one (1) year following the Termination of Service, or (ii) the tenth (10th) anniversary date of the Grant Date of the Award. Upon a Nonemployee Director’s Termination of Service for Cause, all vested Awards shall be canceled. This provision does not apply to the receipt of any Retainer Award that has been deferred in accordance with Section 9.6.
9.5Maximum Award Payable. In accordance with Section 4.5, but subject to adjustment as provided in Section 4.3, the maximum number of shares subject to a Retainer Award payable in Stock is the same numeric limit set forth in Section 4.5.
9.6Deferral Permitted. A Nonemployee Director may defer receipt of any Retainer Award payable in shares of Stock pursuant to terms and conditions established by the Board from time to time. Any Retainer Award deferred pursuant to this Section 9.6 shall be deferred in accordance with the requirements of Section 409A of the Code.
SECTION 10
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL
10.1Termination of Employee’s Employment Due to Death, Disability, Retirement, Impaction or Qualifying Change in Control Termination.
(a)Nonvested Awards.
(i)Options and SARs. If a Participant holds any nonvested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction, or a Qualifying Change in Control Termination, all such nonvested Options or SARs shall become one hundred percent (100%) vested. Such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) years following the Termination of Employment; or (2) the tenth (10th) anniversary date of the Grant Date for the Options or SARs.

(ii)Incentive Stock Options. Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).
(iii)Restricted Stock Rights. If a Participant holds any nonvested Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such nonvested Restricted Stock Rights shall vest and become payable as follows:
(1)Restricted Stock Rights Subject To Restrictions Based On Meeting Service Requirements. If the Restricted Stock Rights are subject to restrictions based on meeting certain service requirements, the Restricted Stock Rights shall become one hundred percent (100%) vested upon the Participant’s Separation from Service. The shares of Stock payable pursuant to such Award will be issued to the Participant within ninety (90) days following the date of the Participant’s Separation from Service. Such payment is intended to be made upon the Participant’s Separation from Service pursuant to Treas. Reg. § 1.409A-3(a)(1). Accordingly, if the Participant is a Specified Employee on the date on which any Restricted Stock Rights become payable pursuant to this Section 10.1(a)(iii)(1), the six (6) month delay described in Section 17.3 shall apply.
(2)Restricted Stock Rights Subject To Restrictions Based On Meeting Performance Requirements. If the Restricted Stock Rights are subject to restrictions based on meeting certain performance requirements, a pro rata portion of the Restricted Stock Rights Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Document. The payment to which the Participant is entitled for the pro rata portion of the vested Restricted Stock Rights Award shall be based on the number of full months included in the Performance

Period as of the date of the Participant’s Separation from Service compared to the number of full months included in the Performance Period. The Participant’s pro rata portion of the shares of Stock payable pursuant to such Restricted Stock Rights Award will be issued to the Participant within ninety (90) days following the termination of the Performance Period described therein. Such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. § 1.409A-3(a)(4).
(3)Restricted Stock Rights Subject to Restrictions Based on Meeting Performance Requirements and Service Requirements. Certain Restricted Stock Rights granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Restricted Stock Rights payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Restricted Stock Rights. If the Participant’s Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting performance requirements, the Participant’s Restricted Stock Rights shall vest and become payable as described in Section 10.1(a)(iii)(2). If such Separation from Service occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting service requirements, the Participant’s Restricted Stock Rights shall vest and become payable as described in Section 10.1(a)(iii)(1).
(iv)Performance Shares and Performance Units. If a Participant holds any nonvested Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such nonvested Performance Shares or Performance Units shall vest and become payable as follows:
(1)Performance Shares and Performance Units Subject to Restrictions Based On Meeting Service Requirements. If the restriction is based on meeting certain service requirements, the Performance Shares or Performance Units shall become one hundred percent (100%) vested at Termination of Employment. Payment for such vested Performance Shares or Performance Units shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.
(2)Performance Shares and Performance Units Subject To Restrictions Based On Meeting Performance Requirements. If the restriction is based on meeting certain Performance Goals, a pro rata portion of such Award shall vest at the end of the Performance Period based on the level of achievement of the Performance Goals applicable to such Award, as described in the Award Document. The payment to which the Participant is entitled for the pro rata portion of the vested Performance Share or Performance Unit Award shall be based on the number of full months included in the Performance Period as of the date of the Participant’s Termination of Employment compared to the number of full months included in the Performance Period. Such payment shall be made on or before March 15 of the calendar year following the calendar year in which the Performance Period applicable to such Performance Shares or Performance Units ends.
(v)Restricted Stock Awards. If a Participant holds any nonvested Restricted Stock upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, the vesting of the Restricted Stock Awards upon such Termination of Employment shall be determined in accordance with the terms of the Award Document for such Awards.
(b)Vested Awards.
(i)Options and SARs. If a Participant holds any vested Options or SARs upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) years following the Termination of Employment; or (2) the tenth (10th) anniversary date of the Grant Date of the Options or SARs.
(ii)Incentive Stock Options. Notwithstanding the foregoing, in the case of an incentive stock option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).
(iii)Restricted Stock Rights. If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a Separation from Service due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such Restricted Stock Rights will be payable in accordance with the provisions of Section 6.2.

(iv)Performance Shares and Performance Units. If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 7.3.
(v)Restricted Stock Awards. If a Participant holds any vested, but not yet paid, Restricted Stock upon a Termination of Employment due to death, Disability, Retirement, Impaction or a Qualifying Change in Control Termination, the payment of such Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Awards.
10.2Voluntary Termination or Involuntary Termination of Employment For Reasons Other Than Impaction or Cause.
(a)Nonvested Awards. If a Participant holds any nonvested Option, SAR, Restricted Stock Right, Performance Share or Performance Unit Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, all such nonvested Awards shall be canceled and the Participant shall forfeit such Awards. If a Participant holds any nonvested Restricted Stock Awards upon a Termination of Employment described in the preceding sentence, the cancellation, forfeiture, vesting or payment of such Awards shall be determined in accordance with the terms of the Award Document for such Awards.
(b)Vested Awards.
(i)Options and SARs. If a Participant holds any vested Options or SARs upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such vested Options or SARs shall be exercisable on or before the earlier of: (1) three (3) months following the termination date; or (2) the tenth (10th) anniversary of the Grant Date of the Options or SARs.
(ii)Incentive Stock Options. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the favorable tax treatment described in Section 422 of the Code shall not be available if such Option is exercised after the date prescribed in Section 422(a)(2), as amended, following a Termination of Employment except as otherwise allowed by Sections 421(c)(1)(A) and 422(c)(6).
(iii)Restricted Stock Rights. If a Participant holds any vested, but not yet paid, Restricted Stock Rights upon a voluntary or involuntary Separation from Service for reasons other than Impaction or Cause, such Restricted Stock Rights will be payable in accordance with the provisions of Section 6.2.

(iv)Performance Shares and Performance Units. If a Participant holds any vested, but not yet paid, Performance Shares or Performance Units upon a voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, such Performance Shares or Performance Units will be payable in accordance with the provisions of Section 7.3.
(v)Restricted Stock Awards. If a Participant holds any vested, but not yet paid, Restricted Stock Awards upon voluntary or involuntary Termination of Employment for reasons other than Impaction or Cause, the payment of such Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Award.
(c)Change in Control. The provisions of this Section apply fully to any Termination of Employment following a Change in Control if the Termination of Employment is not a Qualifying Change in Control Termination.
10.3Termination of Employment for Cause. If a Participant holds any Awards, whether vested or nonvested, all Awards shall terminate immediately and shall be forfeited upon a Termination of Employment for Cause.
10.4Disposition of Vested Awards Upon Death. If a Participant dies without having fully exercised his or her vested Awards, the estate or beneficiary, if such designation was made for purposes of the Plan, shall have the right to exercise the Awards pursuant to the terms and conditions contained herein.

10.5Certain Change in Control Transactions.
(a)Applicability. The provisions of this Section 10.5 shall apply to an Award only if, before or immediately upon the occurrence of an event that would constitute a Change in Control, the Board, as constituted prior to the Change in Control, reasonably concludes, in good faith, that the value of the Award or the Participant’s opportunity for future appreciation in respect of the Award will be materially impaired following the closing of the transaction that will result in the Change in Control. If this Section applies, the following provisions will supersede the provisions of Sections 10.1 and 10.2:
(i)Options and SARs. Any and all Options and SARs shall become exercisable immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow the Participants to immediately exercise such Options or SARs so that any Stock issued upon such exercise shall be able to participate in the transaction that results in the Change in Control.
(ii)Restricted Stock Rights. Any restrictions based on meeting certain service requirements imposed on Restricted Stock Rights shall lapse and such Restricted Stock Rights shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. If the Restricted Stock Rights are subject to restrictions based on meeting certain performance requirements, the restrictions imposed on the portion of the Restricted Stock Rights that have been “earned” (as determined in accordance with clause (v), below) shall lapse and shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. The portion that is not earned will be forfeited. Certain Restricted Stock Rights granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Restricted Stock Rights payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Restricted Stock Rights. If the Change in Control occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting performance requirements, the Participant will vest in the earned portion of the Restricted Stock Rights (as determined in accordance with clause (v), below), and the unearned portion will be forfeited. If the Change in Control occurs during the period of time during which the Restricted Stock Rights are subject to restrictions based on meeting service requirements, the Participant shall vest in one hundred percent (100%) of such Restricted Stock Rights as described above. In any event, the vested Restricted Stock Rights shall become immediately payable and shall be paid in Stock. All necessary steps shall be taken to allow any Stock issued in payment for the Restricted Stock Rights to participate in the transaction that results in the Change in Control.
(iii)Performance Shares and Performance Units Payable in Stock. Any restrictions based on meeting certain service requirements imposed on Awards of Performance Shares or Performance Units that are payable in Stock shall immediately vest and such Performance Shares or Performance Units shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control. If the Performance Shares or Performance Units are subject to restrictions based on meeting certain performance requirements, the restrictions imposed on the earned portion of the Performance Shares or Performance Units (as determined in accordance with clause (v), below) shall lapse and the earned portion of the Performance Shares or Performance Units shall become one hundred percent (100%) vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change in Control. The portion that is not earned will be forfeited. Certain Performance Shares or Performance Units granted hereunder may be subject to restrictions based on meeting performance requirements, the satisfaction of which will determine the number of Performance Shares or Performance Units payable to the Participant, and then to restrictions based on meeting certain service requirements, the satisfaction of which will determine whether the Participant actually is paid for such Performance Shares or Performance Units. If the Change in Control occurs during the period of time during which the Performance Shares or Performance Units are subject to restrictions based on meeting performance requirements, the Participant will vest in the earned portion of the Performance Shares or Performance Units (as determined in accordance with clause (v) below), and the unearned portion will be forfeited. If the Change in Control occurs during the period of time during which the Performance Shares or Performance Units are subject to restrictions based on meeting service requirements, the Participant shall vest in one hundred percent (100%) of such Performance Shares or Performance Units as described above. All Stock payable in connection with such Awards shall be issued immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow any Stock so issued to participate in the transaction that results in the Change in Control.
(iv)Performance Units Payable in Cash. Any Awards of Performance Units that are payable in cash shall become one hundred percent (100%) vested immediately. The Participant then shall receive a cash payment equal to the Fair Market Value of the specified number of shares of Stock payable pursuant to the earned portion of the Award (as determined in accordance with clause (vi) below). The cash payment then will be made within ten days following the closing of the transaction that results in the Change in Control.

(v)Restricted Stock Awards. The vesting and payment of any Restricted Stock Awards shall be determined in accordance with the terms of the Award Document for such Awards.
(vi)Determining the “Earned” Portion of Performance Based Restricted Stock Rights, Performance Shares, or Performance Units. The “earned” portion of any Restricted Stock Rights, Performance Share or Performance Unit Award that is subject to restrictions based on meeting certain performance requirements shall equal the number of shares of Stock that would have been earned at the target level of performance; provided, however, that if, in the judgment of the Committee, the level of performance as of the last day of the month that is at least thirty (30) days prior to the closing of the transaction, that will result in the Change in Control is reasonably ascertainable and such performance exceeds the target level of performance, the Participant shall receive the number of shares of Stock that would have been earned at such attained level of performance rather than the target level of performance. Whether the attained level of performance exceeds the target level will be determined on a goal-by-goal basis. For example, if four equally weighted goals are established in connection with a particular Award, and the attained level of performance exceeds the target level for one of such goals, twenty-five percent (25%) of the Award will be earned at the attained level and the remaining seventy-five percent (75%) will be earned at the target level.
(vii)Section 409A Override. With respect to an Award that the Company concludes is subject to Section 409A of the Code, a Change in Control may not result in the acceleration of the timing of any payment unless the transaction that results in the Change in Control also constitutes a “change of control event” as such term is used in Treas. Reg. § 1.409A-3(i)(5). Such transaction shall be considered to be a Change in Control for all other purposes of such an Award, however, unless prohibited by regulations issued pursuant to Section 409A. For example, such transaction will result in the lapse of any time based or other restrictions on a Restricted Stock Right Award. If due to the above provisions the payment of an Award may not be accelerated, the Board, prior to the Change in Control, shall take such action as it in good faith determines to be necessary to assure that there will be no material impairment to either the value of the Award to the Participant or the Participant’s opportunity for future appreciation in respect of such Award.
10.6Discretion of Committee. Notwithstanding the above, in the Award Document the Committee may alter the vesting, exercise and payment provisions described in this Section 10 for all or any portion of an Award granted under the Plan, provided that the Committee will not take any action pursuant to this Section 10.6 that will cause payment of any Award to violate the provisions of Section 409A of the Code.
10.7Transfer to Affiliate.
(a)Transfer of Employer to Affiliate. If a Participant is employed by an Employer and ownership of the Employer is transferred to an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 18.4.
(b)Transfer of Participant to Non-Adopting Affiliate. If a Participant leaves the employ of an Employer to become employed by an Affiliate, the Participant will not be treated as having incurred a Termination of Employment for purposes of the Plan, regardless of whether the Affiliate has adopted the Plan pursuant to Section 18.4.
10.8Participant Consent Not Required. Nothing in this Section 10 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of the Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Section 10 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to Section 10.6.
SECTION 11
NON-TRANSFERABILITY
11.1General. The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Committee and except as provided in Section 11.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.

11.2Beneficiaries. Notwithstanding Section 11.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and in accordance with Section 5.8(d)(iii), upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Document applicable to the Participant, except to the extent the Plan and Award Document otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
SECTION 12
EMPLOYER DISCRETION, EVIDENCE OF OWNERSHIP, CLAWBACK
12.1Employment. Nothing in the Plan shall interfere with or limit in any way the right of any Employer to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Employer.

12.2Participant. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
12.3No Rights To Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.
12.4Evidence of Ownership. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates, make any book entry credits, or take any other action to evidence the ownership of shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. If Stock certificates are issued in connection with an Award, the Committee may place legends on any such certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
12.5Clawback. Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by any “Clawback Policy” that may be adopted by the Company. By accepting an Award, each Participant consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. As a condition to the receipt of such an Award, a Participant also may be required to execute any requested additional documents consenting to and agreeing to abide by such Clawback Policy.
SECTION 13
SUBSTITUTION OF AWARDS
Any Award may be granted under the Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee of an Employer or a Nonemployee Director as the result of a merger, consolidation or reorganization of the corporation with an Employer, or the acquisition by an Employer of the assets of the corporation, or the acquisition by an Employer of stock of the corporation as the result of which such corporation becomes a subsidiary of an Employer. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. Any Awards made pursuant to this Section 13 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code. Any Awards made pursuant to this Section 13 shall not reduce the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Awards, as described in Section 4.4.

SECTION 14
AMENDMENT, MODIFICATION, AND TERMINATION
14.1Amendment, Modification and Termination. The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the Company’s shareholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. Except as provided in Section 4.3, neither the Board, the CEO nor the Committee may, without the approval of the Company’s shareholders: (i) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (ii) increase the numeric limits expressed in Sections 4.1, 4.4, 4.5, and 9.5; (iii) grant Options or SARs with an exercise price that is below Fair Market Value on the Grant Date; (iv) reprice previously granted Options or SARs or take any other action relative to an Option or SAR that would be treated as a repricing under the rules of the NYSE (or any national securities exchange on which the Stock may then be traded); (v) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price for the original Option or SAR; (vi) extend the exercise period for an Option or SAR beyond ten (10) years from the Grant Date; (vii) expand the types of Awards available for grant under the Plan; or (viii) expand the class of individuals eligible to participate in the Plan.
14.2Awards Previously Granted. Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award previously granted under the Plan without the consent of the holder thereof. The consent of the holder of an Award is not needed if the change: (i) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation Section 409A of the Code); (ii) does not adversely affect in any material way the rights of the holder; or (iii) is made pursuant to an adjustment as provided in Section 4.3. Furthermore, notwithstanding any provision of the Plan to the contrary, the Committee may, in exceptional circumstances, amend an Award previously granted.
SECTION 15
TAX WITHHOLDING
15.1Tax Withholding. The Employer shall have the power to withhold, or require a Participant to remit to the Employer, up to the maximum amount necessary to satisfy federal, state, and local withholding tax requirements in the applicable jurisdiction on any Award under the Plan. The Employer shall have discretion to determine the withholding amount, or the Employer may (but is not required to) permit a Participant to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, and local tax withholding requirements in the applicable jurisdiction on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Employer shall have the power to choose among such methods.
15.2Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Employer may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by: (i) using already owned shares that have been held by the Participant for at least six (6) months or longer (which holding period may be waived in accordance with Section 5.5); (ii) a broker-assisted “cashless” transaction; (iii) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code) to satisfy the required minimum statutory withholding amount; or (iv) personal check or other cash equivalent acceptable to the Employer.
SECTION 16
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

SECTION 17
REQUIREMENTS OF LAW
17.1Requirements of Law. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
17.2Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of New Mexico. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.
17.3Section 409A of the Code.
(a)General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Rights Awards Performance Share Awards, Performance Unit Awards, and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Document and the Plan will comply with and meet the requirements of Section 409A of the Code or an exception thereto. In such cases, the Award Document shall include such provisions, in addition to the provisions of the Plan, as the Company believes are necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code shall be administered in compliance with Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of the Plan or any Award Document to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Document, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b)Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.
(c)Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
17.4Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

17.5Other Restrictions. The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.
SECTION 18
GENERAL PROVISIONS
18.1Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the claims of the general creditors of the Company.
18.2No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
18.3Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
18.4Adoption by Affiliates. Public Service Company of New Mexico, Texas-New Mexico Power Company, and PNMR Services Company, all of which are Affiliates of the Company, shall be deemed to have adopted this Plan for the benefit of their Employees. Any other Affiliate that did not adopt a Prior Plan, by action of its board of directors, may adopt the Plan with respect to its Employees only with the approval of the Board.
(a)Except as otherwise clearly indicated by the context, “Company” as used herein shall include each Affiliate that has adopted the Plan in accordance with this Section 18.4.
(b)By adopting the Plan, each participating Affiliate shall be deemed to have agreed to:
(i)Assume the obligations and liabilities imposed upon it by the Plan with respect to its Employees;
(ii)Comply with all of the terms and provisions of the Plan;
(iii)Delegate to the Committee the power and responsibility to administer the Plan with respect to the Affiliate’s Employees;
(iv)Delegate to PNM Resources the full power to amend or terminate the Plan with respect to the Affiliate’s Employees; and
(v)Be bound by any action taken by PNM Resources pursuant to the terms and provisions of the Plan, regardless of whether such action is taken with or without the consent of the Affiliate.
(c)Any Affiliate that has adopted the Plan for the benefit of its Employees may terminate its adoption of the Plan by action of its board of directors and timely providing notice to PNM Resources of such termination.
(d)The Company and each participating Affiliate shall bear the costs and expenses of providing benefits to their respective Employees who are Participants. Such costs and expenses shall be allocated among PNM Resources’ Affiliates in accordance with agreements entered into between PNM Resources and any participating Affiliate, or in the absence of such an agreement, procedures adopted by PNM Resources.
PNM RESOURCES, INC.

        By:
Dated    Patrick V. Apodaca
Senior Vice President and General Counsel

GLOSSARY
(a)“2014 Plan” means the PNM Resources, Inc. 2014 Performance Equity Plan, as amended.
(b)“Affiliate” means: (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.
(c)“Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.
(d)“Award” means any Option, Restricted Stock Right, Restricted Stock, Stock Grant, Stock Unit, Performance Share, Performance Unit, or Stock Appreciation Right granted pursuant to the Plan.
(e)“Award Document” means any written agreement (including an award agreement), contract, program, acknowledgement, award letter, or other instrument or document, including any electronic agreement, evidencing an Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” means, for purposes of termination of a Participant’s employment:
(i)The willful and continued failure of a Participant to substantially perform his or her duties with the Company or any Affiliate after written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Participant has not substantially performed his or her duties;
(ii)The willful failure to report to work for more than thirty (30) days; or
(iii)The willful engagement by the Participant in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.
Cause shall not be deemed to exist on the basis of paragraph (g)(i) or (g)(ii) if the failure results from such Participant’s incapacity due to verifiable physical or Mental Illness substantiated by appropriate medical evidence. For this purpose, “Mental Illness” means any disorder, other than a disorder induced by alcohol or drug abuse, which impairs the behavior, emotional reaction or thought process of a person. An act, or failure to act, by a Participant shall not be deemed “willful” if done or omitted to be done by the Participant in good faith and with a reasonable belief that his or her action was in the best interests of the Company and its Affiliates.
In the case of a Nonemployee Director, “Cause” means: (i) the willful and continued failure of a Nonemployee Director to substantially perform his or her duties as a Board member; or (ii) the willful engagement by the Nonemployee Director in conduct which is demonstrably and materially injurious to the Company or any Affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any Affiliate, conviction of a felony, or conviction of a misdemeanor involving immoral acts.
(h)“CEO” means the Chief Executive Officer of the Company.
(i)“Change in Control” means any of the following:

(iv)Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act becoming directly or indirectly the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities unless such person is, or shall be, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportion as their ownership of stock of the Company;
(v)During any period of two (2) consecutive years, excluding any period prior to the Effective Date of the Plan, the following individuals ceasing, for any reason, to constitute a majority of the Board:
(1)directors who were directors at the beginning of such period; and
(2)any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, such new directors being referred to as “Approved New Directors.” For purposes of determining whether a Change in Control has occurred pursuant to this paragraph (i)(ii)(2), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (i)(i), (i)(iii) or (i)(iv) shall not be considered to be an “Approved New Director.”
(vi)The shareholders of the Company approving a merger or consolidation of the Company with another company, corporation or subsidiary that is not affiliated with the Company immediately before the Change in Control; provided, however, that if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the merger or consolidation will be disregarded; or
(vii)The adoption of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred until: (1) any required regulatory approval, including any final non-appealable regulatory order, has been obtained and (2) the transaction that would otherwise be considered a Change in Control closes. The Award Document for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Document and that complies with the requirements of Section 409A of the Code.
(j)“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
(k)“Committee” means the Compensation and Human Capital Committee or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board. Each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions for exemption of the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) an “independent director” as defined in the NYSE Listing Standards, as each such rule or regulation is in effect from time to time.
(l)“Committee Charter” means the Compensation and Human Capital Committee Charter as it may be amended from time to time.
(m)“Company” means PNM Resources, Inc., a New Mexico corporation.
(n)“Company Officer” means an Employee who is an officer of the Company and who is in salary grade H18 or higher.
(o)“Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Officer Retention Plan or Employee Retention Plan, as applicable. In the case of a Participant who is a participant in the PNM Resources, Inc. Officer Retention Plan, “Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Officer Retention Plan, as it may be amended from time to time.  In the case of all other Participants, “Constructive Termination” shall have the meaning ascribed to it in the PNM Resources, Inc. Employee Retention Plan, as it may be amended from time to time.
(p)“Disability” means a Participant is: (i) disabled as determined under the Company’s long-term disability plan for the provision of long-term disability benefits; or (ii) determined to be totally disabled by the Social Security Administration; provided, however, in the case of an Incentive Stock Option, Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code.
(q)“Effective Date” means the date on which the Company’s shareholders approve the Plan as described in Section 1.3.
(r)“Employee” means an individual who is classified by an Employer as a common law employee (or who would be considered a common law employee if such person was not on an authorized leave of absence). Regardless of any subsequent determination by a court or a governmental agency that an individual should be treated as a common law employee, an individual will be considered an Employee under the Plan only if such individual has been so classified by an Employer for purposes of the Plan. Examples of individuals who will not be considered to be Employees of an Employer include: (i) consultants; (ii) leased employees as defined in Section 414(n) of the Code; (iii) individuals providing services to an Employer pursuant to a contract with a third-party; (iv) independent contractors; (v) employees of independent contractors; (vi) interns; and (vii) co-op employees.
(s)“Employer” means the Company or any of its Affiliates that has adopted the Plan in accordance with Section 18.4.
(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(u)“Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of Exchange Act.
(v)“Fair Market Value” means the closing sale price of one share of Stock as reported on the NYSE(or other national securities exchange on which the Stock may then be traded) on the date such value is determined or, if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded.
(w)“Grant Date” means the date the Committee (or its designee) approves the Award or a date in the future on which the Committee determines the Award will become effective.
(x)“Impaction” means the elimination of a Participant’s position by the Company, as approved by the CEO of the Company or his or her authorized designee, followed by the Company giving a Notice of Impaction to the Participant and the Participant’s subsequent Termination of Employment.
(y)“Incentive Stock Option” or “ISO” means an Option granted to and in compliance with Section 5.8.
(z)“Nonemployee Director” means any member of the Board who, as of the Grant Date, is not an Employee.

(aa)“Non-Qualified Stock Option” or “NQSO” means any Option which is not intended to be an Incentive Stock Option.
(bb)    “Notice of Impaction” means a written notice issued by the Company, at its sole discretion, to the Participant stating that his or her position with the Company has been selected for Impaction.
(cc)    “NYSE” means the New York Stock Exchange.

(dd)    “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either: (i) a Non-Qualified Stock Option; or (ii) an Incentive Stock Option.
(ee)    “Participant” means an individual who has been granted an Award.
(ff)    “Performance Goals” means the goal or goals established by the Committee for a Performance Period based on business criteria or other performance measures determined by the Committee in its discretion.
(gg)    “Performance Period” means the period of time of not less than one (1) year selected by the Committee over which the attainment of one (1) or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award granted pursuant to Sections 6 or 7.
(hh)    “Performance Share” means a right to receive a payment in the form of Stock depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(ii)    “Performance Unit” means a right to receive a payment in cash or Stock or a combination thereof depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(jj)    “Plan” means this PNM Resources, Inc. 2023 Performance Equity Plan as set forth in this document and as amended from time to time.
(kk)    “Prior Plans” means the 2014 Plan, and any other similar plan adopted by the Company at any time in the past, which has not yet lapsed or expired.
(ll)    “Protection Period” means the period beginning with the date on which a transaction closes, or an event occurs, which results in a Change in Control and ending twenty-four (24) months thereafter.
(mm)    “Qualifying Change in Control Termination” means, in the context of any Participant other than a Nonemployee Director, a Participant’s Termination of Employment during the Protection Period due to: (i) a termination of employment by the Company for any reason other than Cause, death or Disability; or (ii) a termination of employment by the Participant due to Constructive Termination.
(nn)    “Restricted Period” means the period during which Restricted Stock or Restricted Stock Rights are subject to restrictions pursuant to the relevant provisions of the Plan.
(oo)    “Restricted Stock” means Stock granted to a Participant that is subject to certain restrictions and to risk of forfeiture as determined by the Committee.
(pp)    “Restricted Stock Right” means the right granted to a Participant to receive Stock in the future, at no monetary cost to the Participant, the payment of which is subject to certain restrictions and to risk of forfeiture as determined by the Committee.
(qq)    “Retainer” means the annual retainer to which each Nonemployee Director is entitled, as may be determined by the Board from time to time pursuant to Section 9.
(rr)    “Retainer Award” means an Award made to a Nonemployee Director pursuant to Section 9.
(ss)    “Retirement” means Termination of Employment and attainment of:
(viii)age forty-five (45) with twenty (20) years of service;
(ix)age fifty-five (55) with ten (10) years of service;
(x)age fifty-nine and one-half (59½); or
(xi)any age with thirty (30) years of service.

In the case of a Nonemployee Director, “Retirement” means: (i) a Nonemployee Director’s retirement and related resignation from the Board pursuant to the “Director Service Policy” or any equivalent policy that may be adopted or amended from time to time by the Board; or (ii) completion of the Nonemployee Director’s elected term under circumstances in which he or she is not reelected for an ensuing term for any reason other than for Cause.
(tt)    “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).
Solely for purposes of determined whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a Nonemployee Director, “Separation from Service” means that such Director has ceased to be a member of the Board.
(uu)    “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(vv)    “Stock” means the common stock of the Company, no par value.
(ww)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Section 8.
(xx)    “Stock Grant” means a right granted to a Participant pursuant to Section 6.
(yy)    “Stock Unit” means a right granted to a Participant pursuant to Section 6.
(zz)    “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”. In the case of any other Award, “Termination of Employment” will be given its natural meaning.
(aaa)    “Termination of Service” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”. In the case of any other Award, “Termination of Service” will mean the termination of a Nonemployee Director’s service on the Board.

40
CENTRAL
Corporate
Headquarters
(4th Floor)
414 SILVER S.W.
GOLD
4TH STREET
3RD STREET
2ND STREET
SILVER
Parking
LEAD
5TH STREET
COAL
BROADWAY
25
To Albuquerque
International
Sunport

Downtown Albuquerque (map not to scale)

PNM Resources, Inc.
Annual Meeting of Shareholders

Tuesday, May 9, 2023 – 9:00 A.M. (MDT)
PNM Resources Corporate Headquarters
4th Floor - Conference Center
414 Silver Avenue, S.W., Albuquerque, NM

Meeting Admission Requirements

In order to be admitted to the 2023 Annual Shareholders' Meeting, you must bring a ***government issued photo ID*** **AND** one of the following:

- The ***proxy card*** you received in the mail/email; or
- Proof of share ownership, such as a ***recent bank, brokerage or other statement*** demonstrating that you owned shares as of the close of business on March 20, 2023.

PNM Resources®

Your **Vote** Counts!

PNM RESOURCES, INC.

2023 Annual Meeting

Vote by May 08, 2023

11:59 PM ET

PNM RESOURCES, INC.
LISA GOODMAN-SHAREHOLDER SERVICES
CORPORATE HEADQUARTERS
414 SILVER AVENUE SW,
ALBUQUERQUE, NM 87102

You invested in PNM RESOURCES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 09, 2023.**

Get informed before you vote

View the Notice & Proxy Statement, Annual Report on Form10-K, Shareholder Letter/Stock Performance Graph online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 25, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

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Vote in Person at the Meeting*

May 09, 2023
9:00 AM MDT

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Elect as Directors the nine nominees named in the proxy statement. **Nominees:**	
1A	Vicky A. Bailey	For
1B	Norman P. Becker	For
1C	Patricia K. Collawn	For
1D	E. Renae Conley	For
1E	Alan J. Fohrer	For
1F	Sidney M. Gutierrez	For
1G	James A. Hughes	For
1H	Maureen T. Mullarkey	For
1I	Donald K. Schwanz	For
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023.	For
3.	Approve the 2023 Performance Equity Plan.	For
4.	Approve, on an advisory basis, the compensation of our named executive officers as disclosed in the 2023 proxy statement.	For
5.	To recommend, by non-binding vote, the frequency of executive compensation votes.	1 Year

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To listen to the meeting via Internet, please visit: www.virtualshareholdermeeting.com/pnm2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form10-K, Shareholder Letter/Stock Performance Graph is/are available at www.proxyvote.com .

PNM RESOURCES, INC.
Annual Meeting of Shareholders, May 9, 2023 9:00 AM MDT

This proxy is solicited on behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints N. P. Becker, E. R. Conley, and A. J. Fohrer as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of PNM Resources, Inc. held of record by the undersigned on March 20, 2023 at the Annual Meeting of Shareholders to be held on May 9, 2023, and at any continuation of the meeting, if adjourned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations to vote "FOR" each of the nine nominees named in Proposal 1, "FOR" Proposals 2-4, and 1 year for Proposal 5 in accordance with the judgement of the proxies with respect to any other business that may properly come before the Annual Meeting.

Voting Shares Allocated to Your Retirement Savings Plan (RSP) Account

Vote your RSP shares by internet, phone or mail before the earlier RSP voting deadline of May 5, 2023. If you do not vote, the PNM Resources' Corporate Investment Committee has instructed the RSP Trustee (record holder) to vote your RSP shares as follows ("implied directions"):

"FOR" each of the nine nominees named in Proposal 1, "FOR" Proposals 2-4, and 1 year for Proposal 5. Broadridge will tally your confidential vote and only communicate the cumulative RSP participant express timely voting results to the Trustee and the Committee so that the remaining shares may be voted in accordance with the above implied directions. The Committee will vote all RSP shares on any other matter properly raised at the annual meeting in accordance with its judgment.

0000601597_2 R1.0.0.6

Continued and to be signed on reverse side

PNM Resources

PNM RESOURCES, INC.
LISA GOODMAN-SHAREHOLDER SERVICES
CORPORATE HEADQUARTERS
414 SILVER AVENUE SW,
ALBUQUERQUE, NM 87102

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2023 for shares held directly and by 05/05/2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2023 for shares held directly and by 05/05/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

Nominees

	For	Against	Abstain
1A Vicky A. Bailey	☐	☐	☐
1B Norman P. Becker	☐	☐	☐
1C Patricia K. Collawn	☐	☐	☐
1D E. Renae Conley	☐	☐	☐
1E Alan J. Fohrer	☐	☐	☐
1F Sidney M. Gutierrez	☐	☐	☐
1G James A. Hughes	☐	☐	☐
1H Maureen T. Mullarkey	☐	☐	☐
1I Donald K. Schwanz	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
5. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000601597_1 R1.0.0.6